UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12.

TAMALPAIS BANCORP
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:

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December 16, 2008

Dear Shareholder:

          Our board of directors has approved an amendment to the Articles of Incorporation of Tamalpais Bancorp (the “Company”) to authorize the creation of a class of preferred stock. This action by our board of directors to amend the Articles of Incorporation is subject to approval of our shareholders.

          We are asking for your approval of this amendment in order to enable us to be positioned to participate in what we believe to be an attractive capital raising opportunity proposed by the U.S. government. On October 14, 2008, the U.S. Department of Treasury (“Treasury”) announced the establishment of the Troubled Asset Relief Program Capital Purchase Program (the “TARP Capital Purchase Program”), pursuant to which Treasury plans to invest up to $250 billion in U.S. financial institutions by purchasing preferred stock from these institutions. Shareholder approval of the proposed amendment to our Articles of Incorporation is a prerequisite to our participation in the TARP Capital Purchase Program, assuming our application to participate in the program is approved by Treasury and our board of directors makes the final decision to participate. The proposed amendment would also provide our board of directors with the flexibility to issue additional shares of preferred stock in other capital raising transactions, though no specific issuances of preferred stock outside of the TARP Capital Purchase Program are presently contemplated.

          While the capital ratios of our subsidiary bank, Tamalpais Bank, remain well-capitalized, our board of directors believes that we should be positioned to take advantage of market opportunities for safe and sound growth and that we take all necessary steps to achieve even higher capital levels. We believe this will position us to remain strong throughout the remainder of the current economic crisis.

          This solicitation is being made on the terms and subject to the conditions set forth in the accompanying Consent Solicitation Statement, which describes the terms of the proposed amendment to the Articles of Incorporation of the Company. Also enclosed you will find your written consent card and return envelope. Please complete, date and sign the written consent card and return it in the enclosed, postage-prepaid envelope or by facsimile. You can also submit your consent electronically or telephonically using instructions on the consent card. Consents must be submitted to Computershare by 5:00 p.m., Pacific Standard Time, on January 13, 2009.

          Your response to this solicitation is important. Failure to return the enclosed written consent card will have the same effect as a vote against approval of the amendment. Our board of directors recommends that all shareholders CONSENT to the amendment to our Articles of Incorporation.

          Your continued interest and support of Tamalpais Bancorp are greatly appreciated.

Sincerely,

/s/ Carolyn Horan	/s/ Mark Garwood

Carolyn Horan, Ed.D.	Mark Garwood
Chairman	Board Director, President and Chief Executive Officer

TAMALPAIS BANCORP

630 LAS GALLINAS AVENUE
SAN RAFAEL, CA 94903
(415) 526-6400

NOTICE OF SOLICITATION OF CONSENTS

To the Shareholders of Tamalpais Bancorp:

This Notice of Solicitation of Consents and accompanying Consent Solicitation Statement are furnished to you by Tamalpais Bancorp (the “Company”) in connection with the solicitation on behalf of our board of directors of written consents from the holders of the Company’s common stock to take action without a shareholders’ meeting.

Our board of directors is requesting the holders of the Company’s common stock to consent to an amendment of the Company’s Articles of Incorporation to authorize the creation of a class of preferred stock consisting of 10,000,000 shares.

We have established the close of business on November 26, 2008 as the record date (the “Record Date”) for determining shareholders entitled to submit written consents.

We request that each shareholder complete, date and sign the enclosed written consent card and promptly return it in the enclosed postage-prepaid envelope or fax it to Computershare at 818-502-0674. You can also submit your consent electronically or telephonically using instructions on the consent card. To be counted, your properly completed written consent card must be received at or before 5:00 p.m. Pacific Standard Time, on January 13, 2009 (the “Expiration Date”), subject to extension by our board of directors.

Your vote is important. Failure to return the enclosed written consent card will have the same effect as a vote against the proposed amendment to the Company’s Articles of Incorporation. We recommend that all shareholders consent to the amendment to the Company’s Articles of Incorporation by marking the box entitled “CONSENT” with respect to the proposal on the enclosed written consent card. If you sign and send in the written consent card but do not indicate how you want to vote as to the proposed amendment, your consent card will be treated as a consent to the proposal.

Consents may be revoked by shareholders at any time prior to the time that we receive and accept the written consent of the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote.

IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTE. WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED WRITTEN CONSENT AS PROMPTLY AS POSSIBLE.

By Order of the Board of Directors,

San Rafael, California	/s/ Paul David Schaeffer
December 16, 2008
Paul David Schaeffer, Secretary

TAMALPAIS BANCORP

630 LAS GALLINAS AVENUE
SAN RAFAEL, CALIFORNIA 94903
(415) 526-6400

CONSENT SOLICITATION STATEMENT

General

          This Consent Solicitation Statement is being furnished in connection with the solicitation of written consents of the shareholders of Tamalpais Bancorp (the “Company”) to amend our Articles of Incorporation. The proposed amendment to our Articles of Incorporation would create an additional class of 10,000,000 shares of authorized preferred stock. This Consent Solicitation Statement contains important information for you to consider when deciding how to vote on this matter. Please read it carefully.

          Our board of directors has elected to obtain shareholder approval of the amendment to our Articles of Incorporation by written consent, rather than by calling a special meeting of shareholders. Written consents are being solicited from all of our shareholders pursuant to Section 603 of the California Corporations Code and Section 2.10 of Article II of our Bylaws.

          Voting materials, which include this Consent Solicitation Statement and a written consent card, are being mailed to all shareholders on or about December 16, 2008. Our board of directors set the close of business on November 26, 2008 as the Record Date. The close of business on such date has been fixed as the Record Date for the determination of holders entitled to act with respect to the consent. As of the Record Date, the Company had outstanding 3,823,634 shares of its no par value common stock (the “Common Stock”), held of record by approximately 875 registered holders.

Vote Required

          In order to approve the amendment to the Company’s Articles of Incorporation, we must receive the written consent of a majority of the outstanding shares of Common Stock (the “Requisite Consent”). Each share of Common Stock entitles the holder of record to one vote on the matter set forth in the written consent card. Shares held by a broker who has indicated that it does not have discretionary authority to vote on the amendment and has not received instructions from the beneficial owner (“broker non-votes”) will have the legal effect of a vote against the amendment. Abstentions will be treated as votes against the proposal. If you do not consent to the amendment or if you do not vote at all (abstain), and we do not otherwise obtain enough consents to approve the changes to our Articles of Incorporation, the amendment will not be approved. Our board of directors recommends that you CONSENT to the amendment to our Articles of Incorporation.

How to Submit Consents

          All written consents that are properly completed, signed and delivered to our transfer agent, Computershare, prior to the Expiration Date, and not revoked prior to our acceptance of the written consents, will be accepted. You can also submit your consent electronically or telephonically using instructions on the consent card. If you have any questions about the consent solicitation or how to vote or revoke your written consent, or if you should need additional copies of this Consent Solicitation Statement or voting materials, please contact Georgeson Inc. (the “Consent Solicitation Agent”) at (877) 668-1639.

          Shareholders of record who desire to consent to the amendment of our Articles of Incorporation may do so by mailing or delivering the applicable written consent to Computershare using the enclosed, postage pre-paid envelope and in accordance with the instructions contained in the written consent. If your shares are held in street name, and you wish to consent, you must instruct your broker, bank, or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive directly from the holder of record.

          If the written consent is properly completed and signed, the shareholder will be deemed to have consented to the amendment to our Articles of Incorporation authorizing the creation of a class of preferred stock consisting of 10,000,000 shares. Failure to return the enclosed written consent card will have the same effect as a vote against approval of the amendment.

          Written consents by the shareholder(s) must be executed in exactly the same manner as the name(s) appear(s) on the share certificates. If share certificates to which a written consent relates are held of record by two or more joint holders, all such holders must sign the written consent. If a signature is by a trustee, executor, administrator, guardian, proxy, attorney-in-fact, officer of a corporation or other record holder acting in a fiduciary or representative capacity, such person should so indicate when signing and must submit proper evidence satisfactory to us of such person’s authority so to act. If share certificates are registered in different names, separate written consents must be executed covering each form of registration.

          THE CONSENT SHOULD NOT BE SENT TO US. A SHAREHOLDER MUST COMPLETE, SIGN, DATE AND DELIVER THE WRITTEN CONSENT (OR PHOTOCOPY THEREOF) FOR SUCH HOLDER’S SHARES TO COMPUTERSHARE. SUCH WRITTEN CONSENT MAY BE DELIVERED TO COMPUTERSHARE BY HAND, MAIL, FACSIMILE, TELEPHONICALLY, ELECTRONICALLY OR BY OVERNIGHT COURIER.

Expiration Date; Amendments

          The term “Expiration Date” means 5:00 p.m. Pacific Standard Time, on January 13, 2009, unless the Requisite Consents are received prior to such date, in which case, this solicitation will expire on the date that such Requisite Consents are obtained. Final results will be published in a Form 8-K after the time period providing consents expires (the earlier of January 13, 2009, unless extended, or the time the Requisite Consents have been received).

          Notwithstanding anything to the contrary set forth in this Consent Solicitation Statement, the Company reserves the right, at any time prior to the Expiration Date, to amend or terminate the solicitation, or to delay accepting written consent cards.

Revocation of Consents

          Written consents may be revoked or withdrawn by the shareholders at any time prior to the date we have received the Requisite Consents and have accepted them or prior to 5:00 p.m. Pacific Standard Time on the Expiration Date. To be effective, a written or facsimile revocation or withdrawal of the written consent card must be received by Computershare prior to such time and addressed as follows: P.O. Box 43070, Providence, RI 02940-3070; or by facsimile to (818) 502-0674. A notice of revocation or withdrawal must specify the shareholder’s name and the number of shares being withdrawn. After the Expiration Date, all written consents previously executed and delivered and not revoked will become irrevocable.

Solicitation of Consents

          Our board of directors is sending you this Consent Solicitation Statement in connection with its solicitation of consents to approve the amendment to our Articles of Incorporation. Certain directors, officers and employees of our company may solicit written consents by mail, facsimile or in person. Our Company will pay for the costs of solicitation. We expect to pay the reasonable expenses of brokers, nominees and similar record holders in mailing voting materials to beneficial owners of our Common Stock.

          In connection with the solicitation we have retained Georgeson Inc. as our Consent Solicitation Agent. Georgeson Inc. will receive a fee for serving as Consent Solicitation Agent estimated to be approximately $8,500. In addition, we will reimburse Georgeson Inc. for reasonable out-of-pocket expenses and will indemnify it against certain liabilities and expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information as of November 26, 2008, as to shareholders who, to our knowledge, beneficially own more than 5% of the outstanding shares of Common Stock. All information shown is based on information reported on Schedule 13G filed with the SEC on the dates indicated in the footnotes to this table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Heartland Advisors, Inc. (1)	289,131 shares	7.56%
789 North Water Street
Milwaukee, WI 53202

Wasatch Advisors Inc. (2)	264,455 shares	6.92%
150 Social Hall Avenue
Salt Lake City, UT 84111

FMR LLC (3)	221,317 shares	5.79%
82 Devonshire Street
Boston, MA 02109

The Banc Funds Company, LLC (4)	203,680 shares	5.32%
208 S. LaSalle Street, Suite 1680
Chicago, IL 60604

(1)

The information as to Heartland Advisors, Inc. is derived from a Schedule 13G filed with the SEC on February 8, 2008. Heartland Advisors reports that it is an investment adviser registered under the Investment Advisers Act of 1940, and furnishes investment advice to one investment company registered under the Investment Company Act of 1940 and other managed accounts. In its role as investment adviser or manager, Heartland Advisors possesses investment and/or voting power over our securities that are owned by its clients, and may be deemed to be the beneficial owner of our shares held by its clients. However, Heartland Advisors disclaims beneficial ownership of all securities reported in its Schedule 13G.

(2)	The information as to Wasatch Advisors Inc. is derived from a Schedule 13G/A filed with the SEC on February 14, 2008.

(3)	The information as to FMR LLC is derived from a Schedule 13G/A filed with the SEC on February 14, 2008.

(4)

The information as to Banc Funds Company, LLC is derived from a Schedule 13G/A filed with the SEC on February 11, 2008. The shares are beneficially owned, collectively by Banc Fund V L.P., Banc Fund VI L.P. and Banc Fund VII L.P. (the “Banc Funds”). The Banc Funds Company is the general partner of the respective general partners of each of the Banc Funds.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table provides information as of November 26, 2008, concerning the equity ownership of our directors and named executive officers, and our directors and named executive officers as a group.

Name and Address of Beneficial Owner (1)	Relationship to Tamalpais Bancorp	Number of Shares Beneficially owned Beneficial Ownership (2)	Percent of Shares Beneficial Ownership (3)

Allan G. Bortel (4)	Director, Tamalpais Bancorp and Tamalpais Bank; Vice-Chairman, Director, Secretary and Treasurer, Tamalpais Wealth Advisors	24,795	0.65%

Evelyn S. Dilsaver (5)	Director, Tamalpais Bancorp and Tamalpais Bank	2,200	0.06%

Mark Garwood (6)	Director and President and Chief Executive Officer, Tamalpais Bancorp; Chairman, Director and President and Chief Executive Officer, Tamalpais Bank; Director, Tamalpais Wealth Advisors	114,068	2.98%

Carolyn B. Horan (7)	Chairman and Director, Tamalpais Bancorp; Vice- Chairman and Director, Tamalpais Bank	86,508	2.26%

Michael Moulton (8)	Chief Financial Officer, Tamalpais Bancorp and Tamalpais Wealth Advisors; Executive Vice President and Chief Financial Officer, Tamalpais Bank	61,808	1.62%

Larry Rosenberger	Director, Tamalpais Bancorp and Tamalpais Bank	—	—

Paul David Schaeffer (9)	Director and Secretary, Tamalpais Bancorp and Tamalpais Bank; Chairman and Director, Tamalpais Wealth Advisors	5,240	0.14%

Richard E. Smith (10)	Vice-Chairman, Director and Treasurer, Tamalpais Bancorp; Director and Treasurer, Tamalpais Bank	120,910	3.16%

All Directors and Executive Officers as a Group (8 persons) (11)		415,529	10.87

(1)	The address for all persons listed is c/o Tamalpais Bancorp, 630 Las Gallinas Avenue, San Rafael, California 94903.

(2)

Unless otherwise indicated in these notes and subject to applicable community property laws and shared voting and investment power with a spouse, each director and executive officer listed above possesses sole voting power and sole investment power for the shares of Tamalpais Bancorp Common Stock listed.

(3)

In calculating the percentage of ownership, all shares which the identified person or persons have the right to acquire by exercise of options within 60 days of November 26, 2008 are deemed to be outstanding for the purpose of computing the percentage of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(4)	Includes 13,025 shares of stock held in a Living Trust and 11,770 non-employee stock options all of which are presently exercisable.

(5)	Includes 2,200 shares of stock.

(6)	Includes 21,320 shares of stock, 3,852 shares held in a Family Trust, 12,298 shares held in Tamalpais Bank 401(K), and 76,598 shares of incentive stock options that are presently exercisable.

(7)	Includes 72,598 shares of stock in a Family Trust and 13,910 non-employee stock options all of which are presently exercisable.

(8)	Includes 11,195 shares of stock, 2,062 shares held in IRA, 4,116 shares held in Tamalpais Bank 401(K) and 44,435 shares of incentive stock options that are presently exercisable.

(9)	Includes 2,100 shares of stock held in a Trust and 3,140 non-employee stock options all of which are presently exercisable.

(10)	Includes 96,300 shares held in Richard E. Smith & Patricia Smith Trust, 2,140 shares in Patricia Smith IRA and 22,470 non-employee stock options that are presently exercisable.

(11)

Includes 226,792 shares of stock, 16,414 shares held in Tamalpais Bank 401(K), and 51,290 shares of non-employee stock options and 121,033 shares of employee stock options all of which are presently exercisable.

ITEM 1.	APPROVAL OF AMENDMENT TO OUR ARTICLES OF INCORPORATION TO AUTHORIZE 10,000,000 SHARES OF PREFERRED STOCK.

General

          Under the existing provisions of our Articles of Incorporation, we have the authority to issue up to 10,000,000 shares of Common Stock, but do not have the authority to issue preferred stock. On November 19, 2008, our board of directors approved an amendment to our Articles of Incorporation to authorize up to 10,000,000 shares of preferred stock, no par value, subject to approval of the amendment by shareholders. If the amendment to our Articles of Incorporation is approved by shareholders, our board of directors will be authorized to provide for the issuance of preferred stock from time to time in one or more series and, in connection with the creation of any such series, to determine the rights, preferences, privileges and restrictions of such series. The shares of preferred stock would be available for issuance without further action by our shareholders, except as may be required by applicable law.

          The complete text of the form of the Amendment to the Articles of Incorporation for the authorization of preferred stock is set forth in Appendix A to this Consent Solicitation Statement. Shareholders are urged to read Appendix A carefully. Such text is however subject to revision for such changes as may be required by the California Secretary of State and other changes consistent with this proposal that we may deem necessary or appropriate.

Reasons for Proposed Amendment

          Approval by shareholders of the amendment to our Articles of Incorporation would enable us to participate in the TARP Capital Purchase Program recently established by the U.S. Department of Treasury (“Treasury”) pursuant to the Emergency Economic Stabilization Act of 2008, if our application to participate in that program is approved by Treasury and our board of directors makes a final determination to participate.

          The Company filed applications with the Federal Reserve Bank of San Francisco on November 14, 2008 for permission to become the bank holding company of its subsidiary, Tamalpais Bank, and to participate in the TARP Capital Purchase Program. In the alternative, if such applications are not approved, Tamalpais Bank has also filed an application with the Federal Deposit Insurance Corporation for approval to participate in the program. On November 10, 2008, Tamalpais Bank applied to the California Department of Financial Institutions (“DFI”) to change its charter from a California industrial bank to a California commercial bank. The DFI granted formal approval of Tamalpais Bank’s application on November 13, 2008.

          Financial institutions approved for participation in the TARP Capital Purchase Program will be able to sell shares of preferred stock on standardized terms to Treasury, as described below under “—Description of the TARP Capital Purchase Program.” Although Tamalpais Bank remained “well-capitalized” as of September 30, 2008 under applicable regulatory capital guidelines, our board of directors believes that we should be positioned to take advantage of market opportunities for safe and sound growth and that we take all necessary steps to achieve higher capital levels that will position us to remain strong throughout the remainder of the current economic crisis and as we continue to grow. In addition, if the Company’s application to become a bank holding company is approved, it will become subject to the regulatory capital requirements of the Federal Reserve Board. The issuance of the cumulative perpetual preferred stock (the “Senior Preferred”) to Treasury will qualify as Tier 1 capital under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies. For this reason, we decided to apply for participation in the TARP Capital Purchase Program, subject to final evaluation by our board of directors. Because our Articles of Incorporation currently do not authorize us to issue preferred stock, however, shareholder approval of the amendment to our Articles of Incorporation is a prerequisite for our participation in the TARP Capital Purchase Program. None of our directors or executive officers has any financial or other personal interest in this proposal.

          The amendment to our Articles of Incorporation would also afford our board of directors the flexibility to set the terms of and issue additional preferred stock in other capital raising transactions without incurring the time and expense of seeking shareholder approval for particular issuances, though no specific issuances of preferred stock outside of the TARP Capital Purchase Program are presently contemplated.

Description of the TARP Capital Purchase Program

          The following is a brief description of the terms of the shares of preferred stock that we may issue to the Treasury through the TARP Capital Purchase Program. This description is based upon information currently available to us concerning the terms of the TARP Capital Purchase Program and does not purport to be complete in all respects. The final terms of the Senior Preferred will be specified by resolution of our Board of Directors in a subsequent amendment to our Articles of Incorporation.

          General Terms of Senior Preferred. Under our Articles of Incorporation, as proposed to be amended, we will have authority to issue up to 10 million shares of preferred stock with no par value per share. If our application is approved by the Treasury, the shareholders approve the proposed amendments and our board decides to participate in the TARP Capital Purchase Program, we would anticipate issuing between 5,850 and 17,560 shares of Senior Preferred for an aggregate purchase price of between $5.85 million and $17.56 million based on our risk-weighted assets as of September 30, 2008. Subject to limitations on use of proceeds that may be specified by the Treasury, we intend to use the proceeds of the issuance of the Senior Preferred for general corporate purposes, which may include deploying such proceeds to take advantage of market opportunities and strengthen the capital positions of our subsidiary bank. When issued, the Senior Preferred will be validly issued, fully paid and nonassessable. The term of the Senior Preferred will be perpetual. The holders of Senior Preferred will be entitled to receive cash dividends when, as and if declared out of assets legally available for payment in respect of the Senior Preferred by our Board of Directors or a duly authorized committee of the Board of Directors in their sole discretion. Dividends will be cumulative.

          Prior to the issuance of the Senior Preferred, we will have filed Articles of Amendment to our Articles of Incorporation with respect to the Senior Preferred with the Secretary of State of the State of California. When issued, the Senior Preferred will have a fixed liquidation preference of $1,000 per share. If we liquidate, dissolve or wind up our affairs, holders of Senior Preferred will be entitled to receive, out of our assets that are available for distribution to shareholders, an amount per share equal to the liquidation preference per share plus any unpaid dividends for all prior Dividend Periods (as defined below). The Senior Preferred will not be convertible into our Common Stock or any other class or series of our securities and will not be subject to any sinking fund or any other obligation of us for their repurchase or retirement.

          Ranking of Senior Preferred. With respect to the payment of dividends and the amounts to be paid upon liquidation, the Senior Preferred will rank:

•	senior to our Common Stock and all other equity securities designated as ranking junior to the Senior Preferred; and

•	at least equally with all other equity securities designated as ranking on parity with the Senior Preferred as to payment of dividends or the amounts to be paid upon liquidation, as applicable.

          For as long as any Senior Preferred remain outstanding, unless all accrued and unpaid dividends for all prior Dividend Periods are fully paid:

•

no dividend whatsoever may be paid or declared on our Common Stock or other junior stock or other equity securities designated as ranking on parity with the Senior Preferred as to payment of dividends (“dividend parity stock”), other than, in the case of dividend parity stock, dividends paid on a pro rata basis with the Senior Preferred;

•	no common stock or other junior stock or dividend parity stock may be purchased, redeemed or otherwise acquired for consideration by us.

          Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our Common Stock and any other stock ranking equally with or junior to the Senior Preferred from time to time out of any funds legally available for such payment, and the Senior Preferred shall not be entitled to participate in any such dividend; provided, however, that the consent of the Treasury will be required for any increase in the dividends per share paid to the Common Stock until the earlier of (i) the third anniversary of the date of issue of the Senior Preferred and (ii) the date on which the Senior Preferred have been redeemed in whole or the Treasury has transferred all Senior Preferred to third parties.

          Senior Preferred Dividends. Holders of Senior Preferred, in preference to the holders of our Common Stock and of any other shares of our stock ranking junior to the Senior Preferred as to payment of dividends, will be entitled to receive, only when, as and if declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cash dividends. These dividends will be payable at a rate of 5.00% per annum until the fifth anniversary of the date of issuance, and thereafter at a rate of 9.00% per annum (the “Dividend Rate”), applied to the $1,000 liquidation preference per share and the amount of accrued and unpaid dividends for any prior Dividend Period. Dividends will be paid quarterly in arrears on the 15th day of February, May, August and November of each year commencing on February 15, 2009 (each, a “Dividend Payment Date”), with respect to the Dividend Period, or portion thereof, ending on the day preceding the respective Dividend Payment Date. A “Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of Senior Preferred will commence upon the date of original issuance of the Senior Preferred. Dividends will be paid to holders of record on the respective date fixed for that purpose by our board of directors or a committee thereof in advance of payment of each particular dividend.

          The amount of dividends payable per share on each Dividend Payment Date will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

          Redemption of Senior Preferred. The Senior Preferred may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the date of issuance, except with the proceeds of a Qualified Equity Offering (as defined below) that results in proceeds to us of not less than 25% of the issue price of the Senior Preferred. A “Qualified Equity Offering” is the sale by us for cash, following the date of issuance of the Senior Preferred, of common stock or perpetual preferred stock that qualifies as Tier 1 capital under the risk-based capital guidelines of the Federal Reserve. On any date after the first Dividend Payment Date falling on or after the third anniversary of the date of issuance the Senior Preferred may be redeemed, in whole or in part, at our option, from any source of funds. Any such redemption will be at a cash redemption price of $1,000 per share, plus any unpaid dividends for all prior Dividend Periods for that share, plus a pro rata portion of the dividend for the then-current Dividend Period to the redemption date. Holders of Senior Preferred will have no right to require the redemption or repurchase of the Senior Preferred.

          Liquidation Rights of Senior Preferred. In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Senior Preferred will be entitled to receive an amount per share (the “Total Liquidation Amount”) equal to the fixed liquidation preference of $1,000 per share, plus any unpaid dividends for all prior Dividend Periods plus a pro rata portion of the dividend for the then-current Dividend Period to the date of liquidation. Holders of the Senior Preferred will be entitled to receive the Total Liquidation Amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our Common Stock or any other shares ranking, as to that distribution, junior to the Senior Preferred.

          If our assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Senior Preferred and all holders of any shares of our stock ranking as to any such distribution on a parity with the Senior Preferred, the amounts paid to the holders of Senior Preferred and to such other shares will be paid pro rata in accordance with the respective Total Liquidation Amount for those holders. If the Total Liquidation Amount per share has been paid in full to all holders of Senior Preferred and the liquidation preference of any other shares ranking on parity with the Senior Preferred has been paid in full, the holders of our Common Stock or any other shares ranking, as to such distribution, junior to the Senior Preferred will be entitled to receive all of our remaining assets according to their respective rights and preferences.

          For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us will constitute a liquidation, dissolution or winding up of our affairs.

          Voting Rights of Senior Preferred. Except as indicated below or otherwise required by law, the holders of Senior Preferred will not have any voting rights.

          If and whenever the dividends on the Senior Preferred have not been declared and paid in an aggregate amount equal to at least six Dividend Periods (whether or not consecutive), the number of directors then constituting our board of directors will be increased by two. Holders of Senior Preferred, together with the holders of all other affected classes and series of any other class or series of our stock that ranks on parity with Senior Preferred as to payment of dividends and that has voting rights equivalent to those described in this paragraph (“voting parity stock”) voting as a single class, will be entitled to elect the two additional members of our board of directors (the “Preferred Stock Directors”) at any annual meeting of shareholders or any special meeting of the holders of Senior Preferred and any voting parity stock for which dividends have not been paid.

          Whenever all dividends on the Senior Preferred have been paid in full, then the right of the holders of Senior Preferred to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting our board of directors will be reduced accordingly.

           So long as any Senior Preferred remain outstanding, the affirmative vote of the holders of at least two-thirds of the Senior Preferred outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), will be required to:

•

authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Senior Preferred with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized shares of capital stock into Senior Preferred;

•

amend, alter or repeal the provisions of our Articles of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Senior Preferred or the holders thereof; or

•	effect any merger, exchange or similar transaction which would adversely affect the Senior Preferred;

provided, however, that with respect to the occurrence of any event set forth in the second and third bullet points above, so long as any Senior Preferred remain outstanding with the terms thereof materially unchanged or new shares of the surviving corporation or entity are issued with the same terms as the Senior Preferred, in each case taking into account that upon the occurrence of this event we may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Senior Preferred or the holders thereof, and provided, further, that any increase in the amount of our authorized Common Stock or preferred stock or the creation or issuance of any other series of common stock or other equity securities ranking on a parity with or junior to the Senior Preferred with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up and any change to the number of directors or number of classes of directors shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

          The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required, all outstanding Senior Preferred shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of Senior Preferred to effect the redemption.

          Warrants. The Treasury would also receive a warrant to purchase a number of shares of our Common Stock having an aggregate market price equal to 15% of the Senior Preferred on the date of issuance. The exercise price of the warrant would be the average closing price of our Common Stock on the 20 trading days ending on the last trading day prior to the date our application for participation in the TARP Capital Purchase Program is preliminarily approved by the Treasury. The warrants will have a term of ten years and will be immediately exercisable upon issuance. The Treasury will agree not to exercise any voting power with respect to any shares of Common Stock issued upon exercise of the warrants; however, the warrants will, subject to certain restrictions, be transferable, and the transferee may not be subject to any restrictions on voting rights. The number of shares subject to the warrants will be reduced by 50% if, prior to December 31, 2009, we have received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred in a Qualified Equity Offering. To the extent we redeem the Senior Preferred held by the Treasury, we will have a right to repurchase any warrants or any Common Stock issued upon exercise of the warrants and held by the Treasury at fair market value.

          Based on a minimum issuance of $5.85 million under the TARP Capital Purchase Program, the Treasury would be issued warrants to purchase 88,014 shares of Common Stock at a price of $9.97 per share (based on the trailing 20 day Tamalpais Bancorp average share price as of December 8, 2008). These 88,014 shares of Common Stock represent an increase of 2.30% over the 3,823,634 shares of Common Stock currently outstanding and would be dilutive to existing shareholders.

          Based on a maximum issuance of $17.56 million under the TARP Capital Purchase Program, the Treasury would be issued warrants to purchase 264,192 shares of Common Stock at a price of $9.97 per share (based on the trailing 20 day Tamalpais Bancorp average share price as of December 8, 2008). These 264,192 shares of Common Stock represent an increase of 6.91% over the 3,823,634 shares of Common Stock currently outstanding and would be dilutive to existing shareholders.

          The amount of dilution will depend on the actual amount of capital received and on the average price of our Common Stock for the 20-day period prior to our receipt of approval to participate in the TARP Capital Purchase Program. In addition, if the warrants are exercised at any time when the exercise price is less than the tangible book value of the shares of Common Stock received, the exercise will be dilutive to the tangible book value of the then existing common shareholders. Based on the tangible book value per share of our Common Stock at September 30, 2008 of $9.55 and an exercise price of $9.97 based on the average market price of our Common Stock for the 20 trading days prior to December 8, 2008, the exercise of these warrants would not be dilutive to our tangible book value if the warrants were exercised immediately. The amount of dilution, however, will depend on the number of shares of Common Stock issued upon the exercise of the warrants and the amount of the difference between the exercise price and the book value of the Common Stock at such time.

          Transferability and Registration Rights. The Senior Preferred will not be subject to any contractual restrictions on transferability. The Treasury may transfer the Senior Preferred to third parties at any time. The warrants will not be subject to any contractual restrictions on transfer, except that the Treasury may only transfer 50% of the warrants prior to the earlier of (i) the date we have received proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. We will be obligated to file a registration statement under the Securities Act of 1933, as amended, covering the resale of the Senior Preferred, the warrants and the common stock issuable upon exercise of the warrants, as promptly as practicable after issuing the Senior Preferred to the Treasury. Senior Preferred holders would also have piggyback registration rights. In addition, under certain circumstances we may be obligated to file a registration statement covering an underwritten offering of these securities upon the request of the Treasury.

          Limits on Executive Compensation. As a condition to the issuance of the Senior Preferred, we will agree to certain limits on executive compensation for our chief executive officer, chief financial officer, and our next three most highly compensated officers. Specifically, we must

•	ensure that incentive compensation for any such executive does not encourage unnecessary and excessive risks that threaten our value;

•

implement a required clawback of any bonus or incentive compensation paid to any such executive based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate;

•	not make any “golden parachute payment” (as defined in the Internal Revenue Code) to any such executive; and

•	agree not to deduct for tax purposes executive compensation in excess of $500,000 annually for each such executive.

          While the Company believes its current compensation arrangements with its senior executive officers, including Mark Garwood and Michael Moulton, should comply with these restrictions, the Company is examining the arrangements more closely and, if the sale of Senior Preferred to Treasury is consummated, the Company intends to make any necessary changes to the compensation arrangements. However, the adoption of these standards is not expected to materially affect the Company or the existing compensation arrangements with our senior executive officers.

          Limitation on Share Repurchases. Subject to limited exceptions, we will be prohibited from repurchasing shares of our capital stock (other than the Senior Preferred) until the earlier of (i) the third anniversary of the date of issue of the Senior Preferred and (ii) the date on which the Senior Preferred have been redeemed in whole or the Treasury has transferred all Senior Preferred to third parties.

No Assurances as to Issuance of Senior Preferred

          As noted above, although we have applied to participate in the TARP Capital Purchase Program, our application may not be accepted or it may not be accepted on the terms described above and our estimates of the proceeds of our participation are not guaranteed. Also, our board of directors may decide to not issue Senior Preferred to Treasury even if we are approved to participate in the TARP Capital Purchase Program. Accordingly, there can be no assurance that any preferred stock will ever be issued by us and, if any is, what its terms will be.

Potential Effects of the Proposed Amendment

          In deciding whether to issue shares of preferred stock, our board of directors will consider the terms of such stock and the effect of the issuance on the operating results of the Company and its existing shareholders. Issuances of one or more series of preferred stock may result in dilution to the investments of existing shareholders. Issuances of preferred stock could be used to discourage or make it more difficult for a person to acquire control of the Company or remove management. Our board of directors did not propose this amendment for the purpose of discouraging mergers or changes in control of the Company.

          The actual effect of the issuance of any shares of preferred stock upon the rights of holders of Common Stock cannot be stated until the board of directors determines the specific rights of the holders of such preferred stock. The effects of the issuance of preferred stock upon holders of our Common Stock might include, among other things: (i) restricting our ability to declare dividends or the amount of such dividends on the Common Stock; (ii) restricting our ability to repurchase outstanding shares of Common Stock; (iii) diluting the voting power of the Common Stock; and (iv) a change in the market price of the Common Stock, or impairing the liquidation rights of the Common Stock, without further action by the shareholders.

Pro Forma Financial Information

          The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to our historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007 in the case of the statement of income data and September 30, 2008 in the case of the balance sheet data. The unaudited pro forma consolidated financial data have been prepared based on the following assumptions:

•	The issuance of $5.85 million (minimum estimated proceeds) or $17.56 million (maximum estimated proceeds) of preferred stock to Treasury under the TARP Capital Purchase Program.

•

The issuance of warrants to purchase 88,014 shares of Tamalpais common stock (minimum estimated warrants to be issued) or warrants to purchase 264,192 shares of Tamalpais common stock (maximum estimated warrants to be issued) assuming a purchase price of $9.97 per share (trailing 20-day Tamalpais average share price as of December 8, 2008).

•	The investment in federal funds from the proceeds of the Capital Purchase Program.

          We present two sets of unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of September 30, 2008. We also present two sets of unaudited pro forma condensed consolidated income statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. In each presentation we assume, in one case, that we receive the minimum estimated proceeds from the sale of preferred stock and issue the minimum number of warrants under the TARP Capital Purchase Program and, in the other, that we receive the maximum estimated proceeds from the sale of preferred stock and issue the maximum number of warrants under the TARP Capital Purchase Program. The pro forma financial data may change materially in both cases based on the actual proceeds received under the TARP Capital Purchase Program if our application is approved by Treasury, the timing and utilization of the proceeds as well as certain other factors including the strike price of the warrants, any subsequent changes in our Common Stock price, and the discount rate used to determine the fair value of the preferred stock.

          The information should be read in conjunction with our audited financial statements and the related notes as filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and included in Appendix B to this Consent Solicitation Statement.

          The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the TARP Capital Purchase Program been received, or the issuance of the warrants pursuant to the TARP Capital Purchase Program been made, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. In addition, as noted above, our application to participate in the TARP Capital Purchase Program has not been approved by Treasury and any such approval would be subject to final determination by our board of directors to participate. Accordingly, we can provide no assurance that the minimum or maximum estimated proceeds included in the following unaudited pro forma financial data will ever be received.

          We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend our Articles of Incorporation. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Consent Solicitation Statement and those described under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, and in our other reports filed with the SEC.

Unaudited Pro Forma Consolidated Balance Sheet

	Historical	Pro Forma (1)

	September 30,	September 30, 2008
	2008	Minimum	Maximum

	(Unaudited)
Assets
Cash and Equivalents (1)	$19,241,350	$25,091,350	$36,801,350
Interest-bearing time deposits in other financial institutions	551,000	551,000	551,000
Investment securities	57,921,254	57,921,254	57,921,254
Federal Home Loan Bank restricted stock, at cost	8,429,800	8,429,800	8,429,800
Pacific Coast Banker’s Bank restricted stock, at cost	50,000	50,000	50,000
Loans receivable, net of allowance for loan losses	575,069,026	575,069,026	575,069,026
and unearned income	(6,475,668)	(6,475,668)	(6,475,668)

	568,593,358	568,593,358	568,593,358
Bank premises and equipment, net	4,124,545	4,124,545	4,124,545
Accrued interest receivable	3,673,809	3,673,809	3,673,809
Cash surrender value of bank-owned life insurance	10,735,213	10,735,213	10,735,213
Other assets	6,388,525	6,388,525	6,388,525

Total Assets	$679,708,854	$685,558,854	$697,268,854

Liabilities and Stockholders’ Equity
Liabilities
Deposits	442,400,167	442,400,167	442,400,167
Federal Home Loan Bank Advances	178,085,000	178,085,000	178,085,000
Long term debt	6,000,000	6,000,000	6,000,000
Junior Subordinated Debentures	13,403,000	13,403,000	13,403,000
Accrued interest payable and other liabilities	3,320,302	3,320,302	3,320,302

Total Liabilities	643,208,469	643,208,469	643,208,469

Commitment and Contingencies	—	—	—

Stockholders’ Equity
Preferred Stock (2)	—	5,745,474	16,772,265
Common stock	12,027,473	12,027,473	12,027,473
Additional Paid-In-Capital (3)	891,347	995,873	1,679,082
Retained earnings	23,462,163	23,462,163	23,462,163
Accumulated other comprehensive income, net	119,402	119,402	119,402

Total Stockholders’ Equity	36,500,385	42,350,385	54,060,385

Total Liabilities and Stockholders’ Equity	$679,708,854	$685,558,854	$697,268,854

`
(1)

Reflects the issuance of a minimum of $5,850,000 and a maximum of $17,560,000 of shares of Senior Preferred. The proceeds received from the sale of the Senior Preferred are assumed to be initially invested primarily in federal funds sold. Subsequent redeployment of the funds is anticipated but the timing of such redeployment is uncertain.

(2)

The pro forma information gives effect to receipt of the proceeds of the issuance of the shares of Senior Preferred as of September 30, 2008 net of the discount based on the value that is allocated to the warrants upon issuance. The proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the Senior Preferred. The fair value of the Senior Preferred is determined based on assumptions regarding the discount rate on the Senior Preferred (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(3)

The proceeds attributable to the value of the warrants are included as an increase in additional paid in capital upon issuance. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding the Company’s Common Stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free rate interest rate. The lower the value of the warrants, the less the negative impact on the net income and earnings per share available to common shareholders.

Unaudited Pro Forma Consolidated Statement of Income
(Nine Months Ended September 30, 2008)

		Pro Forma (1)

	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2008

	Historical	Minimum	Maximum

Interest Income (2)	$32,165,977	$32,244,119	$32,400,538
Interest Expense	15,055,391	15,055,391	15,055,391

Net Interest Income Before Provision for Loan Losses	17,110,586	17,188,728	17,345,147
Provision for Loan Losses	1,596,957	1,596,957	1,596,957

Net Interest Income After Provision for Loan Losses	15,513,629	15,591,771	15,748,190

Total Non-interest income	1,664,304	1,664,304	1,664,304
Total Non-interest Expenses (3)	11,184,948	11,184,948	11,184,948
Income Before Provision for Income Taxes	5,992,985	6,071,127	6,227,546
Provision for Income Taxes (4)	2,013,977	2,043,280	2,101,937

Net Income	$3,979,008	4,027,847	4,125,609

Effective dividend on preferred shares (5)		219,375	658,500
Accretion of discount on preferred shares (6)		15,566	116,001

Net Income available to common shareholders		$3,792,906	$3,351,107

Share and Per Share Data:
Earnings Per Share
Basic	$1.04	$0.99	$0.88

Diluted	$1.04	$0.99	$0.87

Average basic shares outstanding	3,819,495	3,819,495	3,819,495
Average diluted shares outstanding (7)	3,832,121	3,841,996	3,861,763

(1)	The pro forma information gives effect to receipt of the proceeds of the issuance of the shares of Senior Preferred at the beginning of the period.

(2)

The proceeds received from the issuance of the shares of Senior Preferred are assumed to be initially invested primarily in federal funds sold, earning a rate of 1%. Subsequent redeployment of the funds is anticipated, but the timing of such redeployment is uncertain and the rate of return earned following redeployment cannot be estimated.

(3)	The costs of the issuance of the Senior Preferred are expected to be immaterial; accordingly, no effect is shown in this pro forma statement of income.

(4)	Additional income tax expense is calculated at an effective tax rate of 37.5% and is attributable to additional net interest income as described in Note 2.

(5)	Consists of dividends on Senior Preferred at a 5% annual rate.

(6)

The accretion of the dividend on the Senior Preferred is calculated using the effective yield method over a five year term, which is the expected life of the Senior Preferred upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include a discount rate of approximately 12% on the Senior Preferred and assumptions underlying the value of the warrants. The constant effective yield of the Senior Preferred is approximately 5.45% if the minimum amount is received and is approximately 6.16% if the maximum amount is received.

(7)

As described in the Section titled “Description of the TARP Capital Purchase Program - Warrants,” the Treasury would receive warrants to purchase a number of shares of our Common Stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the date we receive preliminary approval to participate in the TARP Capital Purchase Program. This pro forma assumes that the warrants would give the Treasury an option to purchase a minimum of 88,000 and a maximum of 264,000 shares of the Company’s Common Stock. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $9.97 (based on the trailing 20 day Tamalpais Bancorp average share price as of December 8, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine the dilution of the warrants for the period presented.

Unaudited Pro Forma Consolidated Statement of Income
(Year Ended December 31, 2007)

		Pro Forma (1)

	Year Ended December 31, 2007	Year Ended December 31, 2007

	Historical	Minimum	Maximum

Interest Income (2)	$39,041,013	$39,099,513	$39,216,613
Interest Expense	21,481,886	21,481,886	21,481,886

Net Interest Income Before Provision for Loan Losses	17,559,127	17,617,627	17,734,727
Provision for Loan Losses	243,956	243,956	243,956

Net Interest Income After Provision for Loan Losses	17,315,171	17,373,671	17,490,771

Total Non-interest income	2,546,008	2,546,008	2,546,008
Total Non-interest Expenses (3)	13,365,218	13,365,218	13,365,218
Income Before Provision for Income Taxes	6,495,961	6,554,461	6,671,561
Provision for Income Taxes (4)	2,286,847	2,310,832	2,358,843

Net Income	$4,209,114	4,243,629	4,312,718

Effective dividend on preferred shares (5)		292,500	878,000
Accretion of discount on preferred shares (6)		20,755	154,668

Net Income available to common shareholders		$3,930,374	$3,280,050

Share and Per Share Data:
Earnings Per Share
Basic	$1.07	$1.00	$0.83

Diluted	$1.07	$0.99	$0.82

Average basic shares outstanding	3,950,540	3,950,540	3,950,540
Average diluted shares outstanding (7)	3,951,791	3,973,328	4,016,438

(1)	The pro forma information gives effect to receipt of the proceeds of the issuance of the shares of Senior Preferred at the beginning of the period.

(2)

The proceeds received from the issuance of the shares of Senior Preferred are assumed to be initially invested primarily in federal funds sold, earning a rate of 1%. Subsequent redeployment of the funds is anticipated, but the timing of such redeployment is uncertain and the rate of return earned following redeployment cannot be estimated.

(3)	The costs of the issuance of the Senior Preferred are expected to be immaterial; accordingly, no effect is shown in this pro forma statement of income.

(4)	Additional income tax expense is calculated at an effective tax rate of 37.5% and is attributable to additional net interest income as described in Note 2.

(5)	Consists of dividends on Senior Preferred at a 5% annual rate.

(6)

The accretion of the dividend on the Senior Preferred is calculated using the effective yield method over a five year term, which is the expected life of the Senior Preferred upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include a discount rate of approximately 12% on the Senior Preferred and assumptions underlying the value of the warrants. The constant effective yield of the Senior Preferred is approximately 5.45% if the minimum amount is received and is approximately 6.16% if the maximum amount is received.

(7)

As described in the Section titled “Description of the TARP Capital Purchase Program - Warrants,” the Treasury would receive warrants to purchase a number of shares of our Common Stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the date we receive preliminary approval to participate in the TARP Capital Purchase Program. This pro forma assumes that the warrants would give the Treasury an option to purchase a minimum of 88,000 and a maximum of 264,000 shares of the Company’s Common Stock. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $9.97 (based on the trailing 20 day Tamalpais Bancorp average share price as of December 8, 2008)and remained outstanding for the entire period presented. The treasury stock method was utilized to determine the dilution of the warrants for the period presented.

Unaudited Pro Forma Regulatory Capital Ratios

		Pro Forma (1)

	At September 30, 2008	At September 30, 2008

	Historical	Minimum	Maximum

Parent Company Pro Forma Regulatory Capital Ratios
Tier 1 leverage ratio	7.29%	8.28%	9.77%
Tier 1 risk based capital ratio	8.29%	9.48%	11.41%
Total risk based capital ratio	9.40%	10.59%	12.51%

Bank Regulatory Capital Ratios
Tier 1 leverage ratio	8.19%	8.99%	10.46%
Tier 1 risk based capital ratio	9.34%	10.32%	12.25%
Total risk based capital ratio	10.45%	11.43%	13.35%

(1)	Assumes a downsteaming by the Company to the Bank of the entire proceeds from the issuance of the Senior Preferred.

(2)	The Parent Company is not currently subject to regulatory capital ratios. The indicated Historical Capital Ratios for the Parent Company are pro forma Bank Holding Company calculations.

Required Consent

          The affirmative consent of a majority of the issued and outstanding shares of the Common Stock entitled to vote is required for approval of the proposed amendment to our Articles of Incorporation.

          THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS CONSENT TO THE APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO AUTHORIZE THE CREATION OF A CLASS OF PREFERRED STOCK BY THE COMPANY.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

          In addition to the historical information, this Consent Solicitation Statement contains forward-looking statements with respect to the financial condition, results of operation and business of Tamalpais Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality, changes in securities or financial markets, and certain operating efficiencies resulting from the operations of Tamalpais Bank and Tamalpais Wealth Advisors. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

•	the possibility that we will not be approved by Treasury for participation in the TARP Capital Purchase Program, or that Treasury will invest less than the amount for which we have applied;

•	competitive pressure among financial services companies increases significantly;

•	changes in the interest rate environment reduce interest margins;

•	general economic conditions, internationally, nationally or in the State of California are less favorable than expected;

•	legislation or regulatory requirements or changes adversely affect the businesses in which the consolidated organization is or will be engaged;

•	the ability to satisfy the requirements of the Sarbanes-Oxley Act and other regulations governing internal controls;

•	decline in real estate values in our operating market areas;

•	volatility or significant changes in the equity and bond markets which can affect overall growth and profitability of the wealth advisors business; and

•	other risks detailed in the Tamalpais Bancorp filings with the Securities and Exchange Commission.

          When relying on forward-looking statements to make decisions with respect to Tamalpais Bancorp, readers are cautioned to consider these and other risks and uncertainties. Tamalpais Bancorp disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

          Moreover, wherever phrases such as or similar to “In Management’s opinion”, or “Management considers” are used, such statements are as of and based upon the knowledge of Management at the time made and are subject to change by the passage of time and/or subsequent events and, accordingly, such statements are subject to the same risks and uncertainties noted above with respect to forward-looking statements.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING OF SHAREHOLDERS

          Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), proposals by our shareholders that are intended for inclusion in our proxy statement and proxy and to be presented at our 2009 annual meeting must be delivered to our Secretary at our principal offices no later than December 24, 2008. In addition to these advance notice requirements, there are other requirements that a shareholder must meet in order to have a proposal included in our proxy statement under the rules of the Securities and Exchange Commission.

TAMALPAIS BANCORP CONSOLIDATED FINANCIAL INFORMATION

          Excerpts of certain sections, identified below, from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and Form 10-K for the fiscal year ended December 31, 2007 are set forth in Appendix B to this Consent Solicitation Statement. Shareholders are urged to read the financial and other information contained in Appendix B carefully. The following financial and other information is included in this Consent Solicitation Statement in the accompanying Appendix B:

•	the following portions of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008:

	o	Consolidated Balance Sheets as of September 30, 2008 (unaudited) and December 31, 2007

	o	Consolidated Statements of Income for the three and nine months ended September 30, 2008 (unaudited)

	o	Consolidated Statements of Changes in Stockholders’ Equity for the three and nine months ended September 30, 2008 (unaudited)

	o	Consolidated Statements of Cash Flows for the nine months ended September 30, 2008 (unaudited)

	o	Notes to Consolidated Financial Statements (unaudited)

	o	Management’s Discussion and Analysis of Financial Condition and Results of Operations;

	o	Quantitative and Qualitative Disclosure about Market Risk; and

•	the following portions of our Form 10-K for the fiscal year ended December 31, 2007:

	o	Report of Independent Registered Public Accounting Firm

	o	Consolidated Balance Sheets as of December 31, 2007 and 2006

	o	Consolidated Statements of Income for the Years Ended December 31, 2007, 2006 and 2005

	o	Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2007, 2006 and 2005

	o	Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2006 and 2005

	o	Notes to Consolidated Financial Statements

	o	Management’s Discussion and Analysis of Financial Condition and Results of Operations

	o	Quantitative and Qualitative Disclosure about Market Risk

          Although we are sending you these excerpts of our Form 10-Q and Form 10-K as part of this Consent Solicitation Statement, you can also obtain any of this information as well as complete copies of the Form 10-Q and Form 10-K from the SEC at the locations described below.

ADDITIONAL INFORMATION

          We are subject to the informational requirements of the Exchange Act. Accordingly, we file periodic reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549 and may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site, www.sec.gov, through which all forms filed electronically may be accessed. Additionally, all forms filed with the SEC and additional shareholder information is available free of charge on our website www.tamalpaisbancorp.com. Tamalpais Bancorp posts these reports to its website as soon as reasonably practicable after filing them with the SEC. None of the information on or hyperlinked from Tamalpais Bancorp’s website is incorporated into this Consent Solicitation Statement.

San Rafael, California December 16, 2008	TAMALPAIS BANCORP, a California corporation

TAMALPAIS BANCORP
630 LAS GALLINAS AVENUE
SAN RAFAEL, CALIFORNIA 94903

CONSENT

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby (i) acknowledges receipt of the notice dated December 16, 2008 of the solicitation of consents from the shareholders of Tamalpais Bancorp, a California corporation (the “Company”), and the Consent Solicitation Statement related thereto and (ii) votes all shares of the common stock of the Company held of record by the undersigned on November 26, 2008, in the manner designated herein.

THIS CONSENT, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE HEREIN. IF NO SPECIFICATION IS MADE, THIS CONSENT WILL BE COUNTED AS A “CONSENT” IN FAVOR OF THE PROPOSAL.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS PROVIDE THEIR CONSENT TO THE PROPOSAL. PLEASE REVIEW CAREFULLY THE CONSENT SOLICITATION STATEMENT DELIVERED WITH THIS CONSENT.

1.	To authorize the amendment to the Articles of Incorporation to authorize 10,000,000 shares of preferred stock.

CONSENT	CONSENT WITHHELD	ABSTAIN
☐	☐	☐

Name:

Date:

Name:

Date:

NOTE: PLEASE DATE THIS CONSENT AND SIGN YOUR NAME OR NAMES EXACTLY AS SET FORTH HEREON. FOR JOINTLY OWNED SHARES, EACH OWNER SHOULD SIGN. IF SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE INDICATE THE CAPACITY IN WHICH YOU ARE ACTING. CONSENTS EXECUTED BY CORPORATIONS SHOULD BE SIGNED BY A DULY AUTHORIZED OFFICER AND SHOULD BEAR THE CORPORATE SEAL.

PLEASE DATE AND SIGN THIS CONSENT AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Form of Consent

APPENDIX A

AMENDMENT OF

ARTICLES OF INCORPORATION OF

TAMALPAIS BANCORP

          Subject to shareholder approval and acceptance by the Secretary of State of the State of California, Article Four of the Articles of Incorporation of this corporation is amended to read in full as follows:

          “FOUR. (a) This corporation is authorized to issue two classes of shares designated “Preferred Stock” and “Common Stock” respectively. The number of shares of Preferred Stock authorized to be issued is 10,000,000 and the number of shares of Common Stock authorized to be issued is 10,000,000.

          (b) The Board of Directors is authorized, by resolution or resolutions from time to time adopted, to provide for the issuance of Preferred Stock in one or more series. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.”

          (c) Each share of each series of Preferred Stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of the Corporation of the same series.

Appendix A

APPENDIX B

Excerpts from Form 10-Q for the quarter ended September 30, 2008 and 2007 Annual Report on Form 10-K

***********************************************

Portions of Quarterly Report on Form 10-Q for the Period Ended September 30, 2008

Part I.	Financial Information
Item I.	Financial Statements

Appendix B-1

TAMALPAIS BANCORP AND SUBSIDIARIES
Consolidated Balance Sheets
September 30, 2008 and December 31, 2007

	September 30, 2008	December 31, 2007

	(Unaudited)	(Audited)
Assets
Cash and cash equivalents:
Cash and due from banks	$19,060,941	$4,457,959
Federal funds sold	180,409	566,541

Total Cash and Cash Equivalents	19,241,350	5,024,500
Interest-bearing time deposits in other financial institutions	551,000	627,387

Investment securities:
Available-for-sale	46,313,424	40,660,856
Held-to-maturity, at amortized cost	11,607,830	14,514,528
Federal Home Loan Bank restricted stock, at cost	8,429,800	6,885,900
Pacific Coast Banker’s Bank restricted stock, at cost	50,000	50,000
Loans receivable	575,069,026	469,613,486
Less: Allowance for loan losses	(6,475,668)	(4,914,553)

	568,593,358	464,698,933
Bank premises and equipment, net	4,124,545	4,653,871
Accrued interest receivable	3,673,809	3,221,249
Cash surrender value of bank-owned life insurance	10,735,213	10,387,374
Other assets	6,388,525	6,090,187

Total Assets	$679,708,854	$556,814,785

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest bearing deposits	$30,139,603	$23,254,723
Interest-bearing checking deposits	7,133,223	6,874,465
Money market and saving deposits	156,437,556	138,275,392
Certificates of deposit greater than or equal to $100,000	116,929,282	110,587,625
Certificates of deposit less than $100,000	131,760,503	82,182,492

Total Deposits	442,400,167	361,174,697
Federal Home Loan Bank Advances	178,085,000	146,507,500
Long term debt	6,000,000	—
Junior Subordinated Debentures	13,403,000	13,403,000
Accrued interest payable and other liabilities	3,320,302	2,797,051

Total Liabilities	643,208,469	523,882,248

Commitment and Contingencies	—	—

Stockholders’ Equity
Common stock, no par value; 10,000,000 shares authorized; 3,823,634 and 3,818,284 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	12,027,473	11,977,473
Additional Paid-In-Capital	891,347	663,213
Retained earnings	23,462,163	20,084,667
Accumulated other comprehensive income, net	119,402	207,184

Total Stockholders’ Equity	36,500,385	32,932,537

Total Liabilities and Stockholders’ Equity	$679,708,854	$556,814,785

The accompanying notes are an integral part of these financial statements.

Appendix B-2

TAMALPAIS BANCORP AND SUBSIDIARIES
Consolidated Statements of Income
For the Three and Nine Months Ended September 30, 2008 and 2007

	Three Months Ended September 30,		Nine Months Ended September 30,

	2008	2007	2008	2007

	(Unaudited)		(Unaudited)
Interest Income
Interest and fees on loans	$10,399,017	$9,210,616	$29,764,998	$26,950,769
Interest on investment securities	644,872	657,604	1,952,504	1,785,291
Interest on Federal funds sold	43,474	24,078	94,430	137,392
Interest on other investments	124,481	65,607	330,432	201,845
Interest on deposits in other financial institutions	7,691	9,414	23,613	32,184

Total Interest Income	11,219,535	9,967,319	32,165,977	29,107,481

Interest Expense
Interest expense on deposits	2,928,303	3,935,919	9,302,869	12,129,240
Interest expense on borrowed funds	1,858,216	1,215,772	5,135,603	3,073,257
Interest expense on long term debt	80,741	—	118,914	—
Interest expense on Junior Subordinated Debentures	145,064	301,931	498,005	886,698

Total Interest Expense	5,012,324	5,453,622	15,055,391	16,089,195

Net Interest Income Before Provision for Loan Losses	6,207,211	4,513,697	17,110,586	13,018,286
Provision for Loan Losses	653,000	116,420	1,596,957	40,285

Net Interest Income After Provision for Loan Losses	5,554,211	4,397,277	15,513,629	12,978,001

Non-interest Income
Gain on sale of loans, net	—	68,817	166,293	485,873
Loss on sale of securities, net	(5,780)	—	(5,780)	—
Loan servicing	47,103	51,045	131,861	127,234
Registered Investment Advisory Services fee income	157,283	153,605	464,117	439,558
Other income	324,874	335,124	907,813	801,206

Total Non-interest Income	523,480	608,591	1,664,304	1,853,871

Non-interest Expenses
Salaries and benefits	2,190,224	1,833,327	6,412,496	5,567,822
Occupancy	375,669	383,250	1,120,204	1,101,390
Advertising	85,598	96,027	233,839	306,330
Professional services	88,313	80,102	386,489	352,686
Data processing	142,624	146,198	423,884	350,583
Equipment and depreciation	213,005	252,345	650,364	669,488
Other administrative	689,919	760,689	1,957,672	1,749,934

Total Non-interest Expense	3,785,352	3,551,938	11,184,948	10,098,233

Income Before Provision for Income Taxes	2,292,339	1,453,930	5,992,985	4,733,639
Provision for Income Taxes	806,748	469,281	2,013,977	1,663,969

Net Income	$1,485,591	$984,649	$3,979,008	$3,069,670

Earnings Per Share
Basic	$0.39	$0.25	$1.04	$0.77

Diluted	$0.39	$0.25	$1.04	$0.77

The accompanying notes are an integral part of these financial statements.

Appendix B-3

TAMALPAIS BANCORP AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)
For the Three and Nine Months Ended September 30, 2008 and 2007

			Additional Paid-in Capital	Comprehensive Income	Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Total Stockholders’ Equity
	Common Stock

	Shares	Amount

Balance, January 1, 2007	3,960,852	$10,384,816	$381,993		$20,236,571	$(122,520)	$30,880,860

Stock options exercised	50,438	218,138	—	—	—	—	218,138
Redemption and retirement of stock	(75,000)	(962,863)	—	—	—	—	(962,863)
Cash Dividends	—	—	—	—	(360,148)	—	(360,148)
Share-based compensation	—	—	249,289	—	—	—	249,289
Excess tax benefits from share-based compensation	—	—	16,689	—	—	—	16,689
7% stock dividend declared on January 26, 2007		3,800,146			(3,800,146)
Comprehensive Income
Net Income for the period	—	—	—	$3,069,670	3,069,670	—	3,069,670
Unrealized security holding gains (net of 16,638 tax)	—	—	—	174,955	—	174,955	174,955

Total Comprehensive Income				$3,244,625

Balance, September 30, 2007	3,936,290	$13,440,237	$647,971		$19,145,947	$52,435	$33,286,590

Balance, January 1, 2008	3,818,284	$11,977,473	$663,213		$20,084,667	$207,184	$32,932,537

Stock options exercised	5,350	50,000	—	—	—	—	50,000
Cash Dividends	—	—	—	—	(601,512)	—	(601,512)
Share-based compensation	—	—	228,134	—	—	—	228,134
Comprehensive Income
Net Income for the period	—	—	—	$3,979,008	3,979,008	—	3,979,008
Unrealized security holding loss (net of $58,521 tax benefit)	—	—	—	(87,782)	—	(87,782)	(87,782)

Total Comprehensive Income				$3,891,226

Balance, September 30, 2008	3,823,634	$12,027,473	$891,347		$23,462,163	$119,402	$36,500,385

The accompanying notes are an integral part of these financial statements.

Appendix B-4

TAMALPAIS BANCORP AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2008 and 2007

	Nine Months Ended September 30,

	2008	2007

	(Unaudited)
Cash Flows From Operating Activities
Net Income	$3,979,008	$3,069,670
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and amortization of premises and equipment	651,266	682,926
Provision for loan losses	1,596,957	40,285
Change in deferred cost, net of amortization	88,831	366,083
Change in loan servicing asset, net of amortization	50,913	(14,270)
Earnings in cash surrender value of bank owned life insurance	(347,839)	(249,601)
Net amortization of premiums on investment securities	45,968	71,658
Loss on other-than-temporary impairment	62,045	—
Share Based Compensation	228,134	249,289
FHLB stock dividends	(305,500)	(150,000)
Gain on Sale of Loans	(166,293)	(485,873)
Loss (Gain) on Sale of Securities	5,780	—
Loans Originated for Sale	(300,000)	(9,813,465)
Proceeds from Loan Sales	7,345,593	9,901,646
Net change in accrued interest receivable and other assets	(787,986)	(594,525)
Net change in accrued interest payable and other liabilities	523,251	10,106,337

Net Cash Provided By Operating Activities	12,670,128	13,180,160

Cash Flows From Investing Activities
Loans originated or purchased, net of repayments	(112,420,598)	(23,436,739)
Principal reduction in securities available-for-sale	6,026,034	4,536,392
Principal reduction in securities held-to-maturity	2,865,186	6,129,729
Purchase of investment securities available-for-sale	(18,150,980)	(16,284,171)
Sale of investment securities available-for-sale	4,259,816	—
Maturity of investment securities available-for-sale	1,999,759	—
Net change in interest earning deposits	76,387	367,816
Redemption of Federal Home Loan Bank stock	(1,238,400)	476,500
Purchase of bank owned life insurance	—	(10,000,000)
Purchase of property and equipment	(121,940)	(266,417)

Net Cash (Used By) By Investing Activities	(116,704,736)	(38,476,890)

Cash Flows From Financing Activities
Net increase/(decrease) in deposits	$81,225,470	$(200,821)
Net change in FHLB advances	31,577,500	27,160,423
Issuance of Junior Subordinated Debentures	—	10,310,000
Redemption of Junior Subordinated Debentures	—	(10,310,000)
Net change in Long Term Debt	6,000,000	—
Proceeds from stock options excercised	50,000	218,138
Excess tax benefits from share-based compensation	—	16,689
Stock Repurchases	—	(962,863)
Dividends paid	(601,512)	(360,148)

Net Cash Provided by Financing Activities	118,251,458	25,871,418

Net Increase in Cash and Cash Equivalents	14,216,850	574,688
Cash and Cash Equivalents, Beginning of Period	5,024,500	12,276,034

Cash and Cash Equivalents, End of Period	$19,241,350	$12,850,722

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest paid	$15,028,055	$15,877,703

Income taxes paid	$2,115,000	$2,150,000

Transfer of loans held for investment to held for sale	$6,840,592	$—

Non-Cash Investing Activities
Net change in accumulated other comprehensive income/(loss)	$(87,782)	$174,955

The accompanying notes are an integral part of these financial statements.

Appendix B-5

TAMALPAIS BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 1: Basis of Presentation

The accompanying unaudited consolidated financial statements, which include the accounts of Tamalpais Bancorp (formerly known as Epic Bancorp), and its subsidiaries (the “Company”), have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and in management’s opinion, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results for such interim periods. The subsidiaries consist of Tamalpais Bank (the “Bank”), San Rafael Capital Trust I (dissolved in 2007), II and III (the “Trusts”), which are wholly owned unconsolidated subsidiaries that were formed in 2002, 2006 and 2007, respectively, and Tamalpais Wealth Advisors (“TWA”). All significant intercompany transactions and balances have been eliminated.

Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been omitted pursuant to SEC rules or regulations; however, the Company believes that the disclosures made are adequate to make the information presented not misleading. The interim results for the three and nine months ended September 30, 2008 and 2007 are not necessarily indicative of the operating results for the full year. It is suggested that these financial statements be read in conjunction with the financial statements and the notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Earnings per share data and related share amounts for the three and nine months ended September 30, 2007 have been adjusted for the 7% stock dividend declared in January 2007.

NOTE 2: Financial Instruments with Off-Balance Sheet Risk

The Bank makes commitments to extend credit in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit in the form of loans or through lines of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

The Bank is exposed to credit losses in the event of non performance by the borrower in the contract amount of the commitment. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments and evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank is based on management’s credit evaluation of the borrower. Collateral held varies but primarily consists of residential and commercial property.

As of September 30, 2008, the Company has no outstanding standby Letters of Credit, approximately $29,860,000 in commitments to fund commercial real estate, construction, and land development loans, $12,705,000 in commitments to fund revolving, open ended lines secured by 1-4 family residential properties, and $23,313,000 in other unused commitments. As of December 31, 2007, the Company had no outstanding standby Letters of Credit, approximately $26,475,000 in commitments to fund commercial real estate, construction, and land development loans, $23,806,000 in commitments to fund revolving, open ended lines secured by 1-4 family residential properties, and $37,413,000 in other unused commitments.

The Bank has set aside an allowance for losses in the amount of $119,000 and $73,000 as of September 30, 2008 and December 31, 2007, respectively, for these commitments, which is recorded in “accrued interest payable and other liabilities.”

At September 30, 2008 and December 31, 2007, the Bank had no contingent liabilities for letters of credit accommodations to its customers.

Appendix B-6

NOTE 3: Earnings Per Common Share

Earnings per share of common stock is calculated on both a basic and diluted basis based on the weighted average number of common shares outstanding. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted from the issuance of common stock that then shared in earnings.

The following table reconciles the numerator and denominator of the Basic and Diluted earnings per share computations:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2008	2007	2008	2007

Net Income as Reported	$1,485,591	$984,649	$3,979,008	$3,069,670

Weighted average shares:
Basic weighted average number of common shares outstanding	3,821,889	3,997,353	3,819,495	3,983,095
Dilutive effect of stock options	11,628	—	12,626	28,256

Diluted weighted average number of common shares outstanding	3,833,517	3,997,353	3,832,121	4,011,351

Net income per common share:
Basic	$0.39	$0.25	$1.04	$0.77
Diluted	$0.39	$0.25	$1.04	$0.77

NOTE 4: Stock Options

The Company maintains an Incentive Stock Option and Stock Appreciation Plan (the “Plan”) in which options to purchase shares of the Company’s common stock, or rights to be paid based on the appreciation of the options in lieu of exercising the options, are granted at the Board of Directors’ discretion to certain employees. The Plan was originally established in 1997 and was replaced by a new Plan in 2006. The 2006 Plan terminates in 2016 and provides for a maximum of 28,890 shares (561,668 after stock splits, stock dividend and a revision to the original plan) of the Company’s common stock. Options are issued at the fair market value of the stock at the date of grant. Options generally vest 20% on each anniversary of the grant for five years or may be subject to vesting over a specific period of time, as determined by the Board of Directors. Options have a contractual term of ten years unless a shorter period is determined by the Board of Directors.

The Company also maintains a Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). The Director’s Plan was established in 2003 and terminates in 2013. The Director’s Plan provides for the grant of options for up to 71,690 shares of Company common stock, subject to adjustment upon certain events, such as stock splits. However, at no time shall the total number of shares issuable upon exercise of all outstanding options under the Directors’ Plan or any other stock option plan of the Company and the total number of shares provided for a stock bonus or similar plan of the Company exceed thirty percent (30%) of its then outstanding shares of common stock. Options are issued at the fair market value of the stock at the date of grant. The options may vest immediately or may be subject to vesting over a specific period of time, as determined by the Board of Directors. Each option will expire 10 years after the date of grant, or if sooner, upon a specified period after termination of service as a Director.

Appendix B-7

A summary of activity for the Company’s options for the nine months ended September 30, 2008 is presented below. Amounts have been restated to reflect the 7% stock dividend declared in January 2007.

	Nine months ended September 30, 2008				Nine months ended September 30, 2007

	Number of Shares	Weighted average Exercise Price	Total Intrinsic Value (in thousands)	Average Remaining Contractual Term (in years)	Number of Shares	Weighted average Exercise Price	Total Intrinsic Value (in thousands)	Average Remaining Contractual Term (in years)

Options outstanding, beginning of quarter	395,359	$12.27	—		510,733	$11.36	—
Granted	175,750	$11.82	—		80,000	$13.44	—

Cancelled/forfeited	(62,624)	$12.46	—		(43,499)	$13.00	—
Exercised	(5,350)	$9.35	$(17)		(20,410)	$9.87	$60

Options outstanding, end of quarter	503,135	$12.12	$175	7.48	526,824	$11.60	$632	6.93

Exercisable (vested), end of quarter	222,872	$11.76	$159	5.90	296,664	$10.48	$688	5.94

As of September 30, 2008 and 2007 there was $1,562,000 and $1,073,000, respectively, of total unrecognized compensation cost related to non-vested share-based compensation arrangements and the weighted average period over which the cost is expected to be recognized is 2.70 and 2.94 years, respectively.

NOTE 5: Share-Based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123R), using the modified prospective transition method and, therefore, have not restated results for prior periods. Share-based compensation expense for all share-based compensation awards granted after January 1, 2006 is based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R.

The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award. SFAS No. 123R requires that an estimate of future forfeitures be made and that compensation cost be recognized only for shares that are expected to vest. The Company estimates forfeitures and adjusts annually estimated forfeitures to actual forfeitures and only recognizes expense for those shares expected to vest. Certain of the Company’s share-based award grants contain terms that provide for a graded vesting schedule whereby portions of the award vest in increments over the requisite service period.

The Company determines fair value at grant date using the Black-Scholes pricing model that takes into account the stock price at the grant date, exercise price, expected life of the option, volatility of the underlying stock, expected dividend yield and risk-free interest rate over the expected life of the option. The weighted average assumptions used in the pricing model for options granted during the nine months ended September 30, 2008 and 2007 are noted in the following table. The expected term of options granted is derived from historical data on employee exercise and post-vesting employment termination behavior. The risk free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. Expected volatility is based on the historical volatility of the Company’s stock.

	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007

Risk-free interest rate	3.44%	4.89%
Expected dividend yield	1.50%	1.40%
Expected life in years	7	7
Expected price volatility	25.61%	25.61%
Weighted average grant date fair value	$4.21	$4.46

The Black-Scholes option valuation model requires the input of highly subjective assumptions, including the expected life of the stock based award and stock price volatility. The assumptions listed above represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if other assumptions had been used, the Company’s recorded share-based compensation expense could have been materially different from that reflected in these consolidated financial statements. In addition, the Company is required to estimate the expected forfeitures rate and only recognize expense for those shares expected to vest. If the Company’s actual forfeiture rate is materially different from the estimate, the share-based compensation expense could be materially different.

Appendix B-8

NOTE 6: Stockholder’s Equity

In January 2007, the Board of Directors declared a 7% stock dividend payable on February 14, 2007 to shareholders of record on January 31, 2007. Cash was paid in lieu of issuing fractional shares. Earnings per share amounts and information with respect to stock options have been restated for all years presented to reflect the stock dividend.

In September 2007, the Company received Board of Director approval to repurchase up to 5% of the shares of the Company’s common stock in the open market over the next twelve months. The repurchase plan represents approximately 200,649 shares of the company’s common stock outstanding as of July 28, 2007, as reported on the Company’s June 30, 2007 Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on August 10, 2007. The repurchase program allows the Company to purchase common shares for a period of approximately twelve months from the approval date in the open market. In 2007, the Company repurchased 196,216 shares at prices ranging from $11.65 to $13.00 for a total cost of $2,468,846. No shares were repurchased in the first nine months of 2008. The Company executed these transactions pursuant to the safe harbor provisions of the SEC’s Rule 10b-18. All shares repurchased were made in open market transactions and were part of the publicly announced repurchase program.

NOTE 7: Trust Preferred Security

On September 30, 2007, the Company accrued for the redemption of the $10 million of the trust preferred securities that were issued by a wholly owned trust, San Rafael Capital Trust I. The Company paid the redemption price on October 1, 2007. The interest rate on the debenture had borne a floating interest rate of three-month LIBOR plus 3.65%. As a result of this redemption, the Company incurred a nonrecurring expense of $200,000 for the expensing of the unamortized placement fees.

The funds utilized to redeem these trust preferred securities were primarily obtained from the issuance of $10 million in new trust preferred securities that bear a floating interest rate of three-month LIBOR plus 1.44%. These securities were issued through a new wholly owned trust, San Rafael Capital Trust III.

NOTE 8: Fair Value Measurement

On January 1, 2008, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 157 (SFAS 157), Fair Value Measurements, with the exception of the requirements that pertain to nonfinancial assets and nonfinancial liabilities covered by FASB Staff Position (FSP) No. SFAS 157-2. SFAS 157 defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements for fair value measurements. FSP SFAS 157-2 delays the effective date of the FAS 157 requirements for nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008. There was no cumulative effect adjustment to beginning retained earnings recorded upon adoption and no impact on the financial statements in the first nine months of 2008.

Fair Value Hierarchy

In accordance with SFAS 157, the Company must group its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are as follows:

•

Level 1 – Valuation is based upon quoted market prices (unadjusted) in active markets for identical assets or liabilities in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury and federal agency securities, which are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

•

Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market. Level 2 securities include mortgage-backed securities, municipal bonds, collateralized mortgage obligations and impaired loans.

•

Level 3 – Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Appendix B-9

The following table presents information about the Company’s assets and liabilities measured at fair value on a recurring and nonrecurring basis as of September 30, 2008. Recurring assets are initially measured at fair value and are required to be remeasured at fair value in the financial statements at each reporting date. Assets measured on a nonrecurring basis are assets that, as a result of an event or circumstance, were required to be remeasured at fair value after initial recognition in the financial statements at some time during the reporting period.

		Fair Value Measurements at September 30, 2008 Using

Description	September 30, 2008	Quoted Prices in Active Markets for Idential Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets and liabilities measured on a recurring basis:

Available-for-sale securities	$—	$—	$46,313,000	$—

	$—	$—	$46,313,000	$—

Assets and liabilities measured on a non recurring basis:

Impaired loans	$—	$—	$4,287,000	$—

	$—	$—	$4,287,000	$—

The following method was used to estimate the fair value of each class of financial instrument above:

Securities – Fair values for available-for-sale securities are based on quoted market prices when available or through the use of alternative approaches, such as matrix or model pricing or indicators from market makers, when market quotes are not readily accessible or available.

Impaired loans – An impaired loan is measured as a practical expedient, at the loan’s carrying value, observable market price or the fair market value of the collateral if the loan is collateral dependent.

NOTE 9: Subsequent Events

On October 21, 2008, the Board of Directors of the Company declared a $0.06 per share cash dividend, payable on November 28, 2008, to shareholders of record as of November 14, 2008.

On October 28, 2008, the Board of Directors of the Company elected to apply to the Board of Governors of the Federal Reserve System to become a Bank Holding Company. On the same date, the Board of Directors of the Bank elected to apply to the California Department of Financial Institutions and the Federal Deposit Insurance Corporation to convert the Bank’s charter from a California Industrial Banking Company to a California State Commercial Bank. If approved, the Company will come under the regulation of the Board of Governors of the Federal Reserve System pursuant to the Bank Holding Company Act of 1956, as amended.

Appendix B-10

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Tamalpais Bancorp, formerly known as Epic Bancorp, was incorporated under the laws of the State of California on December 20, 1988 and is the parent company for the Bank, a California industrial bank established in 1991, which offers a full range of banking services targeting small-to-medium sized businesses, individuals and high-net worth consumers. TWA, formerly known as Epic Wealth Management, established in January 2005, offers investment advisory and financial planning services to the general community and to clients of the Bank to enable them to reach their personal and financial goals.

As of September 30, 2008, the consolidated Company is comprised of three entities, Tamalpais Bancorp, the Bank and TWA. San Rafael Capital Trust II and III (the “Trusts”) are wholly owned unconsolidated subsidiaries that were formed during 2006 and 2007, respectively, for the purpose of enabling the Company to issue junior subordinated debentures and accordingly, the investment activities related to the issuance, investment and debt service payments associated with the $3.1 million and $10.3 million, respectively, of junior subordinated debentures are so reflected.

The Bank operates seven full service branches in Marin County, located north of San Francisco, California and one loan production office located in Santa Rosa, California, which focus principally on origination of SBA and other small business loans. The Bank seeks to focus on relationship banking, providing each customer with a number of services, familiarizing itself with, and addressing itself to, customer needs. These customers demand the convenience and personal service that a local, independent financial institution can offer.

The Bank’s deposit products include checking products for both business and personal accounts, tiered money market accounts offering a variety of access methods, tax qualified deposits accounts (e.g., IRAs), and certificates of deposit products. The Bank also offers commercial cash management products and DepositNOW Remote Deposit Capture which is a check clearing tool that allows customers to deposit checks without going to the Bank. A broad range of commercial and retail lending programs include commercial and industrial real estate loans, commercial loans to businesses including SBA loans, mortgages for multifamily real estate, revolving lines of credit and term loans, consumer loans including secured and unsecured lines of credit, land and construction lending for commercial real estate, single family residences, and apartment buildings.

Market Area

The Company is headquartered in Marin County, California, which has a population of 252,485, the second highest household income in the state out of the 3,111 counties nationwide, according to data from the U.S. Census Bureau and USDA. In Marin County, the median price for a single-family home is $850,000, according to DataQuick September 2008 home sales report. The per capita income is $44,962, which is the highest in the nation, and household income is $71,306, which is the second highest in the State, according to data from U.S. Census Bureau. Marin County had $8.2 billion in total deposits as of June 30, 2008 according to data from the FDIC, the most recent date for which data is available.

The Company’s market area consists of Marin County and the Greater Bay Area. The Bank’s deposit gathering efforts are focused primarily in the Marin County communities surrounding its full service branches.

Company Strategy

During the past several years, the Company has adopted a business strategy of developing a business-based banking approach as a means of increasing market share in Marin County and increasing shareholder value. The Company’s strategy of providing financial services and advice to business owners and individuals incorporates a relationship-based approach to customer service and marketing, with an understanding of the balance sheet and income statement profile of clients to even more effectively present loan and deposit products and investment management and financial planning to its constituency. The Company has demonstrated expertise in providing the full service banking needs of its business clients through innovative and flexible financing and cash management services.

The Company has also focused its sales efforts on building the balances of more profitable, noninterest bearing and lower-cost transaction accounts in order to minimize the cost of funds.

Appendix B-11

Company Risks

Whether or not the Company can achieve its financial goals depends on risks and uncertainties that could be beyond the Company’s control. Risks and uncertainties which could affect the ability to grow deposits include, among others:

•	competitive pressures in the Bank’s marketing area;

•	changes in the interest rate environment;

•	general economic conditions, nationally, regionally and in the Bank’s operating market areas;

•	decrease in the value of real property in the Bank’s operating market area;

•	changes in business conditions and inflation;

•	loss of key management; and,

•	volatility or significant changes in the equity and bond markets which can affect overall growth and profitability of the wealth advisors business.

The ongoing sub-prime and Alt-A lending crisis, which began in the summer 2007 and continues in 2008, has caused a liquidity shortage, particularly among large mortgage lenders. This has caused increased competition for retail deposits, as these institutions needed to offer above market rates for retail deposits due to their inability to raise liquidity through capital market sources. Global market and economic conditions continue to be disrupted and volatile and the disruption has been particularly acute in the financial sector. Although the Company remains well capitalized even as a result of these recent events, the cost and availability of funds may be adversely affected by illiquid credit markets.

Recently, the federal government announced various programs under the Emergency Economic Stabilization Act of 2008 (“the Act”) intended to inject liquidity and stabilize the financial industry. The Act includes the Treasury Capital Purchase Program (“TCPP”), Troubled Assets Relief Program (“TARP”), FDIC Temporary Liquidity Guarantee Program (“TLGP”) and the Money Market Investor Funding Facility. The Company is assessing the potential impact of its participation in the TARP but has not yet made a definitive decision as to whether it will participate.

It cannot be determined whether these recent steps taken by the federal government will result in significant improvement in financial and economic conditions affecting the banking industry. Despite the federal government’s recent fiscal and monetary measures, if the U.S. economy were to remain in a recessionary condition for an extended period, this would present additional significant challenges for the U.S. banking and financial services industry.

Management’s discussion and analysis of financial condition and results of operations is intended to provide a better understanding of the significant changes in trends relating to the Company’s financial condition, results of operations, liquidity and interest rate sensitivity.

Critical Accounting Policies

Accounting policies are integral to understanding the results reported. The most complex accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. The Company has established detailed policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of the current accounting policies involving significant management valuation judgments.

Allowance for Loan Losses

The allowance for loan losses represents management’s best estimate of losses inherent in the existing loan portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense and reduced by loans charged-off, net of recoveries. The Company evaluates the allowance for loan loss on a monthly basis and believes that the allowance for loan loss is a “critical accounting estimate” because it is based upon management’s assessment of various factors affecting the collectability of the loans, including current and projected economic conditions, past credit experience, delinquency status, the value of the underlying collateral, if any, and a continuing review of the portfolio of loans and commitments.

Appendix B-12

The Company determines the appropriate level of the allowance for loan losses, primarily on an analysis of the various components of the loan portfolio, including all significant credits on an individual basis. The Company segments the loan portfolios into as many components as practical. Each component would normally have similar characteristics, such as risk classification, past due status, type of loan, industry or collateral. The Company analyzes the following components of the portfolio and provides for them in the allowance for loan losses:

•	All significant credits, on an individual basis, that are classified doubtful.

•	All other significant credits reviewed individually. If no allocation can be determined for such credits on an individual basis, they shall be provided for a part of an appropriate pool.

•

All other loans that are not included by the credit grading system in the population of loans reviewed individually, but are delinquent or are classified or designated special mention (e.g. pools of smaller delinquent, special mention and classified commercial and industrial, and real estate loans).

•	Homogenous loans that have not been reviewed individually, or are not delinquent, classified, or designated as special mention (e.g. pools of real estate mortgages).

•

All other loans that have not been considered or provided for elsewhere (e.g. pools of commercial and industrial loans that have not been reviewed, classified, or designated special mention, standby letters of credit, and other off-balance sheet commitments to lend).

No assurance can be given that the Company will not sustain loan losses that are sizable in relation to the amount reserved, or that subsequent evaluations of the loan portfolio will not require an increase in the allowance. Prevailing factors in association with the methodology may include improvement or deterioration of individual commitments or pools of similar loans, or loan concentrations.

Appendix B-13

SUMMARY

Results of Operations

Based on historical results and recent investments in branches and TWA operations, management anticipates that the Company will continue to grow in the upcoming quarter. However, due to risk factors that are beyond the control of the Company, actual results could differ from management’s estimates. Management’s discussion and analysis of financial condition and results of operations is intended to provide a better understanding of the significant changes in trends relating to the Company’s financial condition, results of operations, liquidity and interest rate sensitivity. The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements of the Company, including the notes.

For the three months ended September 30, 2008, the Company reported on a consolidated basis, net income of $1,486,000 as compared to $985,000 for the three months ended September 30, 2007, an increase of $501,000, or 50.9%. Diluted earnings per share was $0.39 and $0.25 for the three months ended September 30, 2008 and 2007, respectively, an increase of 56.0%.

For the nine months ended September 30, 2008, the Company reported on a consolidated basis, net income of $3,979,000 as compared to $3,070,000 for the nine months ended September 30, 2007, an increase of $909,000, or 29.6%. Diluted earnings per share was $1.04 for the nine months ended September 30, 2008 as compared to $0.77 for the nine months ended September 30, 2007, an increase of 35.1%.

Total assets reached $679,709,000 as of September 30, 2008, an increase of $122,894,000, or 22.1% from December 31, 2007. Total deposits were $442,400,000 as of September 30, 2008, an increase of $81,225,000, or 22.5% from December 31, 2007. Total loans receivable, net were $568,593,000 as of September, 2008, as compared to $464,699,000 as of December 31, 2007, representing an increase of $103,894,000, or 22.4%.

The increase in net income and fully diluted earnings per share for the three and nine months ended September 30, 2008 over the same period prior year was primarily the result of the following:

•

For the three and nine months ended September 30, 2008, interest income increased $1,252,000, or 12.6% and $3,058,000, or 10.5%, respectively, over the same periods last year. The increase in interest income was largely due to an increased earning asset base as a result of an increase in the size of the Bank’s loan portfolio partially offset by a decreasing earning asset yield to 6.93% from 7.79%, an eighty six point decrease, and 7.86% to 7.19%, a sixty seven basis point decrease, respectively, for the three and nine months ended 2008 versus 2007.

•

Interest expense decreased $441,000, or 8.1% and $1,034,000, or 6.4%, respectively, for the three and nine months ended September 30, 2008 as compared to the same period prior year. The decrease was primarily due to the following.

Interest expense on deposits decreased $1,008,000, or 25.6% and $2,826,000, or 23.3%, respectively, for the three and nine months ended September 30, 2008 as compared to the same period prior year. The decreases are primarily attributable to a decreasing interest rate environment in the first three quarters of 2008 as compared to the same quarters of 2007.

Interest expense on junior subordinated debentures decreased $157,000, or 52.0% and $389,000, or 43.8%, respectively, as a result of the decrease in LIBOR in the first three quarters of 2008 as compared to the same periods prior year. Additionally, in 2007 the Company refinanced $10 million in trust preferred securities with a floating interest rate of three-month LIBOR plus 1.44% from a floating interest rate of three-month LIBOR plus 3.65%.

Partially offsetting these decreases was an increase of $642,000, or 52.8% and $2,062,000, or 67.1%, respectively, in interest expense on borrowed funds as a result of the Bank borrowing more funds to support the loan growth for the three and nine months ended September 30, 2008 as compared to the same periods in 2007.

The Company obtained a new $6 million credit facility in 2008. Thus, there was an increase in interest expense for long term debt of $81,000, or 100%, and $119,000, or 100%, respectively, for the three and nine month period ended September 30, 2008 as compared to the same period prior year.

There was also an increase in interest expense for long term debt of $81,000, or 100%, and $119,000, or 100%, respectively, for the three and nine month period ended September 30, 2008 as compared to the same period prior year.

Appendix B-14

Partially offsetting the increase in interest income and the decrease in interest expense, which had positive impacts on net income, were decreases in non-interest income, an increase in the provision for loan losses and an increase in non-interest expense as follows.

•

Non-interest income decreased $85,000, or 14.0% and $190,000, or 10.2%, respectively, for the three and nine months ended September 30, 2008 as compared to the same period prior year. These decreases are primarily related to the gain on sale of loans of $486,000 which occurred in the first nine months of 2007 versus the gain on sale of loans of $166,000 in the first nine months of 2008. Partially offsetting this decrease, there was an increase in other income for fees generated from retail and commercial banking operations and the Bank Owned Life Insurance asset purchased in April 2007 for the nine months ended September 30, 2008 as compared to the same period prior year.

•

The provision for loan losses for the three and nine months ended September 30, 2008 was $653,000 and $1,597,000, respectively, as compared to a provision of $116,000 and $40,000 in the three and nine months ended September 30, 2007. This level is considered adequate by management for probable loan losses inherent in the loan portfolio.

•

Non-interest expense for the three and nine months ended September 30, 2008 increased $233,000, or 6.6% and $1,087,000, or 10.8%, respectively, over the same period prior year. The increases are primarily attributable to the following.

Planned increases in staff resulted in an increase in salaries and benefits of $357,000, or 19.5% and $845,000, or 15.2%, respectively, in the first, second and third quarters 2008 as compared to the same periods prior year. Professional fees increased $8,000, or 10.3% and $34,000, or 9.6%, respectively, for the three and nine month period ended September 30, 2008 as compared to the same period prior year. Other administrative expenses increased $208,000, or 11.9% in the first nine months of 2008 as compared to the same period in 2007 which was a result of the growth of the Company. Partially offsetting these increases in the third quarter, there was a decrease in other administrative expenses of $71,000, or 9.3% from the third quarter 2008 as compared to the same period prior year. For the nine months ending September 30, 2008, administrative expenses increased 11.8%. There was also a decrease in advertising expense of $10,000, or 10.9% and $72,000, or 23.7%, respectively, for the three and nine month ended September 30, 2008 as compared to the same period prior year.

Financial Condition

For the three and nine month period ended September 30, 2008, the Company’s return on average assets (“ROA”) was 0.89% and 0.86%, respectively, compared to 0.74% and 0.80%, respectively, for the same period in 2007. The Company’s return on average equity (“ROE”) was 16.61% and 15.38%, respectively, for the three and nine month period ended September 30, 2008 as compared to the 11.73% and 12.55%, respectively, for the same period last year. The increase in ROE is primarily due to the increase of the net interest margin in the first three quarters of 2008 and to the stock buy back program in the third and fourth quarters of 2007. Management continues to balance the desire to increase the return ratios with the desire to increase the Bank’s deposit penetration in Marin County and loan growth throughout its lending territories while maintaining superior credit quality. The Bank’s market share of total Marin County deposits increased from 4.76% to 5.14%, or an increase of 8.0% for the twelve month period from June 2007 to June 2008 (the latest date for which the information is available).

As of September 30, 2008, consolidated total assets were $679,709,000 as compared to $556,815,000 at December 31, 2007, which represents an increase of 22.1%. Contributing to the growth of assets in 2008 were increases of $105,456,000, or 22.5% in gross outstanding loans, in total investment securities to $2,746,000, or 5.0%, in the surrender value of Bank Owned Life Insurance (“BOLI”) of $348,000, or 3.3%, in accrued interest receivable of $453,000, or 14.0%, in other assets of $298,000, or 4.9%, and in FHLB restricted stock of $ 1,544,000, or 22.4% partially offset by a decrease in bank premises and equipment, net of $529,000, or 11.4%. The Federal funds sold balance was $180,000 as of September 30, 2008 compared to $567,000 as of December 31, 2007, a decrease of $386,000, or 68.2%.

Appendix B-15

As of September 30, 2008, consolidated total liabilities were $643,208,000 as compared to $523,882,000 at December 31, 2007, which represents an increase of 22.8%. Contributing to the increase in liabilities in 2008 was an increase in FHLB advances of $31,578,000, or 21.6% as compared to the same period in 2007. Also, the Company in the first nine months of 2008 obtained a $5 million credit facility from Pacific Coast Bankers Bank. An initial disbursement of $3 million was received on March 31, 2008 and an additional disbursement for $2 million was received in June 2008. The Company obtained an additional $1 million credit facility from Pacific Coast Bankers Bank in June 2008. Both of these increases were primarily utilized to support loan growth and to increase the capital position of the Bank.

There was an increase in total deposits of $81,225,000, or 22.5% from September 30, 2008 to December 31, 2007. In the current economic environment, the Bank has experienced intense competition for deposits. This is primarily due to a combination of businesses and consumers having fewer funds to deposit and higher deposit rates offered by competitors in order to maintain their funding base. During this time, the Bank has maintained a rational approach to retaining relationship deposits without seeking deposits that are solely rate sensitive. Accrued interest payable and other liabilities increased $523,000, or 18.7% in 2008 as compared to 2007.

Stockholder’s equity increased $3,568,000, or 10.8% to $36,500,000 in 2008 as compared to December 31, 2007. The increase was attributable to net income of $3,979,000, amortization of deferred compensation – incentive stock options of $228,000 and stock options exercised of $50,000 partially offset by unrealized security holding loss of $88,000 and $602,000 of cash dividends declared during the period.

As of September 30, 2008 and 2007, TWA had approximately $254 and $272 million in assets under management.

Net Interest Income/Results of Operations

Net interest income is the difference between the interest earned on loans, investments and other interest earning assets, and its interest expense on deposits and other interest bearing liabilities and is the most significant component of the Company’s earnings. Net interest income is impacted by changes in general market interest rates and by changes in the amounts and composition of interest earning assets and interest bearing liabilities. Comparisons of net interest income are frequently made using net interest margin and net interest rate spread. Net interest margin is expressed as net interest income divided by average earning assets. Net interest rate spread is the difference between the average rate earned on total interest earning assets and the average rate incurred on total interest bearing liabilities. Both of these measures are reported on a taxable equivalent basis. Net interest margin is the higher of the two because it reflects interest income earned on assets funded with non-interest bearing sources of funds, which includes demand deposits and stockholders’ equity.

For the three and nine months ended September 30, 2008, rates paid on interest-bearing liabilities declined faster than yields on earning assets, resulting in a forty one and forty four basis point, respectively, increase in net interest spread.

The following tables present average daily balances of assets, liabilities, and shareholders’ equity as of September 30, 2008 and 2007, along with total interest income earned and expense paid, and the average yields earned or rates paid and the net interest margin for the three and nine months ended September 30, 2008 and 2007.

Appendix B-16

TAMALPAIS BANCORP AND SUBSIDIARIES
Average Balance Sheets (Unaudited)

	For the Three Months Ended

	9/30/08			9/30/07

(dollars in thousands)	Average Balance	Interest Income/ Expense	Yields Earned/ Paid	Average Balance	Interest Income/ Expense	Yields Earned/ Paid

Assets
Investment securities - Muni’s (1,2)	$6,733	$66	5.49%	$4,316	$43	5.58%
Investment securities - taxable (2)	49,546	579	4.65%	50,845	615	4.80%
Other investments	8,367	125	5.94%	5,123	66	5.11%
Interest bearing deposits in other financial institutions	713	8	4.46%	786	9	4.54%
Federal funds sold	8,649	43	1.98%	2,132	24	4.47%
Loans (3)	570,107	10,399	7.26%	444,443	9,210	8.22%

Total Interest Earning Assets	644,115	11,220	6.93%	507,645	9,967	7.79%
Allowance for loan losses	(5,981)			(4,621)
Cash and due from banks	4,545			4,374
Net premises, furniture and equipment	4,224			4,916
Other assets	19,289			17,825

Total Assets	$666,192			$530,139

Liabilities and Shareholders’ Equity
Interest bearing checking	$7,128	11	0.61%	$7,371	11	0.59%
Savings deposits (4)	156,724	915	2.32%	159,732	1,676	4.16%
Time deposits	239,709	2,001	3.32%	177,516	2,249	5.03%
Other borrowings	176,356	1,858	4.19%	105,142	1,216	4.59%
Long Term Debt	6,000	81	5.37%	—	—	100.00%
Junior Subordinated Debentures	13,403	145	4.30%	20,276	302	5.91%

Total Interest Bearing Liabilities	599,320	5,011	3.33%	470,037	5,454	4.60%
Noninterest deposits	27,222			21,245
Other liabilities	3,881			5,287

Total Liabilities	630,423			496,569
Shareholders’ Equity	35,769			33,570

Total Liabilities and Shareholders’ Equity	$666,192			$530,139

Net interest income		$6,209			$4,513

Net interest spread (5)			3.60%			3.19%
Net interest margin (6)			3.83%			3.53%

(1)

Yields on securities and certain loans have been adjusted upward to a “fully taxable equivalent” (“FTE”) basis in order to reflect the effect of income which is exempt from federal income taxation at the current statutory tax rate.

(2)	The yields for securities were computed using the average amortized cost and therefore do not give effect for changes in fair value.

(3)	Loans, net of unearned income, include non-accrual loans but do not reflect average reserves for possible loan losses.

(4)	Savings deposits include Money Market accounts.

(5)	Net interest spread is the interest differential between total interest earning assets and total interest-bearing liabilities.

(6)	Net interest margin is the net yield on average interest earning assets.

Appendix B-17

EPIC BANCORP AND SUBSIDIARIES
Average Balance Sheets (Unaudited)

	For the Nine Months Ended

	9/30/08			9/30/07

(dollars in thousands)	Average Balance	Interest Income/ Expense	Yields Earned/ Paid	Average Balance	Interest Income/ Expense	Yields Earned/ Paid

Assets
Investment securities - Muni’s (1,2)	$6,670	$197	5.56%	$2,401	$71	5.58%
Investment securities - taxable (2)	49,613	1,756	4.73%	49,248	1,714	4.65%
Other investments	7,874	330	5.60%	5,093	202	5.30%
Interest bearing deposits in other financial institutions	682	24	4.70%	972	32	4.40%
Federal funds sold	5,313	94	2.36%	3,581	137	5.12%
Loans (3)	527,393	29,766	7.54%	433,900	26,951	8.30%

Total Interest Earning Assets	597,545	32,167	7.19%	495,195	29,107	7.86%
Allowance for loan losses	(5,478)			(4,639)
Cash and due from banks	4,458			4,386
Net premises, furniture and equipment	4,407			5,068
Other assets	18,969			13,171

Total Assets	$619,901			$513,181

Liabilities and Shareholders’ Equity
Interest bearing checking	$6,942	33	0.63%	$7,664	35	0.61%
Savings deposits (4)	150,601	2,852	2.53%	156,499	5,142	4.39%
Time deposits	219,065	6,418	3.91%	181,824	6,952	5.11%
Other borrowings	163,770	5,136	4.19%	94,183	3,073	4.36%
Long Term Debt	3,343	119	4.75%	—	—	—
Junior Subordinated Debentures	13,403	498	4.96%	15,719	887	7.54%

Total Interest Bearing Liabilities	557,124	15,056	3.61%	455,889	16,089	4.72%
Noninterest deposits	24,907			20,471
Other liabilities	3,368			4,216

Total Liabilities	585,399			480,576
Shareholders’ Equity	34,502			32,605

Total Liabilities and Shareholders’ Equity	$619,901			$513,181

Net interest income		$17,111			$13,018

Net interest spread (5)			3.58%			3.14%
Net interest margin (6)			3.83%			3.51%

(1)

Yields on securities and certain loans have been adjusted upward to a “fully taxable equivalent” (“FTE”) basis in order to reflect the effect of income which is exempt from federal income taxation at the current statutory tax rate.

(2)	The yields for securities were computed using the average amortized cost and therefore do not give effect for changes in fair value.

(3)	Loans, net of unearned income, include non-accrual loans but do not reflect average reserves for possible loan losses.

(4)	Savings deposits include Money Market accounts.

(5)	Net interest spread is the interest differential between total interest earning assets and total interest-bearing liabilities.

(6)	Net interest margin is the net yield on average interest earning assets.

Three Months ended September 30, 2008 Compared to Three Months ended September 30, 2007

For the three months ended September 30, 2008, the Bank’s net interest margin (“NIM”) was 3.83%, an increase of 8.7% from the NIM of 3.53% in 2007. In the third quarter of 2008, the Company significantly lowered its cost of funds by one hundred twenty seven basis points from the third quarter of 2007. The Company benefited from the ongoing decreases in the Federal funds and discount rates resulting in lower funding costs while asset yields remained relatively high due to the pricing structure of loans with floors, initial fixed rates and prepayment penalties.

The Bank’s yield on average interest earning assets decreased to 6.93% as of September 30, 2008 from 7.79% as of September 30, 2007 as a result of the following.

Appendix B-18

The yield on the loan portfolio decreased ninety-six basis points from 8.22% in 2007 to 7.26% in 2008 which is primarily a result of the growth in loans held in the portfolio partially offset by the effect of competitive pressures on rates offered by the Bank as a result of a decrease in the interest rates implemented by the Federal Reserve Board in the first quarter 2008. The yield on the loan originations were at lower yields and maturities and paydowns of loans were at higher yields. The yield on the Bank’s Federal funds sold decreased to 1.98% in 2008 from 4.47% in 2007. The decrease in the yield for the Federal Funds sold is the result of the Federal Reserve decreasing the Federal funds interest rate (the interest rate banks charge each other for short term borrowings) from January 2008 through September 30, 2008 by two hundred basis points. The average balance for investment securities – taxable in 2008 of $49,546,000 bore a decrease in yield from 4.80% in 2007 to 4.65% in 2008. The yield decrease primarily relates to purchasing more securities with lower yields than the maturities and paydowns of securities at higher yields. The yield on other investments increased to 5.94% in the third quarter 2008 from 5.11% in the third quarter 2007. The yield on interest bearing deposits in other financial institutions decreased eight basis points from 2008 as compared to 2007.

The rate paid on average interest bearing liabilities decreased from 4.60% to 3.33% when comparing the three month period ended September 30, 2008 versus the same period a year ago. The rate paid on savings deposits decreased from 4.16% to 2.32% from 2007 as compared to 2008 and the rate paid on time deposits decreased one hundred seventy one basis points from 5.03% to 3.32% from 2007 as compared to 2008. These decreases are primarily attributable to the result of the previously discussed decreases in market interest rates originating from actions taken by the Federal Reserve in the first quarter 2008. The rate on other borrowings decreased forty basis points from third quarter of 2008 as compared to third quarter of 2007. The junior subordinated rate paid on debentures decreased from 5.91% to 4.30% at 2008 when compared to 2007. The decrease in the interest rate paid on debentures is attributable to the Company obtaining a issuance of $10 million in new trust preferred securities that bears a floating interest rate of three-month LIBOR plus 1.44% as compared to the Company’s existing securities which bore a floating interest rate of three-month LIBOR plus 3.65%, which was redeemed from the proceeds of the new issuance. New long term debt for $6 million was obtained in 2008 which had an average yield of 5.37%.

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

For the nine months ended September 30, 2008, the Bank’s net interest margin (“NIM”) was 3.83%, an increase from the NIM of 3.51% in 2007, or 9.2%. The Company benefited from the ongoing decreases in the Federal funds and discount rates resulting in lower funding costs while asset yields remained relatively high due to the pricing structure of loans with floors, initial fixed rates and prepayment penalties.

The Bank’s yield on average interest earning assets decreased from 7.86% as of September 30, 2007 to 7.19% as of September 30, 2008 as a result of the following.

The yield on the loan portfolio decreased seventy six basis points from 8.30% in 2007 to 7.54% in 2008 which is primarily a result of the growth in loans held in the portfolio partially offset by the effect of competitive pressures on rates offered by the Bank as a result of a decrease in the interest rates implemented by the Federal Reserve Board in the first quarter 2008. The yield on the loan originations were lower and maturities and paydowns of loans were at higher yields. The yield on the Bank’s Federal funds sold decreased to 2.36% in 2008 from 5.12% in 2007. The decrease in the yield for the Federal Funds sold is the result of the Federal Reserve decreasing the Federal funds interest rate (the interest rate banks charge each other for short term borrowings) from January 2008 through September 30, 2008 by two hundred basis points. The average balance for investment securities – taxable in 2008 of $49,613,000 bore an increase in yield from 4.65% in 2007 to 4.73% in 2008. The yield increase primarily relates to purchasing more securities with higher yields than the maturities and paydowns of securities at lower yields. The yield on other investments increased to 5.60% in the first three quarters 2008 from 5.30% in the first three quarters 2007. The yield on interest bearing deposits in other financial institutions increased thirty basis points from 2008 as compared to 2007.

The rate paid on average interest bearing liabilities decreased from 4.72% to 3.61% when comparing the nine month period ended September 30, 2008 versus the same period a year ago. The rate paid on savings deposits decreased from 4.39% to 2.53% from 2007 as compared to 2008 and the rate paid on time deposits decreased from 5.11% to 3.91% from 2007 as compared to 2008. These decreases are primarily attributable to the result of the previously discussed changes in market interest rates originating from actions taken by the Federal Reserve in the first quarter 2008. The rate on other borrowings decreased seventeen basis points from first three quarters of 2008 as compared to first three quarters of 2007. The junior subordinated rate paid on debentures decreased from 7.54% in 2007 to 4.96% in 2008. The decrease in the interest rate paid on debentures is attributable to the Company obtaining a issuance of $10 million in new trust preferred securities that bears a floating interest rate of three-month LIBOR plus 1.44% as compared to the Company’s trust preferred securities which bore a floating interest rate of three-month LIBOR plus 3.65%, and which were redeemed from the proceeds of the new issuance. New long term debt of $6 million was obtained in the first nine months of 2008 which had an average yield of 4.75%.

Appendix B-19

Analysis of Volume and Rate Changes on Net Interest Income and Expenses

The following sets forth changes in interest income and interest expense for each major category of average interest-earning assets and interest-bearing liabilities, and the amount of change attributable to volume and rate changes for the periods indicated. Changes not solely attributable to volume or rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

	Nine Months ended September 30, 2008 Compared to nine Months ended September 30, 2007
	Volume	Rate	Total
	(Dollars in thousands)
Increase/(decrease) in Interest Income
Investment securities	$156	$12	$168
Other investments	115	13	128
Interest-bearing deposits	(11)	3	(8)
Federal Funds Sold	73	(116)	(43)
Loans	6,527	(3,712)	2,815

	6,860	(3,800)	3,060

Increase/(decrease) in Interest Expense
Interest-bearing checking	$(4)	$2	$(2)
Savings deposits	(188)	(2,102)	(2,290)
Time Deposits	1,770	(2,303)	(533)
FHLB and other borrowings	2,356	(174)	2,182
Junior Subordinated Debentures	(118)	(271)	(389)

	3,816	(4,848)	(1,032)

Increase/(decrease) in Net Interest Income	$3,044	$1,048	$4,092

Non-interest Income

Non-interest income is comprised of gain on sale of loans net, loan servicing, fees generated by TWA and other income. Non-interest income for the three and nine months ended September 30, 2008 was $523,000, a decrease of $85,000, or 14.0% and was $1,664,000, a decrease of $190,000, or 10.2%, respectively, from the same period in 2007.

The following table sets forth information regarding the non-interest income for the periods shown.

	For the Three Months Ended		Increase/ (decrease) amount	Increase/ (decrease) percent	For the Nine Months Ended		Increase/ (decrease) amount	Increase/ (decrease) percent

	September 30, 2008	September 30, 2007			September 30, 2008	September 30, 2007

	(Dollars in thousands)				(Dollars in thousands)

Gain on sale of loans, net	$—	$68,817	$(68,817)	-100.0%	$166,293	$485,873	$(319,580)	-65.8%
Loss on sale of securities, net	(5,780)	—	(5,780)	100.0%	(5,780)	—	(5,780)	100.0%
Loan servicing	47,103	51,045	(3,942)	-7.7%	131,861	127,234	4,627	3.6%
Investment Advisory Services fee income	157,283	153,605	3,678	2.4%	464,117	439,558	24,559	5.6%
Other income	324,874	335,124	(10,250)	-3.1%	907,813	801,206	106,607	13.3%

Total	$523,480	$608,591	$(85,111)	-14.0%	$1,664,304	$1,853,871	$(189,567)	-10.2%

Appendix B-20

For the three months ended September 30, 2008, the gain on sale of loans net decreased $69,000, or 100%. This decrease was due to the Company not selling any loans in the third quarter of 2008 and consequently not recognizing a gain on sale of loans. For the nine months ended September 30, 2008, the gain on sale of loans net decreased $320,000, or 65.8%. This decrease was primarily due to the sale in the first quarter of 2008 of the government guaranteed portion of SBA loans in 2008 of $166,000 as compared to the gain on sale of loans of $486,000 in the third quarter of 2007. There may be periods in the coming quarters where no loan sales may occur.

For the three and nine months ended September 30, 2008, loss on sale of securities, net decreased $6,000, or 100%. This decrease is attributable to the Bank selling securities in the third quarter 2008 versus no sale of securities in the first nine months of 2007.

Loan servicing income for the third quarter of 2008 was $47,000, representing a decrease of $4,000, or 7.7% over the same period the prior year. This decrease is primarily the result of a decrease in the amount of loans that the Bank was servicing during the third quarter. Loan servicing income for the nine months ended September 30, 2008 was $132,000, representing an increase of $5,000, or 3.6% over the same period prior year. This increase is primarily the result of an increase in the amount of loans that the Bank is servicing.

Advisory Services fee income increased $4,000, or 2.4% from the three month period ended September 30, 2008 as compared to the three month period ended September 30, 2007. The increase is primarily attributable to the growth of TWA’s assets under management. Advisory Services fee income increased $25,000, or 5.6% for the nine month period ended September 30, 2008 as compared to the same period ended September 30, 2007. This increase is primarily attributable to the growth of the TWA providing wealth management services inclusive of investment management and financial planning to high-net worth individuals, families and institutions partially offset by market declines affecting fees.

As of September 30, 2008, TWA had approximately $253.7 million in assets under management of which $57.9 million represented the Bank’s investment portfolio. Due to the uncertainties involved in the market and staffing, marketing, and growing the client base of TWA, the Company can give no assurance that TWA will generate significant revenue in 2008 or that it will be profitable on a stand-alone basis. For the three and nine months of 2008, there were no capital infusions to TWA from the Company versus $0 and $115,000, respectively, for the same periods prior year.

Other income decreased $10,000, or 3.2% for the three month period ended September 30, 2008 as compared to the same period prior year. The decrease in the three months ended September 30, 2008 as compared to the same period prior year is primarily attributable to the decrease in late charges, Travelers expense fee income, and BOLI interest income. Partially offsetting these decreases was an increase in NSF fees as a result of increasing service charges on checks drawn against insufficient funds. Additionally, debit card fee income and miscellaneous income increased as a result of the growth of the Company.

Other income increased $107,000, or 13.3% for the nine month period ended September 30, 2008 as compared to the same period prior year. The increase is primarily attributable to the Bank obtaining a BOLI policy in April 2007 which contributed to other income and NSF fees increasing as a result of increasing service charges on checks drawn against insufficient funds. Additionally, debit card fee income and deposit account service charges increased as a result of the growth of the Company. Partially offsetting these increases was a decrease in Travelers expense fee income, late charges, miscellaneous fee income and a “other than temporary impaired charge” in the second quarter of 2008 related to Municipal Securities insured by MBIA, AMBAC, and XLCA. The Company began selling these securities in the third quarter and will continue to do so as market conditions warrant.

Appendix B-21

Non-interest Expense

Non-interest expense consists of salaries and benefits, occupancy, advertising, professional, data processing, equipment and depreciation and other administrative expenses. The Company’s non-interest expense for the three and nine month period ended September 30, 2008 was $3,785,000 and $11,185,000 an increase of $233,000, or 6.6% and $1,087,000, or 10.8%, respectively, as compared with the same periods in 2007.

The following table sets forth information regarding the non-interest expenses for the periods shown.

	For the Three Months Ended		Increase/ (decrease) amount	Increase/ (decrease) percent	For the Nine Months Ended		Increase/ (decrease) amount	Increase/ (decrease) percent

	September 30, 2008	September 30, 2007			September 30, 2008	September 30, 2007

	(Dollars in thousands)				(Dollars in thousands)
Salaries and benefits	$2,190,224	$1,833,327	$356,897	19.5%	$6,412,496	$5,567,822	$844,674	15.2%
Occupancy	375,669	383,250	(7,581)	-2.0%	1,120,204	1,101,390	18,814	1.7%
Advertising	85,598	96,027	(10,429)	-10.9%	233,839	306,330	(72,491)	-23.7%
Professional services	88,313	80,102	8,211	10.3%	386,489	352,686	33,803	9.6%
Data processing	142,624	146,198	(3,574)	-2.4%	423,884	350,583	73,301	20.9%
Equipment and depreciation	213,005	252,345	(39,340)	-15.6%	650,364	669,488	(19,124)	-2.9%
Other administrative	689,919	760,689	(70,770)	-9.3%	1,957,672	1,749,934	207,738	11.9%

Total	$3,785,352	$3,551,938	$233,414	6.6%	$11,184,948	$10,098,233	$1,086,715	10.8%

Salaries and benefits is the largest component of non-interest expense. For the three and nine months ended September 30, 2008, salaries and benefits increased by $357,000, or 19.5% and $845,000, or 15.2%, respectively, primarily due to the Company’s planned increases in full time equivalent (“FTE”) employees. The Company expanded its staff and management to 75 FTE as of September 30, 2008 as compared to 73 for the same period prior year to strengthen its commercial and small business banking operations. Additionally, the Company had a higher incentive bonus accrual and commission payouts, regular salary adjustments and higher employee and medical benefits for the first three quarters in 2008 versus the same periods prior year.

For the three month period ended September 30, 2008, there was a decrease of $8,000, or 2.0% in occupancy costs when compared to the same period prior year. This decrease was attributable to lower rent that TWA paid in the third quarter of 2008 as compared to the third quarter of 2007. For the nine month period as of September 30, 2008, the increase of $19,000, or 1.7% in occupancy costs is largely due to the annual rent adjustments in the branch and administrative facilities.

Advertising costs decreased $10,000, or 10.9% and $72,000, or 23.7%, respectively, in the three and nine months ended September 30, 2008 as compared to the same period the prior year. The Company reduced the promotional expenses in the first three quarters of 2008 as compared to the same period prior year.

Professional services increased $8,000, or 10.3% and $34,000, or 9.6%, respectively, in the three and nine months ended September 30, 2008 as compared with the same period prior year. The increase in 2008 was primarily attributable to higher outside consulting fees related to Company initiatives in the three and nine months ended September 30, 2008 as compared to the same period prior year.

Data processing expenses for the three months ended September 30, 2008 decreased $4,000, or 2.5% over the same period in 2007. Data processing expenses for the nine months ended September 30, 2008 increased $73,000, or 20.9% over the same period in 2007. This increase was largely attributable to third party IT support as a result of the growth of the Company.

The change in equipment and depreciation expense for the three and nine months ending September 30, 2008 decreased $39,000, or 15.6% and $19,000, or 2.9%, respectively, as compared to the same periods prior year. The decrease is primarily attributable to fewer new purchases and leasehold improvements being made in 2008 as compared to 2007.

Other administrative expenses of $690,000 for the three months ending September 30, 2008 represents a $71,000, or 9.3% decrease over the same period prior year. The decrease for the three months ended September 30, 2008 is primarily attributable to a decrease in miscellaneous loan charges and postage, mailing and stamps partially offset by an increase in CDARS fee expense, SBA loan servicing expense, FDIC insurance premium, office supplies, savings account losses, and the amortization expense of the Affordable Housing Project.

Other administrative expenses of $1,958,000 for the nine months ending September 30, 2008 represents a $208,000, or 11.9% increase over the same period in 2007. The increase for the nine three months ended September 30, 2008 is primarily attributable to an increase in item processing expense, CDARS fee expense, SBA loan servicing, D&O liability insurance, FDIC insurance premiums, office supplies, ATM/Debit card expense, and amortization expense of the Affordable Housing Project partially offset by a decrease in loan credit reports and loss reserve for off balance sheet commitments.

Appendix B-22

The efficiency ratio measures a bank’s productivity. It is the cost required to generate each dollar of revenue. The Company’s efficiency ratio (the ratio of non-interest expense divided by the sum of non-interest income and net interest income) was 56.2% and 59.6% for the three and nine months ending September 30, 2008 as compared to 69.3% and 67.9%, respectively, for the three and nine months ending September 30, 2007.

Provision for Loan Losses

The Bank formally assesses the adequacy of the allowance on a quarterly basis. The Bank provides as an expense an amount needed to bring the allowance for loan losses to a level necessary to provide adequate coverage for probable loan losses. The adequacy of the allowance for loan losses is evaluated based on several factors, including growth of the loan portfolio, analysis of probable losses in the portfolio and recent loss experience. Actual losses on loans are charged against the allowance, and the allowance is increased through the provision for loan losses charged to expense.

The U.S. economies are experiencing significantly reduce business activity as a result of, among other factors, disruptions in the financial system, dramatic declines in the housing market and increasing unemployment rate. Over the last quarter, there has been unprecedented volatility and deterioration in the financial markets, witnessing the failure of well-known companies and inducing a national recession. In this environment, loan quality has already shown softness as a result of general economic conditions, and could deteriorate even further. Consequently, the Bank has increased the provision for loan losses as follows.

For the three and nine months ended September 30, 2008, the provision for loan losses was $653,000 and $1,597,000, respectively, as compared to $116,000 and $40,000 for the same periods in 2007. The increase in the provision for both periods in 2008 as compared to 2007 is the result of a higher growth in the Bank’s loan portfolio in the three and nine months ending September 30, 2008 versus the same period in 2007. The provision for loan losses reflects the amount deemed necessary to maintain the allowance at a level considered adequate to provide for probable losses inherent in the portfolio.

Provision for Income Taxes

The Company reported a provision for income taxes of $806,000 and $2,014,000 for the three and nine months ending September 30, 2008, respectively, representing a increase of $337,000, or 71.9% and $350,000, or 21.0%, respectively, as compared to the same period in 2007. The effective tax rate in the three and nine months ending September 30, 2008 was 35.2% and 33.6% as compared to 32.3% and 35.2%, respectively, for the same periods prior year.

The provision reflects accruals for taxes at the applicable rates for federal income and California franchise taxes based upon reported pre-tax income and adjusted for the effects of all permanent differences between income for tax and financial reporting purposes. The Company lowered its effective tax rate through tax benefits associated through the purchase of Bank Owned Life Insurance (the revenue from BOLI is tax-free), earnings on qualified municipal securities which are primarily tax free, tax credits associated with Affordable Housing Fund investments and lending in Enterprise Zones.

FINANCIAL CONDITION

Loans

Loans, net, increased by $103,894,000, or 22.4% as of September 30, 2008 as compared to December 31, 2007. During the last three years, the Company has emphasized the growth of its commercial loan portfolio and has augmented its traditional commercial and multifamily loans and services with small business lending. The Bank seeks to maintain a loan portfolio that is well balanced in terms of borrowers, collateral, geographies, industries and maturities. The recent downward pressure on real estate values create a cautious view toward real estate lending, and economic pressure has reduced demand for other types of loans. The Bank has not participated in subprime lending and it has low exposure to residential mortgages, construction and land loans. These categories, in total, comprise 11.5% of the loan portfolio.

Appendix B-23

The following table sets forth components of total net loans outstanding in each category at the dates indicated:

	At September 30, 2008		At December 31, 2007

	AMOUNT	%	AMOUNT	%

	(Dollars in thousands)

One-to-four family residential	$32,682	5.7%	$22,098	4.7%
Multifamily residential	164,429	28.6	123,077	26.2
Commercial real estate	325,286	56.6	246,258	52.5
Land	11,183	1.9	9,369	2.0
Construction real estate	22,284	3.9	28,988	6.2
Consumer loans	1,909	0.3	2,045	0.4
Commercial, non real estate	15,297	2.7	36,250	7.7

Total gross loans	573,070	99.7	468,085	99.7
Net deferred loan costs	1,999	0.3	1,529	0.3

Total loans receivable, net of deferred loan costs	$575,069	100%	$469,614	100%

Outstanding loan commitments at September 30, 2008 and December 31, 2007 primarily consisted of undisbursed construction loans, consumer and business lines of credit and commitments to originate business loans, commercial real estate and multifamily loans. Based upon past experience, the outstanding loan commitments may grow throughout the year if loan demand continues to increase, subject to economic conditions. The Bank does not have any significant concentrations in the loan portfolio by industry or group of industries, however as of September 30, 2008 and December 31, 2007, approximately 89.3% and 89.8%, respectively, of the loans were secured by real estate. The Bank has pursued a strategy emphasizing small business lending and commercial real estate loans and seeks real estate collateral when possible.

Real estate construction loans are primarily interim loans to finance the construction of commercial and single family residential property. These loans are typically short-term. Other real estate loans consist primarily of loans made based on the property and/or the borrower’s individual and business cash flows and which are secured by deeds of trust on commercial and residential property to provide another source of repayment in the event of default. Maturities on real estate loans other than construction loans are generally restricted to fifteen years (on an amortization of thirty years with a balloon payment due in fifteen years). Any loans extended for greater than five years generally have re-pricing provisions that adjust the interest rate to market rates at times prior to maturity.

Commercial and industrial loans are lines of credit are made for the purpose of providing working capital, covering fluctuations in cash flows, financing the purchase of equipment, or for other business purposes. Such loans and lines of credit include loans with maturities ranging from one to five years.

Consumer loans and lines of credit are made for the purpose of financing various types of consumer goods and other personal purposes. Consumer loans and lines of credits generally provide for the monthly payment of principal and interest or interest only payments with periodic principal payments.

As of September 30, 2008, the loan portfolio was primarily comprised of floating and adjustable interest rate loans. The following table sets for the repricing percentages of the adjustable rate loans as of September 30, 2008 and December 31, 2007.

	September 30, 2008	December 31, 2007

Reprice within one year	43.4%	44.9%
Reprice within one to two years	6.8%	5.3%
Reprice within two to three years	12.5%	12.3%
Reprice within three to four years	8.8%	8.8%
Reprice within four to five years	20.5%	18.0%
Reprice after five years	8.0%	10.7%

Total	100.0%	100.0%

Appendix B-24

The following table sets forth the maturity distribution of loans outstanding as of September 30, 2008. At those dates, the Bank had no loans with maturity greater than thirty years. In addition, the table shows the distribution of such loans between those loans with predetermined (fixed) interest rates and those with adjustable (floating) interest rates. Adjustable interest rates generally fluctuate with changes in the various pricing indices, primarily the six-month constant maturity treasury index, six month LIBOR and Prime Rate.

	As of September 30, 2008

	Maturing Within One Year	Maturing One to Five Years	Maturing After Five Years	Total

	(Dollars in Thousands)

One-to-four family residential	$1,280	$1,500	$29,902	$32,682
Multifamily residential	2,110	1,717	160,602	164,429
Commercial real estate	18,893	28,108	278,285	325,286
Land	1,618	9,565	—	11,183
Construction real estate	18,269	4,015	—	22,284
Consumer loans	394	1,219	296	1,909
Commercial, non real estate	1,390	7,661	6,246	15,297

Total	$43,954	$53,785	$475,331	$573,070

Loans with predetermined interest rates	669	432	—	1,101
Loans with floating or adjustable interest rates	43,285	53,353	475,331	571,969

	$43,954	$53,785	$475,331	$573,070

Nonperforming Assets

The Bank manages credit costs by consistently enforcing conservative underwriting and administration procedures and aggressively pursuing collection efforts with troubled debtors. The Bank closely monitors the markets in which it conducts its lending operations and continues its strategy to control exposure to loans with high credit risk and to increase diversification of earning assets. Loan reviews are performed using grading standards and criteria similar to those employed by bank regulatory agencies.

The Bank had four nonperforming loans as of September 30, 2008 totaling $4,287,000 as compared to one nonperforming loan of $466,000 at December 31, 2007. The Bank’s policy is to place loans on non-accrual status when, for any reason, principal or interest is past due for ninety days or more unless they are both well secured and in the process of collection. Loans can also be put on non-accrual status whenever the Bank determines that there is little to no chance of being paid by the customer. Any interest accrued, but unpaid, is reversed against current income. Interest received on non-accrual loans is only credited to income upon receipt and in certain circumstances may be applied to principal until the loan has been repaid in full, at which time the interest received is credited to income. When appropriate or necessary to protect the Bank’s interests, real estate taken as collateral on a loan may be taken by the Bank through foreclosure or a deed in lieu of foreclosure. Real property acquired in this manner is known as other real estate owned, or OREO. OREO would be carried on the books as an asset, at the lesser of the recorded investment or the fair value less estimated costs to sell. OREO represents an additional category of “nonperforming assets.” For the period commencing January 1, 1998 through September 30, 2008, the Company has not had any OREO.

Appendix B-25

The following table provides information with respect to the components of the nonperforming assets at the dates indicated.

	September 30, 2008	December 31, 2007

	(Dollars in thousands)
Non-accrual loans	$4,287	$466
Other real estate owned	—	—
Restructured Loans	—	—

Total nonperforming assets	$4,287	$466

Nonperforming assets as a percent of total loans	0.75%	0.10%
Nonperforming assets as a percent of total assets	0.63%	0.08%

The Company had four non-accrual loans as of September 30, 2008, totaling $4.3 million with an unguaranteed balance of $4.0 million. Included in this amount are a 60 day delinquent $3.3 million commercial term loan secured by real estate, a $555,000 SBA 7A loan that is 75% guaranteed by the SBA, a $413,000 multifamily loan, and a $19,000 SBA 7A commercial loan. As of December 31, 2007 the one commercial real estate loan for $466,000 that was on non-accrual paid off in April 2008. The gross interest income that would have been recorded had non-accrual loans been current totaled $91,000 in the quarter ended September 30, 2008.

In addition, as of September 30, 2008, there were nine loans totaling $2,748,000 that have a higher than normal risk of loss and have been classified as substandard. The substandard loans that are still performing include $548,000 SBA 7A loans that are 75%-85% guaranteed by the SBA, $918,000 multifamily loans located in the Bank’s primary market area, $64,000 secured line of credit, $1,113,000 SBA 504 loan secured by real estate, $90,000 commercial term loan located in the Bank’s primary market area and $15,000 commercial unsecured loan. In addition, approximately $12,514,000 in loans have been placed on the internal “watch list” for special mention and loss potential and are being closely monitored.

The following table provides information with respect to delinquent but still accruing loans at the dates indicated.

	September 30, 2008	December 31, 2007

	(Dollars in thousands)
Loans delinquent 60-89 days and accruing	$4,334	$553
Loans delinquent 90 days or more and accruing	—	—

Total performing delinquent loans	$4,334	$553

Total nonperforming assets could increase in the future if the national and local economies weaken further which may adversely affect the small businesses in our market area. The performance of any individual loan can be impacted by external factors such as the economy and interest rate environment, or factors particular to the borrower.

Allowance for Loan Losses

The Bank maintains an allowance for loan losses to provide for potential losses in the loan portfolio. Additions to the allowance are made by charges to operating expenses in the form of a provision for loan losses. All loans that are judged to be uncollectible are charged against the allowance while any recoveries are credited to the allowance. Management has instituted loan policies which include using grading standards and criteria similar to those employed by bank regulatory agencies, to adequately evaluate and assess the analysis of risk factors associated with its loan portfolio and to enable management to assess such risk factors prior to granting new loans and to assess the sufficiency of the allowance. Management conducts a critical evaluation of the loan portfolio quarterly. This evaluation includes an assessment of the following factors: the results of the internal loan review, any external loan review and any regulatory examination, loan loss experience, estimated potential loss exposure on each credit, concentrations of credit, value of collateral, and any known impairment in the borrower’s ability to repay and present economic conditions.

Appendix B-26

Each month the Bank also reviews the allowance and makes additional transfers to the allowance as needed. For the nine month period ended September 30, 2008 and December 31, 2007, the allowance for loan losses was 1.13% and 1.05%, respectively, of loans outstanding. While no assurance can be given, management believes that the increase in the allowance is adequate to reflect the increase in non-accrual loans and the overall economic downturn, which may adversely affect small businesses in the Bank’s market areas, and an increase in the loan balance. The Bank is working diligently with all borrowers to proactively identify and address difficulties as they arise. As of September 30, 2008 and December 31, 2007, charge-off of loans totaled $37,000 and $1,000, respectively, and there were $1,000 and $0, respectively, recoveries on previously charged-off loans.

After the additional charges to the allowance for loan losses for the third quarter, the Bank continues to be well capitalized under regulatory capital requirements.

As of September 30, 2008 and December 31, 2007, the ratio of the allowance for loan losses to nonperforming loans was 151.05% and 1054.7%, respectively. Although the Bank deems these levels adequate, no assurance can be given that further economic difficulties or other circumstances which would adversely affect the borrowers and their ability to repay outstanding loans will not occur. These losses would be reflected in increased losses in the loan portfolio, which losses could possibly exceed the amount then reserved for loan losses.

The following table summarizes the loan loss experience, transactions in the allowance for loan losses and certain pertinent ratios for the periods indicated:

	For the nine months ended September 30, 2008	For the twelve months ended December 31, 2007

	(Dollars In Thousands)
Gross Loans Outstanding, Period End	$575,069	$469,613
Average amount of loans outstanding	527,393	439,262
Period end non-performing loans outstanding	4,287	466

Loans Loss Reserve Balance, Beginning of Period	$4,915	$4,671
Charge-offs	(37)	(1)
Recoveries	1	—
Additions/(Reductions) charged to operations	1,597	245

Allowance for Loan Loss, End of Period	$6,476	$4,915

Ratio of Net Charge-offs/(Recoveries) During the Period to Average Loans Outstanding During the Period	0.00%	0.00%

Ratio of Allowance for Loan Losses to Loans at Period End	1.13%	1.05%

Investments

The Company purchases mortgage-backed securities and other investments as a source of interest income, credit risk diversification, to manage rate sensitivity, and to maintain a reserve of readily saleable assets to meet liquidity and loan requirements. Sales of “Federal Funds,” short-term loans to other banks, are regularly utilized. Placement of funds in certificates of deposit with other financial institutions may be made as alternative investments pending utilization of funds for loans or other purposes. Securities may be pledged to meet security requirements imposed as a condition to secure Federal Home Loan Bank advances, the receipt of public fund deposits and for other purposes. Investment securities are held in safekeeping by an independent custodian. The Bank does not hold common or preferred stock of either the Federal National Mortgage Association (Fannie Mae) or the Federal Home Loan Mortgage Corporation (Freddie Mac) common or preferred stock or non-agency backed securities.

As of September 30, 2008 and December 31, 2007, the carrying values of securities pledged were $57,921,000 and $55,175,000, respectively, representing the entire investment securities portfolio. Not all of the securities pledged as collateral were required to securitize existing borrowings. The Company’s policy is to stagger the maturities and to utilize the cash flow of the investments to meet overall liquidity requirements.

Appendix B-27

As of September 30, 2008 and December 31, 2007, the investment portfolio consisted of agency mortgage-backed securities, U.S. agency securities, municipal securities and agency collateralized mortgage obligations. Throughout 2008 the Company has pursued a strategy of purchase GNMA securities backed by the full faith and credit of the U.S. Government. The Company also owned $8,430,000 and $6,886,000 in Federal Home Loan Bank stock and $50,000 of Pacific Coast Banker’s Bank stock as of September 30, 2008 and December 31, 2007, respectively. Interest-bearing time deposits in other financial institutions amounted to $551,000 and $627,000 as of September 30, 2008 and December 31, 2007, respectively.

At September 30, 2008, $11,608,000 of the securities were classified as held-to-maturity and $46,313,000 of the securities were classified as available-for-sale. At December 31, 2007, $14,515,000, of the securities were classified as held-to-maturity and $40,661,000 of the securities were classified as available-for-sale. The Federal Home Loan Bank stock and the Pacific Coast Banker’s Bank stock are not classified since they have no stated maturities. Available-for-sale securities are bonds, notes, debentures, and certain equity securities that are not classified as trading securities or as held-to-maturity securities and are reported at their estimated fair value. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of capital until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Held-to-maturity securities consist of bonds, notes and debentures for which the Company has the positive intent and the ability to hold to maturity and are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

Appendix B-28

The following tables summarize the amounts and distribution of the Company’s investment securities, held as of the dates indicated, and the weighted average yields:

	As of September 30, 2008

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

	(Dollars in Thousands)
Available-for-sale
Mortgage backed securities	$12,602	$137	$(81)	12,658
U.S. Agency Securities	3,162	66	—	3,228
Municipal Securities	5,226	—	(165)	5,061
Collateralized Mortgage Obligation	25,185	207	(26)	25,366

Total Available-for-sale	$46,175	$410	$(272)	$46,313

Held-to-maturity
Mortgage backed securities	$11,607	$6	$(169)	$11,444

	As of December 31, 2007

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

	(Dollars in Thousands)
Available-for-sale
Mortgage backed securities	$15,687	$180	$(132)	$15,735
U.S. Agency Securities	7,409	65	—	7,474
Municipal Securities	5,799	98	(17)	5,880
Collateralized Mortgage Obligation	11,420	152	—	11,572

Total Available-for-sale	$40,315	$495	$(149)	$40,661

Held-to-maturity
Mortgage backed securities	$14,515	$7	$(197)	$14,325

	As of September 30, 2008		As of December 31, 2007

	Balance	Yield	Balance	Yield

	(Dollars in Thousands)		(Dollars in Thousands)
Available-for-sale
Mortgage backed securities	$12,658	4.94%	$15,735	4.76%
U.S. Agency Securities	3,228	5.61%	7,474	5.35%
Municipal Securities	5,061	3.93%	5,880	3.98%
Collateralized Mortgage Obligation	25,366	4.70%	11,572	5.55%

	$46,313	4.80%	$40,661	4.98%

Held-to-maturity
Mortgage backed securities	$11,607	3.89%	$14,515	4.17%

Appendix B-29

Deposits

The principal source of funds for the Bank are core deposits (non-interest and interest-bearing transaction accounts, money market accounts, savings accounts and certificates of deposits) from the Bank’s market areas. At September 30, 2008, total deposits were $442,400,000 representing an increase of $81,225,000, or 22.5% over the December 31, 2007 balance. The Company’s deposit growth plan for 2008 is to concentrate its efforts on increasing non-interest-bearing checking accounts. As of September 30, 2008, these accounts increased $6,885,000, or 29.6% as compared to December 31, 2007. The Company also experienced increases in interest-bearing checking deposits, money market and savings and time deposits greater and less than $100,000 accounts. The Company obtained wholesale deposits through deposit brokers of $70.0 million (15.9% of deposits) and $32.1 million (8.9% of deposits) and through non-brokered wholesale sources of $91.8 million (20.8% of deposits) and $46.2 million (12.8% of deposits) as of September 30, 2008 and December 31, 2007, respectively. These deposits, some of which were certificates of deposit of $100,000 or more, were obtained for generally longer terms than can be acquired through retail sources as a means to control interest rate risk or were acquired to fund all short term differences between loan and deposit growth rates. However, based on the amount of wholesale funds maturing in each month, the Company may not be able to replace all wholesale deposits with retail deposits upon maturity. To the extent that the Company needs to renew maturing wholesale deposits at then current interest rates, the Company incurs the risk of paying higher interest rates for these potentially volatile sources of funds.

In 2004, the Bank established a relationship with Reserve Funds, an institutional money manager that offers a money market savings based sweep product to community banks. Under this program, end investors use the Reserve Funds as a conduit to invest money market savings deposits in a consortium of community banks. The end investors receive a rate of interest that is generally higher than alternative money market funds, the community banks receive large money market savings balances, and the Reserve Funds receives a fee by acting as the conduit. The Bank began accepting deposits from this program in November 2004. As of September 30, 2008 and December 31, 2007, Reserve Fund deposits were $15.0 million, respectively. The Bank pays an interest rate equivalent to the effective Federal Funds rate plus 20 basis points. As of September 30, 2008 the rate was 2.11% as compared to a rate of 4.73% as of December 31, 2007.

On September 22, 2008, the Bank renewed a $15.0 million time deposit from the State of California through the State Treasurer. This is included in non-brokered wholesale certificates of deposits. The time deposit bears interest at the rate of 1.02% and matures on December 17, 2008. On August 27, 2008 the Bank renewed a $5.0 million time deposit from the State of California through the State Treasurer. The time deposit bears interest at the rate of 1.72% and matures on November 19, 2008. On September 24, 2008, the Bank renewed a $15.0 million time deposit from the State of California through the State Treasurer. The time deposit bears interest at the rate of 1.77% and matures on October 30, 2008. Assets pledged as collateral to the State consists of $57.8 million of the investment portfolio as of September 30, 2008.

In an effort to expand the Company’s market share, the Company is continuing a business plan to develop the retail presence in Marin County through an expanding network of full service branches. The Company operated three branches during the first quarter of 2004, opened two new branches in the second quarter of 2004, one new branch in third quarter 2005, and one new branch in third quarter 2006.

The following table summarizes the distribution of deposits and the period ending rates paid for the periods indicated:

	September 30, 2008			December 31, 2007

	Balance	Deposit Mix	Weighted Average Rate	Balance	Deposit Mix	Weighted Average Rate

	(Dollars in Thousands)

Noninterest-bearing deposits	$30,140	6.8%	0.00%	$23,255	6.4%	0.00%
Interest-bearing checking deposits	7,133	1.6%	0.66%	6,874	1.9%	0.18%
Money Market and savings deposits	156,438	35.4%	2.28%	138,276	38.3%	3.55%
Certificates of deposit over $100,000	116,929	26.4%	2.80%	110,588	30.6%	4.72%
Certificates of deposit less $100,000	131,760	29.8%	3.38%	82,182	22.8%	4.77%

Total deposits	$442,400	100.0%	2.56%	$361,175	100.0%	3.89%

Appendix B-30

The following schedule shows the maturity of the time deposits as of September 30, 2008:

	$100,000 or more			Less than $100,000

	Amount	Deposit Mix	Weighted Average Rate	Amount	Deposit Mix	Weighted Average Rate

	(Dollars in thousands)
Three months or less	$69,982	59.9%	2.46%	$55,162	41.9%	3.15%
Over 3 through 6 months	17,358	14.8%	3.28%	18,454	14.0%	3.16%
Over 6 through 12 months	22,558	19.3%	3.05%	27,670	21.1%	3.10%
Over 12 months through 2 years	4,174	3.6%	4.12%	14,941	11.3%	3.98%
Over 2 through 3 years	2,601	2.2%	4.37%	8,629	6.5%	4.33%
4 years and over	256	0.2%	4.88%	6,904	5.2%	4.60%

Total	$116,929	100.0%	2.80%	$131,760	100.0%	3.39%

Borrowed Funds

In response to the current market’s strong competition for deposit accounts, the Company has supplemented its funding base by increasing FHLB borrowings. The borrowings obtained in 2008 have generally been at lower rates and longer terms than alternative retail certificate of deposits. The average term of FHLB borrowings has also been extended as a means to control interest rate risk.

The Company has secured advances from the Federal Home Loan Bank at September 30, 2008 and December 31, 2007 amounting to $178.1 million and $146.5 million, respectively, a $31.6 million, or 21.6% increase. The increase in FHLB borrowings was primarily due to funding the rate of growth of the loan portfolio while matching the duration of the fixed loan portfolio and to minimize interest rate risk. As of September 30, 2008, unused borrowing capacity at the FHLB was $85.1 million under a formula based on eligible collateral. Assets pledged as collateral to the FHLB consisted of $250.0 million of the loan portfolio and $13.3 million of the investment securities portfolio as of September 30, 2008. Assets pledged as collateral to the FHLB consisted of $228.2 million of the loan portfolio and $25.3 million of the investment securities portfolio as of December 31, 2007. The advances have been outstanding at varying levels during the nine months ended September 30, 2008. Total interest expense on FHLB borrowings for the three and nine month period ended September 30, 2008 and 2007 was $1,858,000 and $5,136,000, respectively, and $1,216,000 and $3,073,000, respectively.

Over time the Company expects that funds provided by retail deposits obtained through the increasing branch network will be utilized to decrease FHLB borrowings during periods when the growth in deposits exceeds the growth in loans.

Included in the FHLB borrowings of $178.1million, as of September 30, 2008, the Company has borrowings outstanding of $128.1 million with FHLB for Advances for Community Enterprise (“ACE”) program. ACE provides funds for projects and activities that result in the creation or retention of jobs or provides services or other benefits for low-and moderate-income people and communities. ACE funds may be used to support community lending and economic development, including small business, community facilities, and public works projects. An advantage to using this program is that interest rates and fees are generally lower than rates and fees on regular FHLB advances. The maximum amount of advances that a bank may borrow under the ACE program depends on a bank’s total assets as of the previous year end. For the Bank, the maximum amount of advances that can be borrowed is 5% of total assets as of previous year end.

Appendix B-31

The following tables set forth certain information regarding the FHLB advances at or for the dates indicated:

	At September 30, 2008

Maturity	Amount	Weighted Average Rate

	(Dollars in Thousands)
Three months or less	$6,000	3.65%
Over 3 through 6 months	8,000	3.76%
Over 6 through 12 months	27,000	4.35%
Over 12 months through 2 years	60,090	4.36%
Over 2 through 3 years	50,000	4.12%
Over 3 through 4 years	13,995	4.07%
Over 4 years	13,000	3.90%

Total	$178,085	4.18%

	At or for the nine months ended September 30, 2008	At or for the twelve months ended December 31, 2007

	(Dollars in Thousands)
FHLB advances:
Average balance outstanding	$163,770	$103,088
Maximum amount outstanding at any month-end during the period	178,085	146,508
Balance outstanding at end of period	178,085	146,508
Average interest rate during the period	4.19%	4.43%
Average interest rate at end of period	4.18%	4.38%

During 2002, the Bank issued a 30-year, $10,310,000 variable rate junior subordinated debenture. The security matured on June 30, 2032 but was callable after September 30, 2007. The interest rate on the debentures was paid quarterly at the three-month LIBOR plus 3.65%. The debenture was subordinated to the claims of depositors and other creditors of the Bank. In October 2007, the Company paid off the $10 million debentures.

During the second quarter of 2006, the Bank issued a 30-year, $3,093,000 variable rate junior subordinated debenture. The security matures on September 1, 2036 but is callable after September 1, 2011. The interest rate on the debenture is paid quarterly at the three-month LIBOR plus 175 basis points. As of September 30, 2008, the interest rate was 4.56%. The debenture is subordinated to the claims of depositors and other creditors of the Bank.

During the third quarter of 2007, the Bank issued a 30-year, $10,310,000 variable rate junior subordinated debenture. The security matures on December 1, 2037 but is callable on December 1, 2012. The interest rate on the debenture is paid quarterly at the three-month LIBOR plus 144 basis points. As of September 30, 2008, the interest rate was 4.25%. The debenture is subordinated to the claims of deposits and other creditors of the Bank. The proceeds were used to pay off the debenture issued in 2002.

Total interest expense attributable to the junior subordinated debentures during the three and six months ended September 30, 2008 was $145,000 and $498,000, respectively, as compared to $302,000 and $887,000, respectively, for the same period prior years.

Appendix B-32

On March 28, 2008, the Company obtained a $5 million credit facility from Pacific Coast Bankers Bank. The credit facility bears floating interest rate of three-month LIBOR plus 2.75% and will mature on March 28, 2018. The interest rate resets quarterly and the initial rate is set at a pretax interest cost of 5.45%. The Company paid a loan fee of .50% of the loan amount. An initial disbursement of $3 million was received on March 31, 2008. The Company obtained an additional $2 million in disbursements in June 2008. The facility is a non-revolving line of credit for the first twelve months with quarterly interest only payments. After the first twelve months the facility converts to a nine year amortizing loan with quarterly principal and interest payments. The facility cannot be paid down below $3 million during the first twelve months and can be prepaid without penalty after the first twelve months. On April 14, 2008, the floating interest rate on the $5 million credit facility that the Company obtained on March 28, 2008 was reduced from a rate of three-month LIBOR plus 2.75% to three-month LIBOR plus 2.25%.

On June 26, 2008, the Company obtained a $1 million credit facility from Pacific Coast Bankers Bank. The credit facility bears a floating interest rate of three-month LIBOR plus 3.00% and will mature on June 26, 2018. The interest rate resets quarterly and the initial rate is set at a pretax interest cost of 5.81%. The Company paid a loan fee of 0.75% of the loan amount. The $1 million was disbursed on June 26, 2008. The facility is a non-revolving line of credit for the first twelve months with quarterly interest only payments. After the first twelve months the facility converts to a nine-year amortizing loan with quarterly principal and interest payments. The facility cannot be paid down below $1 million during the first twelve months and can be prepaid without penalty after the first twelve months. The Company used the net proceeds from the transaction to fund the growth of the Bank and to increase the Bank’s capital position.

Total interest expense attributable to the long term debt during the three and nine month ended September 30, 2008 was $81,000 and $119,000, respectively.

Capital Resources

Under regulatory capital adequacy guidelines, capital adequacy is measured as a percentage of risk-adjusted assets in which risk percentages are applied to assets on the balance sheet as well as off-balance sheet such as unused loan commitments. The guidelines require that a portion of total capital be core, or Tier 1, capital consisting of common stockholders’ equity and perpetual preferred stock, less goodwill and certain other deductions. Tier 2 capital consists of other elements, primarily non-perpetual preferred stock, subordinated debt and mandatory convertible debt, plus the allowance for loan losses, subject to certain limitations. The guidelines also evaluate the leverage ratio, which is Tier 1 capital divided by average assets.

The Bank intends to maintain regulatory capital in excess of the highest regulatory standard, referred to as “well capitalized”. The Bank routinely projects its capital levels by analyzing forecasted earnings, credit quality, securities valuation, shareholder dividends, asset volumes, share repurchase activity, and other factors. The Bank’s capital adequacy ratios as of September 30, 2008 and December 31, 2007 are presented in the following table. Capital ratios are reviewed by Management on a regular basis to ensure that capital exceeds the prescribed regulatory minimums and is adequate to meet the Bank’s anticipated future needs. For all periods presented, the Bank’s ratios exceed the regulatory definition of “well capitalized” as defined in the regulations issued by the FDIC. The Bank’s capital ratios have been computed in accordance with regulatory accounting guidelines.

	Actual Capital		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars In Thousands)
As of September 30, 2008:

Total capital to risk-weighted assets	$61,046	10.5%	$46,734	8.0%	$58,417	10.0%
Tier 1 capital to risk-weighted assets	54,570	9.3%	23,370	4.0%	35,056	6.0%
Tier 1 capital to average assets	54,570	8.2%	26,652	4.0%	33,315	5.0%

As of December 31, 2007:

Total capital to risk-weighted assets	$49,971	10.2%	$39,386	8.0%	$49,233	10.0%
Tier 1 capital to risk-weighted assets	45,056	9.2%	19,697	4.0%	29,545	6.0%
Tier 1 capital to average assets	45,056	8.3%	21,636	4.0%	27,044	5.0%

Appendix B-33

Liquidity and Liability Management

Liquidity management for banks requires that funds always be available to pay anticipated deposit withdrawals and maturing financial obligations such as certificates of deposit promptly and fully in accordance with their terms and to fund new loans. The major source of the funds required is generally provided by payments and maturities of loans, sale of loans, liquidation of assets, deposit inflows, investment security maturities and pay downs, Federal funds lines, FHLB advances, other borrowings and the acquisition of additional deposit liabilities. One method that banks utilize for acquiring additional liquidity is through the acceptance of “brokered deposits” (defined to include not only deposits received through deposit brokers, but also deposits bearing interest in excess of 75 basis points over market rates), typically attracting large certificates of deposit at high interest rates. The Bank’s primary use of funds are for origination of loans, the purchase of investment securities, maturing CD’s, checking and saving deposit withdrawals, repayment of borrowings and dividends to common shareholders.

To meet liquidity needs, the Company maintains a portion of funds in cash deposits in other banks, Federal funds sold, and investment securities. As of September 30, 2008, liquid assets were comprised of $180,000 in Federal funds sold, $551,000 in interest-bearing deposits in other financial institutions, $19,061,000 in cash and due from banks, and $46,313,000 in available-for-sale securities. Those liquid assets equaled 9.72% of total assets at September 30, 2008. As of December 31, 2007, liquid assets were comprised of $567,000 in Federal funds sold, $627,000 in interest-bearing deposits in other financial institutions, $4,458,000 in cash and due from banks, and $40,661,000 in available-for-sale securities. Those liquid assets equaled 8.3% of total assets at December 31, 2007.

In addition to liquid assets, liquidity can be enhanced, if necessary, through short or long term borrowings. The Bank anticipates that the Federal funds lines and FHLB advances will continue to be important sources of funding in the future, and management expects there to be adequate collateral for such funding requirements. A decline in the Bank’s credit rating would adversely affect the Bank’s ability to borrow and/or the related borrowing costs, thus impacting the Bank’s liquidity.

As of September 30, 2008, the Bank has additional borrowing capacity including unsecured lines of credit totaling $20.0 million with two correspondent banks and a $4.8 million line of credit with the Federal Reserve Bank of San Francisco to borrow overnight, which were not drawn upon at September 30, 2008. The Bank is also a member of the FHLB San Francisco and has a line of credit through pledged loans and securities for advances of $263.2 million, of which $85.1 million was available at September 30, 2008.

Management anticipates that cash and cash equivalents on hand, deposits and borrowing capacity will provide adequate liquidity for its operating, investing, and financing needs and its regulatory liquidity requirements for the foreseeable future.

For non-banking functions, the Company is dependent upon the payment of cash dividends from the Bank to service its commitments. The FDIC and DFI have authority to prohibit the Bank from engaging in activities that, in their opinion, constitute unsafe or unsound practices in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the FDIC and the DFI could assert that the payment of dividends or other payments might, under some circumstances, is an unsafe or unsound practice. Furthermore, the FDIC has established guidelines with respect to the maintenance of appropriate levels of capital by banks under its jurisdiction. The Company expects cash dividends paid by the Bank to the Company to be sufficient to meet payment schedules. As of September 30, 2008 and December 31, 2007, there were $611,000 and $561,000 in dividends paid by the Company to the shareholders, respectively.

Net cash provided by operating activities totaled $12.7 million for the first nine months of 2008 as compared to $13.2 million for the same period in 2007. The change was primarily the result of an increase in net income and a change in accrued interest payable and other liabilities partially offset by a decrease in loans originated for sale and proceeds from loan sales for the first nine months of 2008 as compared to the same period prior year.

Net cash used by investing activities totaled $116.7 million for the first nine months of 2008 as compared to $38.5 million used by investing activities for the same period in 2007. The change was primarily the result of an increase in loans originated or purchased, net of repayments partially offset by the sale of investment securities available-for-sale, maturity of investment securities available for sale, and redemption of FHLB stock for the first nine months of 2008 as compared to the same period prior year.

Funds provided by financing activities totaled $118.3 million for the first nine months of 2008 as compared to funds provided by financing activities of $25.9 million for the same period in 2007. The increase in net cash provided by financing activities was primarily the result of an increase in deposits, long term debt and FHLB advances for the first nine months of 2008 as compared to the same period prior year.

Appendix B-34

The Company anticipates maintaining its cash levels in 2008 mainly through profitability and retained earnings. It is anticipated that loan demand will be moderate during 2008, although such demand will be dictated by economic and competitive conditions. The Company aggressively solicits non-interest bearing checking deposits and money market checking deposit, which are the least sensitive to interest rates. However, higher costing products, including money market savings and certificates of deposits, have been less stable during the recent period of increased rate competition from banks affected by the subprime and mortgage lending crisis. The growth of deposit balances is subject to heightened competition and the success of the Company’s sales efforts and delivery of superior customer service. Depending on economic conditions, interest rate levels, and a variety of other conditions, deposit growth may be used to fund loans, purchase investment securities or to reduce short term borrowings. However, due to uncertainty in the general economic environment, competition, and political uncertainty, loan demand and levels of customer deposits are not certain.

Market Risk Management

Market risk is the risk of loss from adverse changes in market prices and rates. The Bank’s market risk arises primarily from interest rate risk inherent in its loan and deposit functions. The careful planning of asset and liability maturities and the matching of interest rates to correspond with this maturity matching is an integral part of the active management of an institution’s net yield. To the extent maturities of assets and liabilities do not match in a changing interest rate environment, net yields may be affected. Even with perfectly matched re-pricing of assets and liabilities, risks remain in the form of prepayment of assets, timing lags in adjusting certain assets and liabilities that have varying sensitivities to market interest rates and basis risk. In an overall attempt to match assets and liabilities, the Company takes into account rates and maturities to be offered in connection with the certificates of deposit and variable rate loans. Because of the ratio of rate sensitive assets to rate sensitive liabilities, the Company is negatively affected by the increasing interest rates. Conversely, the Company would be positively affected in a decreasing rate environment.

The Company has generally been able to control the exposure to changing interest rates by maintaining a large percentage of adjustable interest rate loans and some of the time certificates in relatively short maturities. The majority of the loans have periodic and lifetime interest rate caps and floors. The Company has also controlled the interest rate risk exposure by locking in longer term fixed rate liabilities, including FHLB borrowing, brokered certificates of deposit, and non-brokered wholesale certificates of deposit.

Since interest rate changes do not affect all categories of assets and liabilities equally or simultaneously, a cumulative gap analysis alone cannot be used to evaluate the interest rate sensitivity position. To supplement traditional gap analysis, the Company can perform simulation modeling to estimate the potential effects of changing interest rates. The process allows the Company to explore the complex relationships within the gap over time and various interest rate environments.

Appendix B-35

The following table shows the Bank’s cumulative gap analysis as of September 30, 2008:

	At September 30, 2008

	Within Three Months	Three to Twelve Months	One to Five Years	Over Five Years	Total

	(Dollars in Thousands)
Interest Earning Assets
Securities	$6,235	$14,905	$18,683	$18,098	$57,921
Federal Funds	180	—	—	—	180
Interest-bearing deposits in other financial institutions	—	383	168	—	551
Loans	112,466	107,984	243,996	110,623	575,069
FHLB and PCBB Stock	8,480	—	—	—	8,480

Total	$127,361	$123,272	$262,847	$128,721	$642,201

Interest-Bearing Liabilities
Interest-bearing checking	$7,133	$—	$—	$—	$7,133
Money market and savings	156,438	—	—	—	156,438
Time deposits	125,144	86,040	35,070	2,435	248,689
FHLB advances	6	35	124	13	178
Other long term debt	—	6	—	—	6
Junior Subordinated Debentures	—	—	13,403	—	13,403

Total	$288,721	$86,081	$48,597	$2,448	$425,847

Interest rate sensitivity gap	(161,360)	37,191	214,250	126,273	216,354

Cummulative interest rate sensitivity gap as a percentage of interest-earning assets	-25.1%	-19.3%	14.0%	33.7%	33.7%

Management strives to maintain rate sensitive assets on its books. Management also evaluates the uses of FHLB products including longer-term bullet advances, amortizing advances, and interest rate swaps as tools to control interest rate risk. If one of the interest rate risk measures exceeds the policy limits management adjusts product offerings and repositions assets and liabilities to bring the interest rate risk measure back within policy limits within a reasonable timeframe. As of September 30, 2008, the current one year gap ratio is 19.3%. A negative gap indicates that in an increasing interest rate environment, it is expected that net interest margin would decrease, and in a decreasing interest rate environment, net interest margin would increase.

The Company believes that there are some inherent weaknesses in utilizing the cumulative gap analysis as a means of monitoring and controlling interest rate risk. Specifically, the cumulative gap analysis does not address loans at their floor rates that cannot reset as rates change and does not incorporate varying prepayment speeds as interest rates change. The Company, therefore, relies more heavily on the dynamic simulation model to monitor and control interest rate risk.

Interest Rate Sensitivity

The Company uses a dynamic simulation model to forecast the anticipated impact of changes in market interest rates on its net interest income and economic value of equity. Sensitivity of Net Interest Income (“NII”) and Capital to interest rate changes arises when yields on loans and investments change in a different time frame or amount from that of rates on deposits and other interest-bearing liability. To mitigate interest rate risk, the structure of the Statement of Condition is managed with the objective of correlating the movements of interest rates on loans and investments with those of deposits. The asset and liability policy sets limits on the acceptable amount of change to NII and Capital in changing interest rate environments. The Bank uses simulation models to forecast NII and Capital.

Appendix B-36

Simulation of NII and Capital under various scenarios of increasing or decreasing interest rates is the primary tool used to measure interest rate risk. Using licensed software developed for this purpose, management is able to estimate the potential impact of changing rates. A simplified statement of condition is prepared on a quarterly basis as a starting point, using as inputs, actual loans, investments and deposits.

In the simulation of NII and Capital under various interest rate scenarios, the simplified statement of condition is processed against two interest rate change scenarios. Each of these scenarios assumes that the change in interest rates is immediate and interest rates remain at the new levels. The model is used to assist management in evaluating and in determining and adjusting strategies designed to reduce its exposure to these market risks, which may include, for example, changing the mix of earning assets or interest-bearing deposits. The current net interest earnings at risk given a +200 basis point rate shock is -11.07% and the current estimated change in the economic value of equity given a +200 basis point rate shock is -21.07%.

Simulated Rate Changes	Estimated Net Interest Income Sensitivity	Estimated Change in Economic Value of Equity

+ 200 basis points	-11.07%	-21.07%
- 200 basis points	12.98%	27.07%

As illustrated in the above table, the Company is currently liability sensitive. The implication of this is that the Company’s earnings will increase in a falling rate environment, as there are more rate-sensitive liabilities subject to reprice downward than rate-sensitive assets; conversely, earnings would decrease in a rising rate environment. Therefore, an increase in market rates could adversely affect net interest income. In contrast, a decrease in market rates may improve net interest income.

Management believes that all of the assumptions used in the analysis to evaluate the vulnerability of its projected net interest income and economic value of equity to changes in interest rates approximate actual experiences and considers them to be reasonable. However, the interest rate sensitivity of the Bank’s assets and liabilities and the estimated effects of changes in interest rates on the Bank’s projected net interest income and economic value of equity may vary substantially if different assumptions were used or if actual experience differs from the projections on which they are based.

The Asset Liability Committee meets quarterly to monitor the investments, liquidity needs and oversee the asset-liability management. In between meetings of the Committee, management oversees the liquidity management.

Return on Equity and Assets

The following table sets forth key ratios for the periods ending September 30, 2008 and December 31, 2007:

	For The Nine Months Ended September 30, 2008	For The Twelve Months Ended December 31, 2007

Annualized net income as a percentage of average assets	0.86%	0.81%
Annualized net income as a percentage of average equity	15.38%	12.89%
Average equity as a percentage of average assets	5.57%	6.28%
Dividends declared per share as a percentage of diluted net income per share	5.77%	4.67%

In 2008, the Company grew its earning asset base, produced additional other income, and increased the dividends declared from $.045 in April and July 2007, respectively, to $0.05 in October 2007 and January 2008, respectively, and $0.055 in May 2008.

Appendix B-37

Inflation

The impact of inflation on a financial institution can differ significantly from that exerted on other companies. Banks, as financial intermediaries, have many assets and liabilities that may move in concert with inflation both as to interest rates and value. However, financial institutions are affected by inflation’s impact on non-interest expenses, such as salaries and occupancy expenses.

Because of the Bank’s ratio of rate sensitive assets to rate sensitive liabilities, the Bank tends to benefit slightly in the short-term from a decreasing interest rate market and, conversely, suffer in an increasing interest rate market. The management of Federal Funds rate by the Federal Reserve has an impact on the Company’s earnings such that changes in interest rates may have a corresponding impact on the ability of borrowers to repay loans with the Bank.

Current Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement Financial Accounting Standards (“SFAS”) SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 simplifies accounting for certain hybrid instruments currently governed by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” by allowing fair value remeasurement of hybrid instruments that contain an embedded derivative that otherwise would require bifurcation. SFAS No. 155 also eliminates the guidance in SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets,” which provides such beneficial interests are not subject to SFAS No. 133. SFAS No. 155 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – a Replacement of FASB Statement No. 125,” by eliminating the restriction on passive derivative instruments that qualify special-purpose entity may hold. This statement was effective for financial instruments acquired or issued after the beginning of the fiscal year 2007 and was adopted January 1, 2007. The adoption of this statement did not have a material impact on the financial condition, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” SFAS No. 156, which amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 156 requires an entity to separately recognize servicing assets and servicing liabilities and to report these balances at fair value upon inception. Future methods of assessing values can be performed using either the amortization or fair value measurement techniques. SFAS No. 156 was adopted on January 1, 2007 and did not have a material impact on the financial condition, results of operations or cash flows.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction. FIN 48 was adopted on January 1, 2007 and did not have a material impact on the Company’s financial condition.

In September 2006, the FASB issued FASB Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 was adopted by the Company on January 1, 2008 and did not have a significant impact on the Company’s financial statements.

In September 2006, the FASB issued FASB Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88 106, and 132 (R) (SFAS 158). SFAS 158 requires an employer to recognize the overfunded or underfunded status of defined benefit postretirement plans as an asset or a liability in its statement of financial position. The funded status is measured as the difference between plan assets at fair value and the benefit obligation (the projected benefit obligation for pension plans or the accumulated benefit obligation for other postretirement benefit plans). An employer is also required to measure the funded status of a plan as of the date of its year-end statement of financial position with changes in the funded status recognized through comprehensive income. SFAS 158 also requires certain disclosures regarding the effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of gains or losses, prior service costs or credits, and the transition asset or obligation. The Company was required to recognize the funded status of its defined benefit postretirement benefit plans in its financial statements for the year ended December 31, 2006. The requirement to measure plan assets and benefit obligations as of the date of the year-end statement of financial position is effective for the Company’s financial statements beginning with the year ended after December 31, 2008. SFAS 158 is not expected to have a significant impact on the Company’s financial statements.

Appendix B-38

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115 (“FAS 159”). This standard permits entities to choose to measure many financial assets and liabilities and certain other items at fair value. An enterprise will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option may be applied on an instrument-by-instrument basis, with several exceptions, such as those investments accounted for by the equity method, and once elected, the option is irrevocable unless a new election date occurs. The fair value option can be applied only to entire instruments and not to portions thereof. FAS 159 is effective as of the beginning of an entity’s fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. The Company adopted FAS 159 and chose not to measure eligible financial instruments at their fair value.

In November 2007, the Securities and Exchange Commission staff issued Staff Accounting bulletin No. 109 (SAB 109). SAB 109 provides revised guidance on the valuation of written loan commitments accounted for at fair value through earnings. Former guidance under SAB 105 indicated that the expected net future cash flows related to the associated servicing of the loan should not be incorporated into the measurement of the fair value of a derivative loan commitment. The new guidance under SAB 109 requires these cash flows to be included in the fair value measurement, and the SAB requires this view to be applied on a prospective basis to derivative loan commitments issued or modified in the first quarter of 2008. The Company does not expect the application of SAB 109 in 2008 will have a significant effect on its consolidated financial statements.

In December 2007, the FASB issued SFAS 141, Revised 2007 (SFAS 141R), Business Combinations. SFAS 141R’s objective is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after December 31, 2008. The Company does not expect the implementation of SFAS 141R to have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS 160’s objective is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 shall be effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect the implementation of SFAS 160 to have a material impact on its consolidated financial statements.

In March 2008, the FASB issued FAS No. 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133. This statement is intended to enhance the current disclosure framework in Statement 133. The Statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is evaluating the effects of this Statement on its consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles in the United States. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (PCAOB) amendments to AU Section 411, The Meaning of “Present Fairly in Conformity with Generally Accepted Accounting Principles.” The Company does not expect that SFAS No. 162 will have a material impact on its consolidated financial statements.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60.” SFAS No. 163 seeks to bring consistency in the recognition and measurement of claim liabilities. This statement clarifies how SFAS No. 60 applies to financial guarantee contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities, increasing the comparability in financial reporting of financial guarantee contracts by insurance enterprises. The Company must adopt SFAS No. 163 no later than January 1, 2009. The Company does not anticipate the adoption of SFAS No. 163 to have a material impact on its consolidated financial statements.

Appendix B-39

Item 3.	Quantitative And Qualitative Disclosure About Market Risk

Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. Although the Company manages other risks, for example, credit quality and liquidity risk in the normal course of business, management considers interest rate risk to be a principal market risk. Other types of market risks, such as foreign currency exchange rate risk, do not arise in the normal course of the Company’s business activities. The majority of the Company’s interest rate risk arises from instruments, positions and transactions entered into for purposes other than trading. They include loans, securities available-for-sale, deposit liabilities, short-term borrowings and long-term debt. Interest rate risk occurs when assets and liabilities reprice at different times as interest rates change.

The Company manages interest rate risk through its Asset Liability Committee (ALCO). The ALCO monitors exposure to interest rate risk on a quarterly basis using both a traditional gap analysis and simulation analysis. Traditional gap analysis identifies short and long-term interest rate positions or exposure. Simulation analysis uses an income simulation approach to measure the change in interest income and expense under rate shock conditions. The model considers the three major factors of (a) volume differences, (b) repricing differences, and (c) timing in its income simulation. The model begins by disseminating data into appropriate repricing buckets based on internally supplied algorithms (or overridden by calibration). Next, each major asset and liability type is assigned a “multiplier” or beta to simulate how much that particular balance sheet category type will reprice when interest rates change. The model uses numerous asset and liability multipliers consisting of bank-specific or default multipliers. The remaining step is to simulate the timing effect of assets and liabilities by modeling a month-by-month simulation to estimate the change in interest income and expense over the next 12-month period. The results are then expressed as the change in pre-tax net interest income over a 12-month period for +1%, +2% and +3% shocks. See “Interest Rate Sensitivity”.

***

Portions of Annual Report on Form 10-K for the Year Ended December 31, 2007

Part II.

Item 7.	Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

The following discussion address information pertaining to the financial condition and results of operations of the Company that may not be otherwise apparent from a review of the consolidated financial statements and related footnotes. It should be read in conjunction with those statements and notes found therein as well as the other information presented throughout the report. Average balances, including balances used in calculating certain financial ratios, are generally comprised of average daily balances.

In January 2007, the Board of Directors declared a 7% stock dividend. Earnings per share and book value per share amounts have been restated for prior periods to reflect the stock dividend.

In September 2007, the Company received Board of Director approval to repurchase up to 5% of the share of the Company’s common stock over the next twelve months from the approval date in the open market. The repurchase plan represents approximately 200,649 of the Company’s then-outstanding shares as of July 28, 2007, as reported on the Company’s most recent Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on August 10, 2007. As of December 31, 2007, the Company repurchased 196,216 shares at prices ranging from $11.65 to $13.00 for a total cost of $2.5 million.

For discussion of stock dividends and share repurchases, see Note 18 of the Notes to Financial Statements.

Critical Accounting Policies

The accounting policies are integral to understanding the results reported. The most complex accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. The Company has established detailed policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of the current accounting policies involving significant management valuation judgments.

Appendix B-40

Allowance for Loan Losses

The allowance for loan losses represents management’s best estimate of losses inherent in the existing loan portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense and reduced by loans charged-off, net of recoveries. The Company evaluates the allowance for loan loss on a quarterly basis and believes that the allowance for loan loss is a “critical accounting estimate” because it is based upon management’s assessment of various factors affecting the collectibility of the loans, including current and projected economic conditions, past credit experience, delinquency status, the value of the underlying collateral, if any, and a continuing review of the portfolio of loans and commitments.

The Company determines the appropriate level of the allowance for loan losses, primarily on an analysis of the various components of the loan portfolio, including all significant credits on an individual basis. The Company segments the loan portfolios into as many components as practical. Each component would normally have similar characteristics, such as risk classification, past due status, type of loan, industry or collateral. The Company analyzes the following components of the portfolio and provides for them in the allowance for loan losses.

•	All significant credits on an individual basis that are classified doubtful.

•	All other significant credits reviewed individually. If no allocation can be determined for such credits on an individual basis, they shall be provided for as part of an appropriate pool.

•

All other loans that are not included by the credit grading system in the population of loans reviewed individually, but are delinquent or are classified or designated special mention (e.g. pools of smaller delinquent, special mention and classified commercial and industrial, and real estate loans).

•	Homogenous loans that have not been reviewed individually, or are not delinquent, classified, or designated as special mention (e.g. pools of real estate mortgages).

•

All other loans that have not been considered or provided for elsewhere (e.g. pools of commercial and industrial loans that have not been reviewed, classified, or designated special mention, standby letters of credit, and other off-balance sheet commitments to lend).

No assurance can be given that the Company will not sustain loan losses that are sizable in relation to the amount reserved, or that subsequent evaluations of the loan portfolio will not require an increase in the allowance.

Prevailing factors in association with the methodology may include improvement or deterioration of individual improvement or deterioration of individual commitments or pools of similar loans, or loan concentrations.

Available-for-Sale Securities

Statement of Financial Accounting Standards (“SFAS”) 115 requires that available-for-sale securities be carried at fair value. This is a “critical accounting estimate” in that the fair value of a security is based on quoted market prices or if quoted market prices are not available, fair values are extrapolated from the quoted prices of similar instruments. Adjustments to the available-for-sale securities fair value impact the consolidated financial statements by increasing or decreasing assets and stockholders’ equity.

Servicing Asset

The Company services SBA and non-SBA loans for investors and records a related mortgage servicing asset. The servicing calculations contain certain assumptions such as the expected life of the loan and the discount rate used to compute the present value of future cash flows. Exposure results from the loan life assumption if loans prepay faster than expected. Exposures results from the discount rate assumption if prime rate adjusts severely and permanently. Such exposures can cause adjustments to the income statement.

Supplemental Employee Retirement Plan

The Company has entered into supplemental employee retirement agreements with certain executive officers. The liability under these agreements is measured in accordance with SFAS No. 87. The liability is based on estimates involving life expectancy, length of time before retirement, appropriate discount rate, forfeiture rates and expected benefit levels. Should these estimates prove materially different from actual results, the Company could incur additional or reduced future expense.

Appendix B-41

Deferred Tax Assets

Deferred income taxes reflect the estimated future tax effects of temporary differences between the reported amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The Company uses an estimate of future earnings to support the position that the benefit of the deferred tax assets will be realized. If future income should prove non-existent or less than the amount of the deferred tax assets within the tax years to which they may be applied, the asset may not be realized and the net income will be reduced.

Accounting Change

From time to time, the Financial Accounting Standards Board issues pronouncements which govern the accounting treatment for the Company’s financial statements. For a description of the recent pronouncements applicable to the Company, see Note 1 to the Consolidated Financial Statements included in this report.

SUMMARY

Results of Operations

Based on historical results and recent investments in branches and TWA operations, management anticipates that the Company will continue to grow in 2008. However, due to risk factors that are beyond the control of the Company, actual results could differ from management’s estimates. Management’s discussion and analysis of financial condition and results of operations is intended to provide a better understanding of the significant changes in trends relating to the Company’s financial condition, results of operations, liquidity and interest rate sensitivity. The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements of the Company, including the notes.

The Company reported on a consolidated basis net income of $4,209,000 as compared to $3,928,000 for 2007, an increase of $281,000, or 7.1%. Diluted earnings per share was $1.07 for the twelve months ended December 31, 2007 as compared to $0.99 for the twelve months ended December 31, 2007, an increase of 8.1%.

Total assets reached $556,815,000 in 2007, an increase of $53,300,000 or 10.6% from the prior year. Total deposits were $361,175,000 in 2007, a decrease of $8,630,000 or 2.3% from the prior year. Total loans receivable, net were $464,699,000 in 2007 as compared to $421,335,000 in 2006, representing an increase of $43,364,000 or 10.3%.

The increase in net income and fully diluted earnings per share as of December 31, 2007 over the prior year period was primarily the result of the following:

•

Interest income was $39,041,000, an increase of $3,227,000, or 9.0% over 2006. The increase in net income was largely due to the increased earning asset base as a result of an increase in the size of the Bank’s loan portfolio partially offset by a decreased net interest margin from 3.71% to 3.50% in 2007 versus 2006.

•

In 2007, non-interest income increased $370,000, or 17.0% over 2006. The increase in 2007 as compared to the same period prior year was primarily attributable to the following: registered investment advisory services fee income generated by TWA increased $94,000, or 18.6%, loan servicing income increased $18,000, or 11.3%, and other income increased $462,000, or 64.4%. Partially offsetting these increases was a reduction of $207,000, or 26.2%, in the gain on sale of loans associated with the sale of the government guaranteed portion of Small Business Administration loans during 2007 as compared to 2006.

•

The provision for loan losses in 2007 was $244,000, a decrease of $196,000, or 44.5% as compared to the same period prior year. This level is considered adequate by management for probable loan losses inherent in the portfolio.

Partially offsetting the increase in interest income and non-interest income and decrease in the provision for loan losses, which had positive impacts on net income, were increases in interest expense and non-interest expense as follows:

•

Interest expense increased $3,297,000, or 18.1% from 2006 to 2007. Interest expense on deposits increased $2,290,000, or 17.0%, from 2006 to 2007 and is primarily due to rising short-term interest rates and local market competition for deposits. Interest expense on borrowed funds increased $925,000, or 25.4%, in 2007 as compared to the same period prior year.

•

In 2007, non-interest expense increased $330,000, or 2.5% to $13,365,000 in 2007 as compared to the same period prior year. This increase is primarily a result of an increase of $312,000, or 17.6%, in other administrative expenses, $401,000, or 118.9%, increase in professional fees and $105,000, or 28.9%, increase in data processing expenses partially offset by a decrease in salaries and benefits of $599,000, or 7.5%, in 2007 as compared to the same period prior year.

Appendix B-42

Financial Condition

In 2006 and 2007, the Company’s return on average assets (“ROA”) was 0.81%. The Company’s return on average equity (“ROE”) was 12.89% in 2007 compared to 13.81% in 2006. The decrease in ROE is due to the pressure on the net interest margin in 2007. Management continues to balance the desire to increase the return ratios with the desire to increase the Bank’s deposit penetration in Marin County and loan growth throughout its lending territories while maintaining superior credit quality. For the twelve month period from June 2006 to June 2007 (the latest date for which the information is available), the Bank’s market share of total Marin County deposits increased from 4.52% to 4.76%, or 5.0%.

As of December 31, 2007, consolidated total assets were $556,815,000 as compared to $503,514,000 at December 31, 2006, which represents an increase of 10.6%. Contributing to the growth of assets in 2007 was an increase of $43,607,000, or 10.2% in gross outstanding loans, an increase in total investment securities of $6,836,000, or 14.1%, the addition of the BOLI of $10,387,000, or 100% (policy obtained in April 2007), and an increase in FHLB restricted stock of $994,000, or 16.9% partially offset by a decrease in bank premises and equipment, net of $621,000, or 11.8%. The Federal funds sold balance was $567,000 as of December 31, 2007 compared to $8,526,000 as of December 31, 2006.

As of December 31, 2007, consolidated total liabilities were $523,882,000 as compared to $472,634,000 at December 31, 2006, which represents an increase of 10.8%. Contributing to the increase in liabilities in 2007 was an increase in FHLB advances of $60,257,000, or 69.9% as compared to the same period in 2006. This increase is primarily attributable to increased levels of borrowings to support loan growth. Partially offsetting this increase was a decrease in total deposits of $8,630,000, or 2.3% from December 31, 2007 to December 31, 2006 as a result of heightened competition for deposits among banks in general and community banks in particular. Additionally, accrued interest payable and other liabilities decreased $378,000, or 11.9% in 2007 as compared to 2006.

Stockholder’s equity increased $2,052,000, or 6.6% to $32,933,000 in 2007 as compared to the same period prior year.

As of December 31, 2007, TWA had approximately $281.0 million in assets under management as compared to $270.0 million for the same period prior year.

Summary of Quarterly Results of Operations

The following below sets forth the results of operations for the four quarters of 2007 and 2006.

	2007 Quarters Ended				2006 Quarters Ended
	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31

Interest income	$9,934	$9,967	$9,624	$9,517	$9,616	$9,343	$8,820	$8,035
Interest expense	5,393	5,454	5,409	5,227	5,206	4,964	4,370	3,645

Net interest Income	4,541	4,513	4,215	4,290	4,410	4,379	4,450	4,390
Provision for loan losses	204	116	10	(86)	38	(69)	327	143

Net interest income after provision for loan losses	4,337	4,397	4,205	4,376	4,372	4,448	4,123	4,247

Noninterest income	692	609	746	500	485	558	639	494
Noninterst expense	3,267	3,552	3,272	3,275	3,116	3,294	3,282	3,341

Income before provision for income taxes	1,762	1,454	1,679	1,601	1,741	1,712	1,480	1,400
Provision for income taxes	623	469	612	583	665	660	571	508

Net Income	$1,139	$985	$1,067	$1,018	$1,076	$1,052	$909	$892
Net Income per common share
Basic	$0.30	$0.25	$0.27	$0.26	$0.27	$0.26	$0.23	$0.22
Diluted	$0.30	$0.25	$0.27	$0.25	$0.27	$0.26	$0.23	$0.22

The per-share amounts have been adjusted for the stock dividend declared in January 2007.

Appendix B-43

Results of Operations

Net interest income is the difference between the interest earned on loans, investments and other interest earning assets, and its interest expense on deposits and other interest bearing liabilities and is the most significant component of the Company’s earnings.

Net interest income is impacted by changes in general market interest rates and by changes in the amounts and composition of interest earning assets and interest bearing liabilities. Comparisons of net interest income are frequently made using net interest margin and net interest rate spread. Net interest margin is expressed as net interest income divided by average earning assets. Net interest rate spread is the difference between the average rate earned on total interest earning assets and the average rate incurred on total interest bearing liabilities. Both of these measures are reported on a taxable equivalent basis. Net interest margin is the higher of the two because it reflects interest income earned on assets funded with non-interest bearing sources of funds, which includes demand deposits and stockholders’ equity.

The following sets forth average daily balances of assets, liabilities, and shareholders’ equity during 2007, 2006 and 2005, along with total interest income earned and expense paid, and the average yields earned or rates paid thereon and the net interest margin for the years ended December 31, 2007, 2006 and 2005:

EPIC BANCORP AND SUBSIDIARIES
Average Balance Sheets (Unaudited)

	For the Year Ended December 31,
	2007			2006			2005

(dollars in thousands)	Average Balance	Interest Income/ Expense	Yields Earned/ Paid	Average Balance	Interest Income/ Expense	Yields Earned/ Paid	Average Balance	Interest Income/ Expense	Yields Earned/ Paid

Assets
Investment securities - Muni’s (1,2)	$3,116	$123	5.57%	$—	$—	—	$—	$—	—
Investment securities - Taxable (2)	49,496	$2,327	4.70%	46,893	1,902	4.06%	55,828	1,811	3.24%
Other investments	5,348	293	5.48%	6,035	324	5.37%	6,519	286	4.39%
Interest bearing deposits in other financial institutions	899	40	4.45%	1,167	44	3.77%	936	43	4.59%
Federal funds sold	3,129	161	5.15%	6,378	314	4.92%	2,674	86	3.22%
Loans (3)	439,262	36,097	8.22%	415,368	33,230	8.00%	371,024	26,497	7.14%

Total Interest Earning Assets	501,250	39,041	7.79%	475,841	35,814	7.53%	436,981	28,723	6.57%
Allowance for loan losses	(4,663)			(4,528)			(4,017)
Cash and due from banks	4,425			5,377			5,623
Net premises, furniture and equipment	4,998			4,927			3,198
Other assets	14,426			5,035			4,892

Total Assets	$520,436			$486,652			$446,677

Liabilities and Shareholders’ Equity
Interest bearing checking	$7,513	46	0.61%	$7,301	45	0.62%	$7,531	49	0.65%
Savings deposits (4)	153,199	6,336	4.14%	155,426	6,176	3.97%	127,622	3,292	2.58%
Time deposits	183,671	9,415	5.13%	161,739	7,286	4.50%	137,459	4,377	3.18%
Other borrowings	103,088	4,562	4.43%	101,051	3,636	3.60%	120,720	3,266	2.71%
Junior Subordinated Debentures	15,135	1,123	7.42%	11,524	1,041	9.03%	10,310	743	7.21%

Total Interest Bearing Liabilities	462,606	21,482	4.64%	437,041	18,184	4.16%	403,642	11,727	2.91%
Noninterest deposits	20,764			17,874			15,610
Other liabilities	4,408			3,291			2,653

Total Liabilities	487,778			458,206			421,905
Shareholders’ Equity	32,660			28,446			24,772

Total Liabilities and Shareholders’ Equity	$520,438			$486,652			$446,677

Net interest income		$17,559			$17,630			$16,996

Net interest spread (5)			3.15%			3.37%			3.66%
Net interest margin (6)			3.50%			3.71%			3.89%

Appendix B-44

(1)

Yields on securities and certain loans have been adjusted upward to a “fully taxable equivalent” (“FTE”) basis in order to reflect the effect of income which is exempt from federal income taxation at the current statutory tax rate.

(2)	The yields for securities were computed using the average amortized cost and therefore do not give effect for changes in fair value.

(3)	Loans, net of unearned income, include non-accrual loans but do not reflect average reserves for possible loan losses.

(4)	Savings deposits include Money Market accounts.

(5)	Net interest spread is the interest differential between total interest earning assets and total interest-bearing liabilities.

(6)	Net interest margin is the net yield on average interest earning assets.

In 2007, the Bank’s net interest income before the provision for loan losses decreased $71,000 over 2006 and was impacted by a higher cost of funds driven by competition for deposits, as well as increased levels of borrowings to support loan growth. In 2006, the Bank’s net interest income before provision for loan losses increased $634,000, or 3.7% as compared to the same period in 2005. The increase is attributable to a strong growth in loans as well as higher yields due to an increasing rate environment.

2007 Compared to 2006

In 2007, the Bank’s net interest margin (“NIM”) was 3.50%, a decrease from the NIM of 3.71% in 2006. The decrease in the NIM in 2007 as compared to the same period prior year is primarily attributable to funding costs increases not being offset fully by rising yields on loans and investments due to relatively stable intermediate and long-term interest rates.

The Bank’s yield on average interest earning assets was favorably impacted by the increasing interest rate environment resulting in a higher yield of 7.79% in 2007 as compared to 7.53% in 2006. The yield on the loan portfolio increased twenty two basis points from 8.00% in 2006 to 8.22% in 2007 which is primarily a result of the growth in loans held in the portfolio partially offset by the effect of competitive pressures on rates offered by the Bank. The yield on the loan originations were at higher yields and maturities and paydowns of loans at lower yields. The yield on the Bank’s Federal funds sold increased to 5.15% in 2007 from 4.92% in 2006. The increase in the yield for the Federal funds sold is the result of interest rate increases implemented by the Federal Reserve Board by increasing the Federal funds interest rate (the interest rate banks charge each other for short term borrowings) from June 2004 through June 2006. Partially offsetting these increases in the interest rates, the Federal Reserve Board decreased the Federal funds interest rate by 50, 25 and 25 basis points in September, October and December 2007, respectively. The average balance for investment securities in 2007 of $52,612,000, which represents an increase of 12.2% from 2006, and an increase in yield from 4.06% in 2006 to 5.14% in 2007. The yield increase primarily relates to purchasing more securities with higher yields than the maturities and paydowns of securities at lower yields. Other investments and interest bearing deposits in other financial institutions increased eleven and sixty eight basis points, respectively, from 2007 as compared to 2006.

The rate paid on average interest bearing liabilities increased from 4.16% in 2006 to 4.64% in 2007 due to increased competition for deposits. The rate paid on savings deposits increased from 3.97% to 4.14% from 2007 as compared to 2006 and time deposits increased sixty three basis points from 4.50% to 5.13% from 2007 as compared to 2006. The increases are attributable to higher rates offered on these products. The rate on other borrowings increased eighty three basis points from 2006 as compared to 2007 as a result of the previously discussed changes in market interest rates originating from prior actions taken by the Federal Reserve Board as described in the paragraph above. The Federal Reserve reduced rates by 125 basis points in January 2008. The Company anticipates that the rates paid on these liabilities will begin to decrease in the future as the certificates of deposits mature and reprice with the current lower interest rates. The junior subordinated debentures decreased one hundred sixty one basis points in 2007 as compared to 2006. The decrease in the interest rate paid on debentures is attributable to the Company obtaining a issuance of $10 million in new trust preferred securities that bear a floating interest rate of three-month LIBOR plus 1.44% as compared to the Company’s existing securities which had bear a floating interest rate of three-month LIBOR plus 3.65%, which was redeemed from the proceeds of the new issuance.

Appendix B-45

2006 Compared to 2005

The Bank’s yield on interest earning assets was favorably impacted by the increasing interest rate environment resulting in a higher yield of 7.53% in 2006 as compared to 6.57% in 2005. The yield on the loan portfolio increased eighty six basis points from 7.14% in 2005 to 8.00% in 2006. The yield on the Bank’s Federal funds sold increased to 4.92% in 2006 from 3.22% in 2005. The increase in the yield on loans and the Federal funds sold is the result of interest rate increases implemented by the Federal Reserve Board by increasing the Federal funds interest rate (the interest rate banks charge each other for short term borrowings) from June 2004 through June 2006. The average balance for investment securities in 2006 of $46,893,000, which represents a decrease of 16.0% from 2005, had an increase in yield from 3.24% in 2005 to 4.06% in 2006. Other investments increased ninety eight basis points from 2006 as compared to 2005.

The rate paid on interest bearing liabilities increased from 2.91% in 2005 to 4.16% in 2006. The rate paid on savings deposits increased from 2.58% to 3.97% from 2006 as compared to 2005 and time deposits increased one hundred thirty two basis points from 3.18% to 4.50% from 2006 as compared to 2005. The rate on other borrowings and junior subordinated debentures increased eighty nine and one hundred eighty two basis points, respectively, from 2005 as compared to 2006. These increases are primarily attributable to the result of the previously discussed changes in market interest rates originating from actions taken by the Federal Reserve from 2004 through 2006. In 2006, the Bank achieved a net interest margin (“NIM”) of 3.71%, a decrease from the NIM of 3.89% experienced in 2005. The decrease in the margin is also affected by the changes to the market rates as described above.

Appendix B-46

Analysis of Volume and Rate Changes on Net Interest Income and Expenses

The following sets forth changes in interest income and interest expense for each major category of average interest-earning assets and interest-bearing liabilities, and the amount of change attributable to volume and rate changes for the periods indicated. Changes not solely attributable to volume or rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

	Year ended December 31, 2007 Compared to Year ended December 31, 2006			Year ended December 31, 2006 Compared to Year ended December 31, 2005

	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in Thousands)
Increase/(decrease) in Interest Income
Investment securities	$247	$301	$548	$(318)	$409	$91
Other investments	(38)	7	(31)	(22)	60	38
Interest-bearing deposits	(11)	7	(4)	10	(9)	1
Federal Funds Sold	(167)	14	(153)	165	63	228
Loans	1,947	920	2,867	3,357	3,374	6,731

	1,978	1,249	3,227	3,192	3,897	7,089

Increase/(decrease) in Interest Expense
Interest-bearing checking	1	(0)	1	$(1)	$(3)	(4)
Savings deposits	(89)	249	160	829	2,053	2,882
Time Deposits	1,056	1,073	2,129	869	2,040	2,909
FHLB and other borrowings	76	851	927	(589)	960	371
Junior Subordinated Debt	289	(208)	81	95	202	297

	1,333	1,965	3,298	1,203	5,252	6,455

Increase/(decrease) in Net Interest Income	$645	$(716)	$(71)	$1,989	$(1,355)	$634

Non-interest Income

Non-interest income is comprised of gain on sale of loans, net, loss on sale of securities, net, fees generated by TWA and other income. Non-interest income for the years ended December 31, 2007, 2006, and 2005 was $2,546,000, $2,176,000 and $1,634,000, respectively, for an increase of $370,000, or 17.0% for the year ended December 31, 2007, as compared with the same period in 2006, and an increase of $542,00 or 33.2% for the year ended December 31, 2006 as compared with the same period in 2005.

The following table sets forth information regarding the non-interest income for the periods shown.

	For the Year Ended
	2007	2006	2005

	(Dollars in thousands)
Gain on sale of loans, net	$585	$792	$581
Loss on sale of securities, net	—	(2)	—
Loan servicing	179	161	65
Registered Investment Advisory Services fee income	601	507	458
Other income	1,181	718	529

Total	$2,546	$2,176	$1,633

In 2007, the gain on sale of loans, net, decreased $207,000, or 26.1%. This decrease was primarily due to the $6.2 million sale of the government guaranteed portion of seventeen Small Business Administration (“SBA”) loans and one Business & Industry (“B&I”) loan for $1.6 million that was sold through the United States Department of Agriculture (“USDA”) in 2007 versus the sale of $7.8 million of the government guaranteed portion of eighteen SBA loans for the same period in 2006. The reason for the decline in the gain on sale of loans was that the loans were sold at lower yields in 2007 as compared to 2006. In 2006 as compared to the same period prior year, the increase in gain on sale of loans of $211,000 was due to the sale of the government guaranteed portions of eighteen SBA loans versus the sale of the government guaranteed portion of thirteen SBA loans.

Appendix B-47

Loan servicing in 2007 was $179,000, representing an increase of $18,000, or 11.2% over the same period the prior year. Loan servicing in 2006 was $161,000, representing an increase of $96,000, or 146.4% over the same period prior year. These increases are attributable to the increase in the number of loans that the Bank is servicing for others.

Advisory Services fee income increased $94,000, or 18.5% in 2007 as compared to the same period prior year. This increase is primarily attributable to the growth provided by TWA in financial advisory services inclusive of investment management and financial planning to high-net worth individuals, families and institutions. In 2006, TWA generated investment and advisory services fee income of $507,000, an increase of $49,000 from the same period prior year. The increase is primarily attributable to the growth of TWA’s assets under management.

In 2007, TWA had approximately $281.0 million in assets under management of which $55.2 million represents the Bank’s investment portfolio. In 2006, TWA had approximately $270.0 million in assets under management of which $48.1 million represents the Bank’s investment portfolio. The Company anticipates that TWA will grow in 2008; however, due to the uncertainties involved in staffing, marketing and growing the client base, the Company makes no assurance that TWA will generate significant revenue in 2008 or that it will be profitable on a stand-alone basis.

TWA has required capital infusions from the Company. In 2007, 2006 and 2005, capital infusions totaled $115,000, $436,000 and $794,000, respectively.

Other income increased $463,000, or 64.5% in 2007 as compared to the same period prior year. The increase is primarily attributable to the Bank obtaining a BOLI policy in April 2007 which contributed $387,000 to other income. NSF fees increased $119,000 as a result of management’s efforts to increase service charges on checks drawn against insufficient funds and prepayment penalties on loans increased $117,000. Partially offsetting these increases was a decrease in miscellaneous fee income of $61,000.

Other income increased $269,000 in 2006 as compared to the same period prior year. The increase is primarily related to an increase in miscellaneous fee income, NSF fees, miscellaneous income, debit card fee income and late charges on loans partially offset by a decrease in prepayment penalties on loans and loan brokerage fee income.

Non-interest Expense

Non-interest expense consists of salaries and employee benefits, occupancy, advertising, professional, data processing, equipment and depreciation and other administrative expenses. The Company’s non-interest expense for the years ended December 31, 2007, 2006 and 2005 was $13,365,000, $13,036,000 and $11,262,000, respectively. The increase for the year ended December 31, 2007 was $329,000, or 2.5% as compared with the same period in 2006 and the increase for the year ended December 31, 2006 was $1,774,000, or 15.7% as compared with the same period in 2005.

	For the Year Ended

	2007	2006	2005

	(Dollars in thousands)
Salaries and benefits	$7,336	$7,935	$6,450
Occupancy	1,469	1,410	1,164
Advertising	369	368	357
Professional	738	337	488
Data processing	469	364	698
Equipment and depreciation	900	851	571
Other administrative	2,084	1,771	1,534

Total	$13,365	$13,036	$11,262

Salaries and benefits are the largest components of non-interest expense. In 2007, salaries and benefits decreased by $599,000, or 7.5% primarily due to the timing of when full time equivalent (“FTE”) employees were hired during the respective periods as compared to the same period prior year. The number of FTE employees increased to 77 as of December 31, 2007, up from 75 at December 31, 2006. Partially offsetting these decreases, the Company had regular salary adjustments and higher medical benefits and workers’ compensation costs for 2007 as compared to 2006. Additionally, annual bonuses to certain employees and officers of the Company were paid in 2007 whereas there were no comparable bonus payouts in 2006.

Appendix B-48

In 2006, salaries and benefits costs increased by $1,485,000, or 23.0% primarily due to the Bank hiring staff for its retail branches including the opening of one new full service branch in 2006, the opening of a loan production center, and the Company hiring additional staff to support the longer term growth of the Company.

The 2007 increase of $59,000, or 4.2% in occupancy and equipment costs is largely due to the Company occupying new leased spaces which includes the addition of the Bank’s Tiburon/Belvedere branch which opened in September 2006. Additionally, there were annual rent increases in the branch and administrative facilities.

The 2006 increase of $246,000, or 21.1% in occupancy and equipment costs is largely due to the Company and TWA occupying new leased spaces which includes the addition of the Bank’s Corte Madera branch which opened in September 2005, the Tiburon/Belvedere branch which opened in 2006 and the new lease the Company signed which consolidates the loan, executive and administrative personnel in one facility. Additionally, there were annual rent increases in the branch and administrative facilities.

Advertising costs from 2006 to 2007 remained relatively unchanged. The 2006 increase of $11,000, or 3.0% as compared to the same period prior year is largely due to the growth of the Bank and the different campaigns that the Bank as well as TWA held during the year.

Professional services increased $401,000, or 119% in 2007 compared to the same period prior year. The increase is largely attributable to the Company obtaining additional outside consulting services for compliance and marketing as a result of the growth of the Company compared to the same period prior year. Professional services decreased $151,000, or 30.9% in 2006 compared to the same period prior year as a result of having less outside consulting expenses in 2006 as a result of more services that were needed in 2005 as a result of the 2005 data processing system conversion.

Data processing costs increased $105,000, or 28.8% in 2007 as compared to 2006 and is attributable to the additional data processing costs as a result of the growth in the Company. In 2006 data processing costs were $364,000, a decrease of $334,000, or 47.8%. The decrease is primarily attributable to the core data processing systems conversion which occurred in July 2005 from FPS Gold, of Provo, Utah to OSI, of Glastonbury, Connecticut.

The 2007 increase of $84,000, or 10.1% in depreciation and amortization expense over the same period prior year is primarily attributable to new purchase and leasehold improvements of the Company as a result of the growth.

The 2006 increase of $287,000, or 53.2% in depreciation and amortization expense over the same period prior year is primarily attributable to new purchases and leasehold improvements of the Company.

Other administrative expenses in 2007 of $2,084,000 represents an increase of $313,000, or 17.7% increase over 2006. The increase is attributable to a nonrecurring expense of $200,000 for the expensing of unamortized placement fees on the $10 million for the trust preferred securities which were paid off on October 1, 2007, an increase in ATM/debit card expenses of $28,000, FDIC insurance premiums of $28,000, amortization expense of the Affordable Housing Project of $119,000 and loan loss reserve for off balance sheet commitments of $73,000 partially offset by a decrease in office supplies of $28,000 and compensation cost of $103,000.

Other administrative expenses in 2006 increased $238,000, or 15.5% and is primarily attributable due to the growth in activity of the Company.

The Company’s efficiency ratio (the ratio of non-interest expense divided by the sum of non-interest income and net interest income) increased over the prior year and was at 66.5% for 2007. In 2006, the Company’s efficiency ratio was 65.8%.

Provision for Loan Losses

As of December 31, 2007, the provision for loan losses was $244,000 as compared to $439,000 for the same period in 2006, representing a decrease of $196,000, or 44.5%. The decrease in the provision was the result of a continued strong asset quality as calculated through the Company’s internal loan grading system. The provision for loan losses was $439,000 as of December 31, 2006, a $192,000, or 30.4% decrease as compared to the same period prior year. The decrease primarily relates to managements calculation of the adequacy of the allowance for loan losses and slower growth in the Bank’s loan portfolio.

Appendix B-49

Income Taxes

The Company reported a provision for income taxes of $2,287,000, $2,403,000 and $2,639,000 for years 2007, 2006 and 2005, respectively, resulting in an effective tax rate of 35.2%, 37.9% and 39.2%, respectively. These provisions reflect accruals for taxes at the applicable rates for federal income and California franchise taxes based upon reported pre-tax income and adjusted for the effects of all permanent differences between income for tax and financial reporting purposes. The decrease of $116,000 from 2007 as compared to 2006 is primarily attributable to the Company obtaining a BOLI policy in April 2007 (the income from BOLI is tax-free), earnings on qualified municipal securities which were tax-free and CRA investment credits. The decrease of $237,000 from 2006 as compared to 2005 is primarily attributable to a decreased pre-tax income in 2006 as compared to 2005. There are normal fluctuations in the effective tax rate from year to year based on the relationship of net permanent differences to income before taxes.

The Company has not been subject to an alternative minimum tax (AMT). See Note 12 of the Notes to the Consolidated Financial Statements for additional discussion of the Provision for Income Taxes.

FINANCIAL CONDITION

Investment Securities

The Company purchases mortgage-backed securities and other investments as a source of interest income, credit risk diversification, manage rate sensitivity, and maintain a reserve of readily saleable assets to meet liquidity and loan requirements. Sales of “Federal Funds,” short-term loans to other banks, are regularly utilized. Placement of funds in certificates of deposit with other financial institutions may be made as alternative investments pending utilization of funds for loans or other purposes. Securities may be pledged to meet security requirements imposed as a condition to secure Federal Home Loan Bank advances, the receipt of public fund deposits and for other purposes. Investment securities are held in safekeeping by an independent custodian.

As of December 31, 2007 and 2006, the carrying values of securities pledged were $55,175,000 and $48,339,000, respectively, representing the entire investment securities portfolio. Not all of the securities pledged as collateral were required to securitize existing borrowings. The Company’s policy is to stagger the maturities and to utilize the cash flow of the investments to meet the overall liquidity requirements.

As of December 31, 2007, the investment portfolio consisted of agency mortgage-backed securities, U.S. agency securities, municipal securities and agency collateralized mortgage obligations. As of December 31, 2006, the investment portfolio consisted of agency mortgage-backed securities, U.S. agency securities and agency collateralized mortgage obligations. The Company also owned $6,886,000 and $5,892,000 in Federal Home Loan Bank stock and $50,000 of Pacific Coast Banker’s Bank stock as of December 31, 2007 and December 31, 2006, respectively. Interest-bearing time deposits in other financial institutions amounted to $627,000 and $987,000 as of December 31, 2007 and December 31, 2006, respectively.

At December 31, 2007, $14,515,000 of the securities were classified as held-to-maturity and $40,661,000 of the securities were classified as available-for-sale. At December 31, 2006, $21,823,000 of the securities were classified as held-to-maturity and $26,516,000 of the Company’s securities were classified as available-for-sale. The Federal Home Loan Bank stock and the Pacific Coast Banker’s Bank stock are not classified since they have no stated maturities. Available-for-sale securities are bonds, notes, debentures, and certain equity securities that are not classified as trading securities or as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of capital until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Held-to-maturity securities consist of bonds, notes and debentures for which the Company has the positive intent and the ability to hold to maturity and are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

Appendix B-50

The following tables summarize the amounts and distribution of the Company’s investment securities, held as of the dates indicated, and the weighted average yields:

	As of December 30, 2007

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

	(Dollars in Thousands)
Available-for-sale
Mortgage backed securities	$15,687	$180	$(132)	$15,735
U.S. Agency Securities	7,409	65	—	7,474
Municipal Securities	5,799	98	(17)	5,880
Collateralized Mortgage Obligations	11,420	152	—	11,572

Total Available-for-sale	$40,315	$495	$(149)	$40,661

Held-to-maturity
Mortgage backed securities	$14,515	$2	$(192)	$14,325

	As of December 30, 2006

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

	(Dollars in Thousands)

Available-for-sale
Mortgage backed securities	$13,202	$27	$(239)	$12,990
U.S. Agency Securities	5,858	6	—	5,864
Collateralized Mortgage Obligations	7,660	10	(8)	7,662

Total Available-for-sale	$26,720	$43	$(247)	$26,516

Held-to-maturity
Mortgage backed securities	$21,823	$—	$(389)	$21,434

	As of December 30, 2005

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

	(Dollars in Thousands)

Available-for-sale
Mortgage backed securities	$15,555	$—	$(437)	$15,118

Total Available-for-sale	$15,555	$—	$(437)	$15,118

Held-to-maturity
Mortgage backed securities	$28,844	$24	$(695)	$28,173

	As of December 31,

	2007		2006		2005

	Balance	Yield	Balance	Yield	Balance	Yield

	(Dollars in Thousands)
Available for sale
Mortgage backed securities	$15,735	4.76%	$12,990	4.01%	$15,555	3.34%
U.S. Agency Securities	$7,474	5.35%	$5,864	5.20%	—	—%
Municipal Securities	$5,880	3.98%	$—	—%	—	—%
Collateralized Mortgage Obligation	$11,572	5.55%	$7,662	5.66%	—	—%

	$40,661	4.98%	$26,516	5.09%	$15,555	3.34%

Held to maturity
Mortgage backed securities	$14,515	4.17%	$21,823	4.37%	$28,844	3.76%

Appendix B-51

Loans

Loans, net, increased by $43,364,000, or 10.3% as of December 31, 2007 as compared to the same period prior year. During the last three years, the Company has emphasized the growth of its commercial loan portfolio and has augmented its traditional commercial and multifamily loans and services with small business lending. The Bank seeks to maintain a loan portfolio that is well balanced in terms of borrowers, collateral, geographies, industries and maturities.

The following table sets forth components of total net loans outstanding in each category at the dates indicated:

	At December 31,

	2007	2006	2005	2004	2003

	(Dollars in thousands)

One-to-four family residential	$22,098	$16,742	$16,995	$13,878	$11,403
Multifamily residential	123,077	120,287	121,176	126,099	97,941
Commercial real estate	246,258	220,049	183,288	147,357	112,217
Land	9,369	8,316	9,777	9,150	8,039
Construction real estate	28,988	33,188	26,003	9,157	12,071
Consumer loans	2,045	2,545	2,785	3,925	2,318
Commercial, non real estate	36,250	23,553	24,725	17,746	3,780

Total gross loans	468,085	424,680	384,749	327,312	247,769
Net deferred loan costs	1,529	1,327	1,907	1,939	1,375
Total loans receivable, net of deferred loan costs	469,614	426,007	386,656	329,251	249,144

Allowance for loan losses	(4,915)	(4,672)	(4,232)	(3,600)	(2,726)

Loans receivable, net	$464,699	$421,335	$382,424	$325,651	$246,418

Outstanding loan commitments at December 31, 2007 and December 31, 2006 primarily consisted of undisbursed construction loans, lines of credit, and commitments to originate commercial real estate and multifamily loans. Based upon past experience, the outstanding loan commitments are expected to grow throughout the year as loan demand continues to increase, subject to economic conditions. The Bank does not have any concentrations in the loan portfolio by industry or group of industries, however as of December 31, 2007 and December 31, 2006, approximately 89.8% and 93.6%, respectively, of the loans were secured by real estate. The Bank has pursued a strategy emphasizing small business lending and commercial real estate loans and seeks real estate collateral when possible. Although management believes this concentration to have no more than the normal risk of collectibility, a substantial decline in the economy in general, or a decline in real estate values in the Company’s primary market areas in particular, could have an adverse impact on the collectibility of these loans and require an increase in the provision for loan losses which could adversely affect the Company’s future prospects, results of operations, profitability and stock price. Management believes that its lending policies and underwriting standards will tend to minimize losses in an economic downturn; however there is no assurance that losses will not occur under such circumstances.

In extending credit and commitments to borrowers, the Company generally requires collateral and/or guarantees as security. The repayment of such loans is expected to come from cash flow or from proceeds from the sale of selected assets of the borrowers. The Company’s requirement for collateral and/or guarantees is determined on a case-by-case basis in connection with management’s evaluation of the creditworthiness of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, income-producing properties, residences and other real property. The Company secures its collateral by perfecting its security interest in business assets, obtaining deeds of trust, or outright possession among other means.

Real estate construction loans are primarily interim loans to finance the construction of commercial and single family residential property. These loans are typically short-term. Other real estate loans consist primarily of loans made based on the property and/or the borrower’s individual and business cash flows and which are secured by deeds of trust on commercial and residential property to provide another source of repayment in the event of default. Maturities on real estate loans other than construction loans are generally restricted to fifteen years (on an amortization of thirty years with a balloon payment due in fifteen years). Any loans extended for greater than five years generally have re-pricing provisions that adjust the interest rate to market rates at times prior to maturity.

Commercial and industrial loans and lines of credit are made for the purpose of providing working capital, covering fluctuations in cash flows, financing the purchase of equipment, or for other business purposes. Such loans and lines of credit include loans with maturities ranging from one to five years.

Appendix B-52

Consumer loans and lines of credit are made for the purpose of financing various types of consumer goods and other personal purposes. Consumer loans and lines of credits generally provide for the monthly payment of principal and interest or interest only payments with periodic principal payments.

During the second quarter of 2006, the Company purchased $16.6 million of participated construction loans. These loans consisted of 23 participated construction loans purchased with balances ranging from $382,000 to $1,392,000. All of the loans are residential spec construction loans, and the majority of the loans are located in the Southern California beach communities of Manhattan Beach, Hermosa Beach, and Redondo Beach. The loan participations were purchased with original terms of twelve to eighteen months. The loans have floating interest rates equal to the Prime rate. As of December 31, 2007, the remaining balance of the participated loans was $1.7 million.

As of December 31, 2007 and 2006, the loan portfolio was primarily comprised of floating and adjustable interest rate loans. The following table sets for the repricing percentages of the adjustable rate loans as of December 31, 2007 and 2006.

	December 31, 2007	December 31, 2006

Reprice within one year	44.8%	56.4%
Reprice within one to two years	5.3%	7.8%
Reprice within two to three years	12.3%	5.0%
Reprice within three to four years	8.8%	10.5%
Reprice within four to five years	18.0%	10.1%
Reprice after five years	10.7%	10.2%

Total	100.0%	100.0%

The following table sets forth the maturity distribution of loans as of December 31, 2007 and December 31, 2006. At those dates, the Company had no loans with maturity greater than thirty years. In addition, the table shows the distribution of such loans between those loans with predetermined (fixed) interest rates and those with adjustable (floating) interest rates. Adjustable interest rates generally fluctuate with changes in the various pricing indices, primarily the six-month constant maturity treasury index, six month LIBOR, and Prime Rate.

Appendix B-53

	At December 31, 2007

	Maturing Within One Year	Maturing One to Five Years	Maturing After Five Years	Total

	(Dollars in Thousands)
One-to-four family residential	$—	$—	$22,098	$22,098
Multifamily residential	—	2,594	120,483	123,077
Commercial real estate	6,878	3,145	236,235	246,258
Land	1,290	7,517	562	9,369
Construction real estate	23,605	5,383	—	28,988
Consumer loans	1,321	699	25	2,045
Commercial, non real estate	8,557	23,239	4,454	36,250

Total	$41,651	$42,577	$383,857	$468,085

Loans with predetermined interest rates	$—	$483	$144	$627
Loans with floating or adjustable interest rates	41,651	42,094	383,713	467,458

	$41,651	$42,577	$383,857	$468,085

	At December 31, 2006

	Maturing Within One Year	Maturing One to Five Years	Maturing After Five Years	Total

	(Dollars in Thousands)
One-to-four family residential	$—	$—	$16,742	$16,742
Multifamily residential	2,304	489	117,494	120,287
Commercial real estate	870	1,409	217,770	220,049
Land	1,895	6,421	—	8,316
Construction real estate	29,598	3,590	—	33,188
Consumer loans	2,325	220	—	2,545
Commercial, non real estate	15,896	4,082	3,575	23,553

Total	$52,888	$16,211	$355,581	$424,680

Loans with predetermined interest rates	$945	$—	$644	$1,589
Loans with floating or adjustable interest rates	51,943	16,211	354,937	423,091

	$52,888	$16,211	$355,581	$424,680

Allowance for Loan Losses

The Company assesses and manages credit risk on an ongoing basis through a credit culture that emphasizes excellent credit quality, extensive internal monitoring and established formal lending policies. Additionally, the Company contracts with an outside loan review consultant to periodically review the existing loan portfolio. Management believes its ability to identify and assess risk and return characteristics of the Company’s loan portfolio is critical for profitability and growth. Management strives to continue its emphasis on credit quality in the loan approval process, active credit administration and regular monitoring. With this in mind, management has designed and implemented a comprehensive loan review and grading system that functions to continually assess the credit risk inherent in the loan portfolio.

Appendix B-54

The Bank maintains an allowance for loan losses to provide for potential losses in the loan portfolio. Additions to the allowance are made by charges to operating expenses in the form of a provision for loan losses. All loans that are judged to be uncollectible are charged against the allowance while any recoveries are credited to the allowance. Management has instituted loan policies which includes using grading standards and criteria similar to those employed by bank regulatory agencies, to adequately evaluate and assess the analysis of risk factors associated with its loan portfolio and to enable management to assess such risk factors prior to granting new loans and to assess the sufficiency of the allowance. Management conducts a critical evaluation of the loan portfolio quarterly. This evaluation includes an assessment of the following factors: the results of the internal loan review, any external loan review and any regulatory examination, loan loss experience, estimated potential loss exposure on each credit, concentrations of credit, value of collateral, any known impairment in the borrower’s ability to repay and present economic conditions.

There are limitations to any credit risk grading process. The volume of loans makes it impractical to re-grade every loan every quarter. Therefore, it is possible that some currently performing loans not recently graded will not be as strong as their last grading and an insufficient portion of the allowance will have been allocated to them. Grading and loan review often must be done without knowing whether all relevant facts are at hand. Troubled borrowers may deliberately or inadvertently omit information from reports or conversations with lending officers regarding their financial condition and the diminished strength of repayment sources.

Each month the Bank also reviews the allowance and makes additional transfers to the allowance as needed. At December 31, 2007 and December 31, 2006 the allowance for loan losses was 1.05% and 1.10%, respectively of loans outstanding. As of December 31, 2007 and 2006, charge-offs of loans totaled $1,000 and $0, respectively, and there were no recoveries on previously charged-off loans. There was one nonperforming loan as of December 31, 2007 and there were no nonperforming loans as of December 31, 2006. The ratio of the allowance for loan losses to nonperforming loans was 1054.7% as of December 31, 2007. Although the Company deems these levels adequate, no assurance can be given that further economic difficulties or other circumstances which would adversely affect the borrowers and their ability to repay outstanding loans will not occur. These losses would be reflected in increased losses in the loan portfolio, which losses could possibly exceed the amount then reserved for loan losses.

The following table summarizes the loan loss experience, transactions in the allowance for loan losses and certain pertinent ratios for the periods indicated:

	For the year ended December 31,
	2007	2006	2005	2004	2003

	(Dollars In Thousands)
Gross Loans Outstanding, Period End	$469,613	$426,007	$386,657	$329,251	$249,144
Average Amount of Loans Outstanding	439,262	415,368	371,024	291,999	215,041
Period end non-performing loans outstanding	466	—	35	393	—

Loans Loss Reserve Balance, Beginning of Period	$4,671	$4,232	$3,600	$2,726	$1,942
Net Charge-offs	(1)	—	—	—	—
Recoveries	—	—	—	—	—
Additions/(Reductions) charged to operations	245	439	632	874	784

Allowance for Loan and Lease Loss, End of Period	$4,915	$4,671	$4,232	$3,600	$2,726

Ratio of Net Charge-offs/(Recoveries) During the Period to Average Loans Outstanding During the Period	0.00%	0.00%	0.00%	0.00%	0.00%

Ratio of Allowance for Loan Losses to Loans at Period End	1.05%	1.10%	1.09%	1.09%	1.09%

Nonperforming Loans

The Bank’s loan quality remains strong with one nonperforming loan of $466,000 at December 31, 2007 and $0 at December 31, 2006. The Company’s policy is to place loans on non-accrual status when, for any reason, principal or interest is past due for ninety days or more unless they are both well secured and in the process of collection. Any interest accrued, but unpaid, is reversed against current income. Interest received on non-accrual loans is credited to income only upon receipt and in certain circumstances may be applied to principal until the loan has been repaid in full, at which time the interest received is credited to income. When appropriate or necessary to protect the Company’s interests, real estate taken as collateral on a loan may be taken by the Company through foreclosure or a deed in lieu of foreclosure. Real property acquired in this manner is known as other real estate owned, or OREO. OREO would be carried on the books as an asset, at the lesser of the recorded investment or the fair value less estimated costs to sell. OREO represents an additional category of “nonperforming assets.” For the period commencing January 1, 1998 through December 31, 2007, the Company has not had any OREO.

Appendix B-55

The following table provides information with respect to the components of the nonperforming assets at the dates indicated.

	Balances as of December 31,

	2007	2006	2005	2004	2003

	(Dollars in Thousands)
Non-accrual loans
One-to-four family residential	$—	$—	$—	$—	$—
Multifamily residential	—	—	—	393	—
Consumer	—	—	35	—	—
Commercial real estate	466	—	—	—	—

	$466	$—	$35	$393	$—

Restructured Loans	—	—	—	—	—
Nonperforming assets as a percent of total loans	0.10%	0.00%	0.01%	0.12%	0.00%

Nonperforming assets as a percent of total assets	0.08%	0.00%	0.01%	0.09%	0.00%
Allowance for Loan Losses	$4,915	$4,671	$4,232	$3,600	$2,726
Allowance for Loan Losses/loans outstanding at period end	1.05%	1.10%	1.09%	1.09%	1.09%

As of December 31, 2007, there was one commercial real estate loan on non-accrual status for $466,000 which is located in the Bank’s primary market area. This loan is sixty days delinquent and the property is being marketed for sale. Due to the estimated loan-to-value ratio of less than 55%, the Bank does not expect to recognize a loss on this loan and anticipates recovering all principal and interest. As of December 31, 2006, there were no loans classified as non-accrual.

In addition, as of December 31, 2007, there were three loans totaling $1,563,000 which have been placed on the internal “watch list” for special mention and loss potential and are being closely monitored. These loans have been categorized as Special Mention of which $606,000 was a multifamily loan and $957,000 were commercial real estate loans. These loans are in various stages of collection; however, no assurance can be given that the Company will be successful in collecting all of these loans or that there is adequate loan loss reserves established for these loans. As of December 31, 2006, there were no loans classified as non-accrual and $3,280,000 in loans were categorized as Special Mention. As of December 31, 2006 and 2007 there were no restructured loans.

The following table provides information with respect to delinquent but still accruing loans at the dates indicated.

	Balances as of December 31,

	2007	2006	2005	2004	2003

	(Dollars in Thousands)
Loans delinquent 60-89 days and accruing
Commercial real estate	$139	$1,137	$308	$—	$—
Consumer loans	—	—	—	—	—
Multifamily	414	268	—	—	—
Land and Construction	—	531	534	—	—
Commercial, non real estate	—	—	—	62	—

	$553	$1,936	$842	$62	$—

Loans delinquent 90 days or more and accruing
Commercial real estate	$—	$—	$—	$—	$—
Land and Construction	—	—	—	—	121

	$—	$—	$—	$—	$121

Management believes the overall credit quality of the loan portfolio continues to be strong; however, total nonperforming assets could fluctuate in the future. The performance of any individual loan can be impacted by external factors such as the economy and interest rate environment, or factors particular to the borrower.

Appendix B-56

Criticized and Classified Assets

The following table presents the Company’s criticized and classified assets as of the dates indicated:

	As of December 31,

	2007	2006	2005

Criticized Assets
One-to-four family residential	$—	$—	$—
Multifamily residential	606	2,572	755
Commercial real estate	957	706	1,041
Land	—	—	—
Construction real estate	—	—	—
Consumer, non real estate	—	—	—
Commercial, non real estate	—	3	3,283

Special mention	$1,563	$3,281	$5,079

Classified Assets
One-to-four family residential	$—	$—	$—
Multifamily residential	736	—	—
Commercial real estate	2,110	162	163
Consumer, non real estate	—	—	35
Construction real estate	—	—	3,755
Land	—	531	534

Substandard loans	$2,846	$693	$4,487

Total classified assets	$2,846	$693	$4,487

Classified assets to total assets	0.51%	0.14%	0.97%
Classified assets to stockholders’ equity	8.64%	2.24%	16.71%
Allowance for loan losses to total classified assets	173%	674%	94%

As of December 31, 2007, the Company identified two loans totaling $2,846,000 has a higher than normal risk of loss and has been classified as substandard. Substandard loans that are still performing include a $2,110,000 commercial real estate loan and $736,000 in a multifamily loan. Both of these loans are located in the Bank’s primary market areas. As of December 31, 2006, the Company identified two loans totaling $693,000 and were classified as substandard. The land loan for $531,000 is a performing loan which was previously in foreclosure and is located in the Bank’s primary market area. The commercial real estate loan for $162,000 is a performing loan and is located in the Bank’s primary market area.

With the exception of these loans, management is not aware of any loans as of December 31, 2007 where the known credit problems of the borrower would cause it to have serious doubts as to the ability of such borrowers to comply with their present loan repayment terms. Management cannot predict the extent to which the current economic environment may persist or worsen or the full impact such environment may have on the Company’s loan portfolio. Furthermore, management cannot predict the results of any subsequent examinations of the Company’s loan portfolio by the banking regulatory agencies. Accordingly, there can be no assurance that other loans will be classified as discussed above.

Refer to Note 3 and 4 of the Consolidated Financial Statements and the Business section of this Annual Report for additional information concerning loans.

Deposits

The principal source of funds for the Bank are core deposits (non-interest and interest-bearing transaction accounts, money market accounts, savings accounts, and certificates of deposits) from the Bank’s market areas. At December 31, 2007, total deposits were $361,175,000 representing a decrease of $8,630,000, or 2.33% over the December 31, 2006 balance. The Company’s deposit growth plan for 2007 was to concentrate its efforts on increasing noninterest-bearing demand accounts. As of December 31, 2007, these accounts increased $5,120,000, or 28.2% as compared to the same period prior year. However, due to the competitive rate environment, the company experienced decreases in the interest bearing demand, money market and savings and time deposits greater than $100,000 accounts.

Appendix B-57

The Company obtained wholesale deposits through deposit brokers of $32.1 million (8.9% of deposits) and $13.1 million (3.5% of deposits) and through non-brokered wholesale sources of $46.2 million (12.8% of deposits) and $28.4 million (7.7% of deposits) as of December 31, 2007 and 2006, respectively. These deposits, some of which were certificates of deposit of $100,000 or more, were obtained for generally longer terms than can be acquired through retail sources as a means to control interest rate risk or were acquired to fund all short term differences between loan and deposit growth rates. However, based on the amount of wholesale funds maturing in each month, the Company may not be able to replace all wholesale deposits with retail deposits upon maturity. To the extent that the Company needs to renew maturing wholesale deposits at then current interest rates, the Company incurs the risk of paying higher interest rates for these potentially volatile sources of funds

In 2004, the Bank established a relationship with Reserve Funds, an institutional money manager that offers a money market savings based sweep product to community banks. Under this program, end investors use the Reserve Funds as a conduit to invest money market savings deposits in a consortium of community banks. The end investors receive a rate of interest that is generally higher than alternative money market funds, the community banks receive large money market savings balances, and the Reserve Funds receives a fee by acting as the conduit. The Bank began accepting deposits from this program in November 2004. As of December 31, 2007, Reserve Fund deposits were $16.0 million as compared to deposit balance of $15.4 million as of December 2006. The Bank pays an interest rate equivalent to the effective Federal Funds rate plus 20 basis points. As of December 31, 2007 the rate was 4.73% as compared to a rate of 5.64% as of December 31, 2006.

On November 1, 2007, the Bank renewed a $15.0 million time deposit from the State of California through the State Treasurer. The time deposit bears interest at the rate of 4.03% and matures on January 31, 2008. On September 4, 2007, the Bank renewed a $5.0 million time deposit from the State of California through the State Treasurer. The time deposit bears interest at the rate of 4.62% and matures on February 27, 2008. Assets pledged as collateral to the State consists of $22.9 million of the investment securities portfolio as of December 31, 2007.

In an effort to expand the Company’s market share, the Company is continuing a business plan to develop the retail presence in Marin County through an expanding network of full service branches. The Company operated three branches during the first quarter of 2004, opened two new branches in the second quarter of 2004, one new branch in 2005, and one new branch in the third quarter 2006.

The following table summarizes the distribution of deposits and the period ending rates paid for the periods indicated:

	December 31, 2007			December 31, 2006			December 31, 2005

	Balance	Deposit Mix	Weighted Average Rate	Balance	Deposit Mix	Weighted Average Rate	Balance	Deposit Mix	Weighted Average Rate

	(Dollars in Thousands)

Noninterest-bearing deposits	$23,255	6.4%	0.00%	$18,135	4.9%	0.00%	$17,310	5.5%	0.00%
Interest-bearing checking deposits	6,874	1.9%	0.18%	8,433	2.3%	0.61%	7,519	2.4%	0.30%
Money Market and savings deposits	138,276	38.3%	3.55%	150,012	40.6%	4.48%	148,371	47.3%	3.38%
Certificates of deposit $100,000 or more	110,588	30.6%	4.72%	129,011	34.9%	5.14%	58,856	18.8%	3.56%
Certificates of deposit less than $100,000	82,182	22.8%	4.77%	64,214	17.4%	4.97%	81,343	26.0%	3.69%

Total deposits	$361,175	100.0%	3.89%	$369,805	100.0%	4.49%	$313,399	100.0%	3.23%

The following table summarizes the distribution and original source of certificates of deposit for the periods indicated:

	December 31, 2007			December 31, 2006			December 31, 2005

	Balance	Deposit Mix	Weighted Average Rate	Balance	Deposit Mix	Weighted Average Rate	Balance	Deposit Mix	Weighted Average Rate

	(Dollars in Thousands)

Retail certificates of deposit	$114,469	59.4%	4.85%	$151,692	78.5%	5.11%	$116,786	83.3%	3.80%
Brokered certificates of deposit	32,082	16.6%	4.76%	13,124	6.8%	4.72%	15,492	11.1%	2.68%
Non-brokered wholesale certificates of deposit	46,219	24.0%	4.47%	28,409	14.7%	5.10%	7,921	5.6%	3.06%

Total time deposits	$192,770	100.0%	4.74%	$193,225	100.0%	5.08%	$140,199	100.0%	3.63%

Appendix B-58

The following schedule shows the maturity of our time deposits as of December 31, 2007:

	$100,000 or more			Less than $100,000

	Amount	Deposit Mix	Weighted Average Rate	Amount	Deposit Mix	Weighted Average Rate

	(Dollars in thousands)
Three months or less	$56,112	50.7%	4.65%	$23,362	28.4%	4.75%
Over 3 through 6 months	25,183	22.8%	4.93%	18,963	23.1%	4.86%
Over 6 through 12 months	24,044	21.7%	4.80%	20,915	25.4%	4.72%
Over 12 months through 2 years	1,984	1.8%	4.83%	8,106	9.9%	4.77%
Over 2 through 3 years	1,116	1.0%	4.71%	3,559	4.3%	4.74%
Over 3 through 4 years	849	0.8%	5.45%	4,174	5.1%	4.79%
Over 4 through 5 years	1,300	1.2%	4.71%	3,103	3.8%	4.68%

Total	$110,588	100.0%	4.76%	$82,182	100.0%	4.77%

Contractual Obligations

The Company has entered into non-cancelable contracts for leased premises and other agreements. The Company has no capital leases. The following table summarizes our significant contractual obligation and commitments as of December 31, 2007.

Contractual Obligations at December 31,	< 1 year	1-3 years	3-5 years	> 5 years	Total

Operating leases	$909,000	$1,642,000	$1,609,000	$1,728,000	$5,888,000
Borrowings	34,422,500	90,090,000	21,995,000	—	146,507,500
Subordinated debt	—	—	—	13,403,000	13,403,000

	$35,331,500	$91,732,000	$23,604,000	$15,131,000	$165,798,500

Borrowed Funds

In response to the current market’s strong competition for deposit accounts, the Company has supplemented its funding base by increasing FHLB borrowings. The borrowings obtained in 2007 have generally been at lower rates and longer terms than alternative retail certificate of deposits. The average term of FHLB borrowings has also been extended as a means to control interest rate risk.

The Company has secured advances from the Federal Home Loan Bank at December 31, 2007 and December 31, 2006 amounting to $146.5 million and $86.3 million, respectively, a 69.9% increase. The increase in FHLB borrowings was primarily due to funding the temporary differences of funds generated from retail deposits versus the rate of growth of the loan portfolio. As of December 31, 2007, unused borrowing capacity at the FHLB was $107.0 million. Assets pledged as collateral to the FHLB consisted of $228.2 million of the loan portfolio and $25.3 million of the investment securities portfolio as of December 31, 2007. As of December 31, 2006, the unused borrowing capacity at the FHLB was $127.0 million and assets pledged as collateral to the FHLB consisted of $188.3 million of our loan portfolio and $25.0 million of our investment securities portfolio as of December 31, 2006. The advances have been outstanding at varying levels as of December 31, 2007. Total interest expense on FHLB borrowings as of December 31, 2007 and 2006 was $4,561,000 and $3,636,000, respectively.

The Company will utilize FHLB borrowings to accommodate temporary differences in the rate of growth of the loan and deposit portfolios and to minimize interest rate risk. Over time the Company expects that funds provided by retail deposits obtained through the increasing branch network will be utilized to decrease FHLB borrowings during periods when the growth in deposits exceeds the growth in loans.

Appendix B-59

Included in the FHLB borrowings of $146.5 million, as of December 31, 2007, the Company has borrowings outstanding of $99.1 million with FHLB for Advances for Community Enterprise (“ACE”) program. ACE provides funds for projects and activities that result in the creation or retention of jobs or provides services or other benefits for low–and-moderate-income people and communities. ACE funds may be used to support community lending and economic development, including small business, community facilities, and public works projects. An advantage to using this program is that interest rates and fees are generally lower than rates and fees on regular FHLB advances. The maximum amount of advances that a bank may borrow under the ACE program depends on a bank’s total assets as of the previous year end. For the Bank, the maximum amount of advances that can be borrowed for the 2007 year is 5% of total assets as of previous year end.

The following table sets forth certain information regarding our FHLB advances at or for the dates indicated:

	At December 31, 2007		At December 31, 2006

	Amount	Weighted Average Rate	Amount	Weighted Average Rate

	(Dollars in Thousands)
Three months or less	$22,423	3.69%	$14,000	3.66%
Over 3 through 6 months	4,000	3.65%	9,000	3.12%
Over 6 through 12 months	8,000	4.03%	19,256	3.35%
Over 12 months through 2 years	42,000	4.55%	16,000	3.81%
Over 2 through 3 years	48,090	4.52%	10,000	4.85%
Over 3 through 4 years	19,995	4.69%	17,995	4.84%
Over 4 through 5 years	2,000	4.64%	—	0.00%

Total	$146,508	4.38%	$86,251	3.95%

	At or For the Year Ended December 31,

	2007	2006	2005

	(Dollars in thousands)

FHLB advances:
Average balance outstanding	$103,088	$101,051	$120,720
Maximum amount outstanding at any month-end during the period	146,508	126,088	130,068
Balance outstanding at end of period	146,508	86,251	107,812
Average interest rate during the period	4.43%	3.60%	2.71%
Average interest rate at end of period	4.38%	3.95%	3.02%

During 2002, the Bank issued a 30-year, $10,310,000 variable rate junior subordinated debentures. The security matures on June 30, 2032 but was callable after September 30, 2007. The interest rate on the debentures was paid quarterly at the three-month LIBOR plus 3.65%. The debenture was subordinated to the claims of depositors and other creditors of the Bank. In October 2007, the Company paid off the $10 million debentures.

During the second quarter of 2006, the Bank issued a 30-year, $3,093,000 variable rate junior subordinated debentures. The security matures on September 1, 2036 but is callable after September 1, 2011. The interest rate on the debentures is paid quarterly at the three-month LIBOR plus 175 basis points. As of December 31, 2007, the interest rate was 6.87%. The debenture is subordinated to the claims of depositors and other creditors of the Bank.

During the third quarter of 2007, the Bank issued a 30-year, $10,310,000 variable rate junior subordinated debentures. The security matures on December 1, 2037 but is callable on December 1, 2012. The interest rate on the debenture is paid quarterly at the three-month LIBOR plus 144 basis points. As of December 30, 2007, the interest rate was 6.56%. The debenture is subordinated to the claims of deposits and other creditors of the Bank. The proceeds were used to pay off the debenture issued in 2002.

Total interest expense attributable to the junior subordinated debentures as of December 31, 2007 and 2006 was $1,123,000 and $1,041,000 respectively.

Appendix B-60

Capital Resources

Stockholders’ equity increased by $2,052,000 to $32,933,000 as of December 31, 2007 as compared to $30,881,000 as of December 31, 2006. The increase was attributable to net income of $4,209,000, stock options exercised of $248,000, amortization of deferred compensation – incentive stock options of $265,000, excess tax benefits from share-based compensation of $17,000 and unrealized security holding gains of $330,000 partially offset by $561,000 dividends declared during the year and $2,456,000 in redemption and retirement of stock.

Under regulatory capital adequacy guidelines, capital adequacy is measured as a percentage of risk-adjusted assets in which risk percentages are applied to assets on the balance sheet as well as off-balance sheet, such as unused loan commitments. The guidelines require that a portion of total capital be core, or Tier 1 capital consisting of common stockholders’ equity and perpetual preferred stock, less goodwill and certain other deductions. Tier 2 capital consists of other elements, primarily non-perpetual preferred stock, subordinated debt and mandatory convertible debt, plus the allowance for loan losses, subject to certain limitations. The guidelines also evaluate the leverage ratio, which is Tier 1 capital divided by average assets.

As of December 31, 2007 and 2006, the Bank’s capital exceeded all minimum regulatory requirements and were considered to be “well capitalized” as defined in the regulations issued by the FDIC. The Bank’s capital ratios have been computed in accordance with regulatory accounting guidelines.

	Actual Capital		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars In Thousands)
As of December 31, 2007:

Total capital to risk-weighted assets	$49,971	10.2%	$39,386	8.0%	$49,233	10.0%
Tier 1 capital to risk-weighted assets	45,056	9.2%	19,697	4.0%	29,545	6.0%
Tier 1 capital to average assets	45,056	8.3%	21,636	4.0%	27,044	5.0%

As of December 31, 2006:

Total capital to risk-weighted assets	$47,676	10.8%	$35,316	8.0%	$44,350	10.0%
Tier 1 capital to risk-weighted assets	43,004	9.7%	17,734	4.0%	26,600	6.0%
Tier 1 capital to average assets	43,004	8.6%	19,955	4.0%	24,944	5.0%

Liquidity

Liquidity management for banks requires that funds always be available to pay anticipated deposit withdrawals and maturing financial obligations such as certificates of deposit promptly and fully in accordance with their terms and to fund new loans. The major source of the funds required is generally provided by payments and maturities of loans, sale of loans, liquidation of assets, deposit inflows, investment security maturities and paydowns, Federal funds lines, FHLB advances, other borrowings and the acquisition of additional deposit liabilities. One method that banks utilize for acquiring additional liabilities is through the acceptance of “brokered deposits” (defined to include not only deposits received through deposit brokers, but also deposits bearing interest in excess of 75 basis points over market rates), typically attracting large certificates of deposit at high interest rates. The Bank’s primary use of funds are for origination of loans, the purchase of investment securities, maturing CD’s, demand and saving deposit withdrawals, repayment of borrowings and dividends to common shareholders.

To meet liquidity needs, the Company maintains a portion of funds in cash deposits in other banks, Federal funds sold, and investment securities. As of December 31, 2007, liquid assets were comprised of $567,000 in Federal funds sold, $627,000 in interest-bearing deposits in other financial institutions, $4,458,000 in cash and due from banks, and $40,661,000 in available-for-sale securities. Those liquid assets equaled 8.3% of total assets at December 31, 2007. As of December 31, 2006, liquid assets were comprised of $8,526,000 in Federal funds sold, $987,000 in interest-bearing deposits in other financial institutions, $3,750,000 in cash and due from banks, and $26,516,000 in available-for-sale securities. The liquid assets equaled 7.9% of total assets at December 31, 2006.

Appendix B-61

In addition to liquid assets, liquidity can be enhanced, if necessary, through short or long term borrowings. The Bank anticipates that the Federal funds lines and FHLB advances will continue to be important sources of funding in the future, and management expects there to be adequate collateral for such funding requirements. A decline in the Bank’s credit rating would adversely affect the Bank’s ability to borrow and/or the related borrowing costs, thus impacting the Bank’s liquidity. As of December 31, 2007, the Bank had lines of credit totaling $127.0 million available. These lines of credit consist of $20.0 million in unsecured lines of credit with two correspondent banks, and approximately $107.0 million in a line of credit through pledged loans and securities with the FHLB San Francisco. In addition, there is a line of credit with the Federal Reserve Bank of San Francisco, although currently no loans or securities have been pledged.

For non-banking functions, the Company is dependent upon the payment of cash dividends from the Bank to service its commitments. The FDIC and DFI have authority to prohibit the Bank from engaging in activities that, in their opinion, constitute unsafe or unsound practices in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the FDIC and the DFI could assert that the payment of dividends or other payments might, under some circumstances, be an unsafe or unsound practice. Furthermore, the FDIC has established guidelines with respect to the maintenance of appropriate levels of capital by banks under its jurisdiction. The Company expects cash dividends paid by the Bank to the Company to be sufficient to meet payment schedules. As of December 31, 2007 and December 31, 2006, there were $561,000 and $592,000 in dividends paid by the Company to the shareholders, respectively.

Net cash provided by operating activities totaled $4.9 million as of December 31, 2007, compared to $4.2 million for the same period in 2006. The increase was primarily the result of an increase in net income, an increase in proceeds from loan sales, and a change in accrued interest receivable and other assets partially offset by a decrease in the cash surrender value of life insurance.

Net cash used in investing activities totaled $61.0 million as of December 31, 2007, compared to $45.5 million used by investing activities for the same period in 2006. The increase was primarily the result of the purchase of bank owned life insurance and purchase of FHLB stock in 2007 partially offset by a decrease in proceeds from maturities of investment securities available for sale and purchase of property and equipment.

Funds used by financing activities totaled $48.9 million as of December 31, 2007, compared to funds provided by financing activities of $37.5 million for the same period in 2006. Funds used by financing activities was primarily the result of a decrease in deposits and stock repurchases in 2007 as compared to 2006 partially offset by an increase in FHLB borrowings.

The Company anticipates maintaining its cash levels in 2008 mainly through profitability and retained earnings. It is anticipated that loan demand will be moderate during 2008, although such demand will be dictated by economic and competitive conditions. The Company aggressively solicits non-interest bearing demand deposits and money market checking deposit, which are the least sensitive to interest rates. However, higher costing products, including money market savings and certificates of deposits, have been less stable during the recent period of increased rate competition from banks affected by the subprime and mortgage lending crisis. The growth of deposit balances is subject to heightened competition and the success of the Company’s sales efforts and delivery of superior customer service. Depending on economic conditions, interest rate levels, and a variety of other conditions, deposit growth may be used to fund loans, purchase investment securities or to reduce short term borrowings. However, due to concerns regarding uncertainty in the general economic environment, competition, and political uncertainty, loan demand and levels of customer deposits are not certain.

Market Risk Management

Market risk is the risk of loss from adverse changes in market prices and rates. The Bank’s market risk arises primarily from interest rate risk inherent in its loan and deposit functions. The careful planning of asset and liability maturities and the matching of interest rates to correspond with this maturity matching is an integral part of the active management of an institution’s net yield. To the extent maturities of assets and liabilities do not match in a changing interest rate environment, net yields may be affected. Even with perfectly matched repricing of assets and liabilities, risks remain in the form of prepayment of assets, timing lags in adjusting certain assets and liabilities that have varying sensitivities to market interest rates and basis risk. In an overall attempt to match assets and liabilities, the Company takes into account rates and maturities to be offered in connection with the certificates of deposit and variable rate loans. Because of the ratio of rate sensitive assets to rate sensitive liabilities, the Company is negatively affected by the increasing interest rates. Conversely, the Company would be positively affected in a decreasing rate environment.

The Company has generally been able to control the exposure to changing interest rates by maintaining a large percentage of adjustable interest rate loans and the majority of the time certificates in relatively short maturities. The majority of the loans have periodic and lifetime interest rate caps and floors. The Company has also controlled the interest rate risk exposure by locking in longer term fixed rate liabilities, including FHLB borrowings, brokered certificates of deposit, and non-brokered wholesale certificates of deposit.

Appendix B-62

Since interest rate changes do not affect all categories of assets and liabilities equally or simultaneously, a cumulative gap analysis alone cannot be used to evaluate the interest rate sensitivity position. To supplement traditional gap analysis, the Company performs simulation modeling to estimate the potential effects of changing interest rates. The process allows the Company to explore the complex relationships within the gap over time and various interest rate environments.

The following table shows the Bank’s cumulative gap analysis as of December 31, 2007:

	At December 31, 2007

	Within Three Months	Three to Twelve Months	One to Five Years	Over Five Years	Total

	(Dollars in Thousands)
Interest Earning Assets
Securities	$7,088	$13,453	$22,455	$19,115	$62,111
Federal Funds	567	—	—	—	567
Interest-bearing deposits in other financial institutions	—	97	530	—	627
Loans	107,136	138,374	185,851	38,252	469,613

Total	$114,791	$151,924	$208,836	$57,367	$532,918

Interest-Bearing Liabilities
Interest-bearing checking	6,874	—	—	—	6,874
Money market and savings	114,768	—	23,507	—	138,275
Time deposits	79,474	89,105	24,191	—	192,770
FHLB advances	22,423	12,000	112,085	—	146,508
Junior Subordinated Debentures	13,403	—	—	—	13,403

Total	$236,942	$101,105	$159,783	$—	$497,830

Interest rate sensitivity gap	$(122,151)	$50,819	$49,053	$57,367	$35,088

Cummulative interest rate sensitivity gap as a percentage of interest-earning assets	-22.9%	-13.4%	-4.2%	6.6%	6.6%

The target cumulative one-year gap ratio is -15% to 15%. The policy limit for net earnings at risk for a +/- 200 basis points change in rates is –25%, indicating a worst case 25% decrease in earnings given a 200 basis point change in interest rates. The policy limit for a +/- 200 basis points change in rates is –15%, indicating a 15% decrease in net interest income. Management strives to maintain rate sensitive assets on its books.

Management also evaluates the use of FHLB products including longer-term bullet advances, amortizing advances, and interest rate swaps as tools to control interest rate risk. If one of the interest rate risk measures exceeds the policy limits management adjusts product offerings and repositions assets and liabilities to bring the interest rate risk measure back within policy limits within a reasonable timeframe. The current one year gap ratio is -36.3%. A negative gap indicates that in an increasing interest rate environment, it is expected that net interest margin would decrease, and in a decreasing interest rate environment, net interest margin would increase.

The Company believes that there are some inherent weaknesses in utilizing the cumulative gap analysis as a means of monitoring and controlling interest rate risk. Specifically, the cumulative gap analysis does not address loans at their floor rates that cannot reset as rates change and does not incorporate varying prepayment speeds as interest rates change. The Company, therefore, relies more heavily on the dynamic simulation model to monitor and control interest rate risk.

Interest Rate Sensitivity

The Company uses a dynamic simulation model to forecast the anticipated impact of changes in market interest rates on its net interest income and economic value of equity. Sensitivity of Net Interest Income (“NII”) and Capital to interest rate changes arises when yields on loans and investments change in a different time frame or amount from that of rates on deposits and other interest-bearing liability. To mitigate interest rate risk, the structure of the Statement of Condition is managed with the objective of correlating the movements of interest rates on loans and investments with those of deposits. The asset and liability policy sets limits on the acceptable amount of change to NII and Capital in changing interest rate environments. The Bank uses simulation models to forecast NII and Capital.

Appendix B-63

Simulation of NII and Capital under various scenarios of increasing or decreasing interest rates is the primary tool used to measure interest rate risk. Using licensed software developed for this purpose, management is able to estimate the potential impact of changing rates. A simplified statement of condition is prepared on a quarterly basis as a starting point, using as inputs, actual loans, investments and deposits.

In the simulation of NII and Capital under various interest rate scenarios, the simplified statement of condition is processed against two interest rate change scenarios. Each of these scenarios assumes that the change in interest rates is immediate and interest rates remain at the new levels. The model is used to assist management in evaluating and in determining and adjusting strategies designed to reduce its exposure to these market risks, which may include, for example, changing the mix of earning assets or interest-bearing deposits. The current net interest earnings at risk given a +200 basis point rate shock is -9.97% and the current estimated change in the economic value of equity given a +200 basis point rate shock is -12.54%.

Simulated Rate Changes	Estimated Net Interest Income Sensitivity	Estimated Change in Economic Value of Equity

+ 200 basis points	-9.97%	-12.54%
- 200 basis points	11.49%	24.18%

As illustrated in the above table, the Company is currently liability sensitive. The implication of this is that the Company’s earnings will increase in a falling rate environment, as there are more rate-sensitive liabilities subject to reprice downward than rate-sensitive assets; conversely, earnings would decrease in a rising rate environment.

Therefore, an increase in market rates could adversely affect net interest income. In contrast, a decrease in market rates may improve net interest income.

Management believes that all of the assumptions used in the analysis to evaluate the vulnerability of its projected net interest income and economic value of equity to changes in interest rates approximate actual experiences and considers them to be reasonable. However, the interest rate sensitivity of the Bank’s assets and liabilities and the estimated effects of changes in interest rates on the Bank’s projected net interest income and economic value of equity may vary substantially if different assumptions were used or if actual experience differs from the projections on which they are based.

The Asset Liability Committee meets quarterly to monitor the investments, liquidity needs and oversee the asset-liability management. In between meetings of the Committee, management oversees the liquidity management.

Return on equity and assets

The following table sets forth key ratios for the periods ending December 31, 2007, 2006, and 2005.

	As of December 31,

	2007	2006	2005

Net income as a percentage of average assets	0.81%	0.81%	0.92%
Net income as a percentage of average equity	12.89%	13.81%	16.53%
Average equity as a percentage of average assets	6.28%	5.85%	5.55%
Dividends declared per share as a percentage of net income per share	4.67%	3.77%	10.00%

In 2007, the Company grew its earning asset base and produced additional fee income through investment advisory services fee income. Also, in 2007, the Company increased the dividends declared from $0.0374 in 2006 as compared to $0.045 declared in August 2007 to $.0.05 dividend declared in October 2007.

Inflation

The impact of inflation on a financial institution can differ significantly from that exerted on other companies. Banks, as financial intermediaries, have many assets and liabilities that may move in concert with inflation both as to interest rates and value. However, financial institutions are affected by inflation’s impact on noninterest expenses, such as salaries, benefits and occupancy expenses.

Appendix B-64

Because of the ratio of rate sensitive assets to rate sensitive liabilities, the Bank tends to benefit slightly in the short-term from a decreasing interest rate market and suffer in an increasing interest rate market. The management of Federal Funds rate by the Federal Reserve has an impact on the Company’s earnings such that changes in interest rates may have a corresponding impact on ability of borrowers to repay loans with the Bank.

Off-Balance Sheet Arrangements

In the normal course of business, the Company is a party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and letters of credit. To varying degrees, these instruments involve elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instruments for undisbursed loan funds and letters of credit is represented by the contractual amount of those instruments. At December 31, 2007 and December 31, 2006, the amounts of the Company’s undisbursed loan and line of credit funds were $27.7 million and $21.9 million, respectively, and there were no obligations under standby and commercial letters of credit in either period. Refer to the Consolidated Financial Statements for more qualitative and quantitative disclosures about financial instruments with off-balance sheet risk.

Item 7A.	Quantitative and Qualitative Disclosure About Market Risk

Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. Although the Company manages other risks, for example, credit quality and liquidity risk in the normal course of business, management considers interest rate risk to be a principal market risk. Other types of market risks, such as foreign currency exchange rate risk, do not arise in the normal course of the Company’s business activities. The majority of the Company’s interest rate risk arises from instruments, positions and transactions entered into for purposes other than trading. They include loans, securities available-for-sale, deposit liabilities, short-term borrowings and long-term debt. Interest rate risk occurs when assets and liabilities reprice at different times as interest rates change.

The Company manages interest rate risk through its Asset Liability Committee (ALCO). The ALCO monitors exposure to interest rate risk on a quarterly basis using both a traditional gap analysis and simulation analysis. Traditional gap analysis identifies short and long-term interest rate positions or exposure. Simulation analysis uses an income simulation approach to measure the change in interest income and expense under rate shock conditions. The model considers the three major factors of (a) volume differences, (b) repricing differences and (c) timing in its income simulation. The model begins by disseminating data into appropriate repricing buckets based on internally supplied algorithms (or overridden by calibration). Next, each major asset and liability type is assigned a “multiplier” or beta to simulate how much that particular balance sheet category type will reprice when interest rates change. The model uses numerous asset and liability multipliers consisting of bank-specific or default multipliers. The remaining step is to simulate the timing effect of assets and liabilities by modeling a month-by-month simulation to estimate the change in interest income and expense over the next 12-month period. The results are then expressed as the change in pre-tax net interest income over a 12-month period for +1%, +2% and +3% shocks.

Appendix B-65

Report of Independent Registered Public Accounting Firm

Board of Directors
Epic Bancorp
San Rafael, California

We have audited the accompanying consolidated balance sheets of Epic Bancorp and Subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Epic Bancorp and Subsidiaries as of December 31, 2007 and 2006, and the results of its operations, changes in its stockholders’ equity, and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Vavrinek, Trine, Day & Co., LLP

Rancho Cucamonga, California
March 25, 2008

Appendix B-66

EPIC BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2007 AND 2006

Item 8.	Consolidated Financial Statements and Supplementary Data

	2007	2006

Assets
Cash and cash equivalents:
Cash and due from banks	$4,457,959	$3,750,262
Federal funds sold	566,541	8,525,772

Total Cash and Cash Equivalents	5,024,500	12,276,034
Interest-bearing time deposits in other financial institutions	627,387	987,305
Investment securities:
Available-for-sale	40,660,856	26,515,887
Held-to-maturity, at cost	14,514,528	21,823,305
Federal Home Loan Bank restricted stock, at cost	6,885,900	5,891,900
Pacific Coast Banker’s Bank stock, at cost	50,000	50,000
Loans receivable	469,613,486	426,006,504
Less: Allowance for loan losses	(4,914,553)	(4,671,596)

	464,698,933	421,334,908
Bank premises and equipment, net	4,653,871	5,274,915
Accrued interest receivable	3,221,249	3,297,170
Cash surrender value of bank-owned life insurance	10,387,374	—
Other assets	6,090,187	6,062,952

Total Assets	$556,814,785	$503,514,376

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Noninterest-bearing deposits	$23,254,723	$18,134,565
Interest-bearing checking deposits	6,874,465	8,432,730
Money market and saving deposits	138,275,392	150,011,698
Certificates of deposit greater than or equal to $100,000	110,587,625	129,011,093
Certificates of deposit less than $100,000	82,182,492	64,214,598

Total Deposits	361,174,697	369,804,684
Federal Home Loan Bank Advances	146,507,500	86,250,777
Junior Subordinated Debentures	13,403,000	13,403,000
Accrued interest payable and other liabilities	2,797,051	3,175,055

Total Liabilities	523,882,248	472,633,516

Commitment and Contingencies (Note 14)	—	—

Stockholders’ Equity
Common stock, no par value; 10,000,000 shares authorized; 3,818,284 and 3,960,852 shares issued and outstanding at December 31, 2007 and 2006, respectively	11,977,473	10,384,816
Additional Paid-In-Capital	663,213	381,993
Retained earnings	20,084,667	20,236,571
Accumulated other comprehensive income/(loss)	207,184	(122,520)

Total Stockholders’ Equity	32,932,537	30,880,860

Total Liabilities and Stockholders’ Equity	$556,814,785	$503,514,376

The accompanying notes are an integral part of these consolidated financial statements.

Appendix B-67

EPIC BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005

Interest Income
Interest and fees on loans	$36,096,493	$33,228,862	$26,497,787
Interest on investment securities	2,450,353	1,902,396	1,811,067
Interest on Federal funds sold	161,022	314,126	86,104
Interest on other investments	293,064	324,485	285,759
Interest on deposits in other financial institutions	40,081	44,342	43,096

Total Interest Income	39,041,013	35,814,211	28,723,813

Interest Expense
Interest expense on deposits	15,797,174	13,507,085	7,718,981
Interest expense on borrowed funds	4,561,481	3,636,467	3,266,083
Interest expense on Junior Subordinated Debentures	1,123,231	1,040,962	743,214

Total Interest Expense	21,481,886	18,184,514	11,728,278

Net Interest Income Before Provision For Loan Losses	17,559,127	17,629,697	16,995,535

Provision for Loan Losses	243,956	439,472	631,691

Net Interest Income After Provision for Loan Losses	17,315,171	17,190,225	16,363,844

Noninterest Income
Gain on sale or brokerage of loans	584,748	791,966	581,397
Net loss on sale of securities, net	—	(1,820)	—
Loan servicing	179,422	161,142	65,403
Registered Investment Advisory Services fee income	601,429	507,192	457,833
Other income	1,180,409	717,977	528,998

Total Noninterest Income	2,546,008	2,176,457	1,633,631

Noninterest Expenses
Salaries and benefits	7,335,918	7,934,800	6,449,886
Occupancy	1,468,659	1,409,557	1,164,053
Advertising	369,291	367,768	357,213
Professional	738,090	337,172	487,682
Data processing	469,495	364,223	698,329
Equipment and depreciation	900,072	850,820	571,324
Other administrative	2,083,693	1,771,318	1,533,519

Total Noninterest Expense	13,365,218	13,035,658	11,262,006

Income Before Income Taxes	6,495,961	6,331,024	6,735,469
Provision for Income Taxes	2,286,847	2,402,575	2,639,300

Net Income	$4,209,114	$3,928,449	$4,096,169

Earnings Per Share
Basic	$1.07	$0.99	$1.04

Diluted	$1.07	$0.99	$1.01

The accompanying notes are an integral part of these consolidated financial statements.

Appendix B-68

EPIC BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

			Additional Paid in Capital			Accumulated Other Comprehensive Income/(Loss)	Total Stockholders’ Equity
	Common Stock			Comprehensive Income	Retained Earnings

	Shares	Amount

Balance, January 1, 2005	3,665,702	10,159,239	—	—	13,244,716	(229,277)	23,174,678

Stock options exercised	13,961	48,449	—	—	—	—	48,449
Cash Dividends	—	—	—	—	(441,050)	—	(441,050)
Comprehensive income
Net Income for the period	—	—	—	$4,096,169	4,096,169	—	4,096,169
Unrealized security holding losses (net of $22,112 tax benefit)	—	—	—	(33,168)	—	(33,168)	(33,168)

Total Comprehensive Income				$4,063,001

Balance, December 31, 2005	3,679,663	10,207,688	—	—	16,899,835	(262,445)	26,845,078

Stock options exercised	22,068	177,128	—	—	—	—	177,128
Cash Dividends	—	—	—	—	(591,713)	—	(591,713)
Share-based compensatione expense	—	—	381,993	—	—	—	381,993
Comprehensive income
Net Income for the period	—	—	—	$3,928,449	3,928,449	—	3,928,449
Unrealized security holding gains (net of $92,556 tax benefit)	—	—	—	138,833	—	138,833	138,833
Stock issued on 7% stock dividend declared on January 26, 2007	259,121
Less reclassification adjustment for realized holding losses (net of tax benefit of $728)	—	—	—	1,092	—	1,092	1,092

Total Comprehensive Income				$4,068,374

Balance, December 31, 2006	3,960,852	$10,384,816	$381,993		$20,236,571	$(122,520)	$30,880,860

Stock options exercised	53,966	248,138	—	—	—	—	248,138
Redemption and retirement of stock	(196,216)	(2,455,627)	—	—	—	—	(2,455,627)
Cash Dividends			—	—	(559,710)	—	(559,710)
Cash paid in lieu of fractional shares of stock dividend	(318)		—	—	(1,162)	—	(1,162)
7% stock dividend declared on January 26, 2007		3,800,146			(3,800,146)		—
Share-based compensation expense	—	—	264,531	—	—	—	264,531
Excess tax benefits from share-based compensation	—	—	16,689	—	—	—	16,689
Comprehensive income
Net Income for the period	—	—	—	$4,209,114	4,209,114	—	4,209,114
Unrealized security holding gains (net of $219,803 tax expense)	—	—	—	329,704	—	329,704	329,704

Total Comprehensive Income				$4,538,818

Balance, December 31, 2007	3,818,284	$11,977,473	$663,213		$20,084,667	$207,184	$32,932,537

The accompanying notes are an integral part of these consolidated financial statements.

Appendix B-69

EPIC BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005

Cash Flows From Operating Activities
Net Income	$4,209,114	$3,928,449	$4,096,169
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and amortization of premises and equipment	908,862	825,128	538,495
Provision for loan losses	243,956	439,472	631,691
Change in Deferred income taxes	(223,000)	173,000	(212,000)
Change in deferred costs, net of amortization	413,072	995,356	800,664
Change in loan servicing asset, net of amortization	(23,607)	(94,845)	(73,775)
Net amortization of investment securities	79,215	215,688	532,471
Share Based Compensation	264,531	381,993	—
FHLB stock dividends	(281,400)	(313,000)	(282,300)
Gain on Sale of Loans	(584,748)	(791,966)	(581,397)
Loans Originated for Sale	(11,383,875)	(9,883,375)	(7,238,504)
Proceeds from Loan Sales	11,994,373	10,675,341	8,033,651
Loss on sale of investment securities	—	1,820	—
Net change in bank owned life insurance	(387,374)	—	—
Net change in accrued interest receivable and other assets	(438,819)	(2,077,510)	(2,497,328)
Excess tax benefits from share-based compensation	(16,689)	—	—
Net change in accrued interest payable and other liabilities	81,489	(297,264)	1,747,936

Net Cash Provided By Operating Activities	4,855,100	4,178,287	5,495,773

Cash Flows From Investing Activities
Loans originated or purchased, net of repayments	(43,975,298)	(40,345,292)	(58,419,952)
Principal reduction in mortgage-backed securities	12,951,039	11,794,080	18,341,689
Purchase of investment securities available for sale	(19,316,939)	(18,191,843)	—
Net change in interest earning deposits	359,918	(44,341)	56,682
Purchase of Federal Home Loan Bank stock	(2,246,500)	(117,500)	1,018,200
Redemption of Federal Home Loan Bank stock	1,533,900	736,200	—
Proceeds from sales of investment securities available for sale	—	2,036,120	—
Purchase of bank owned life insurance	(10,000,000)	—	—
Purchase of property and equipment	(287,818)	(1,393,945)	(2,539,341)

Net Cash Used By Investing Activities	(60,981,698)	(45,526,521)	(41,542,722)

Cash Flows From Financing Activities
Net increase in deposits	(8,629,987)	56,405,265	38,779,445
Net change in FHLB advances	60,256,723	(21,561,275)	(7,968,584)
Issuance of junior subordinated debentures	10,310,000	3,093,000	—
Redemption of junior subordinated debentures	(10,310,000)	—	—
Cash Dividends paid	(559,710)	(591,713)	(441,050)
Cash paid in lieu of fractional shares of stock dividend	(1,162)	—	—
Excess tax benefits from share-based compensation	16,689	—	—
Stock repurchases	(2,455,627)	—	—
Stock option exercise proceeds	248,138	177,128	48,449

Net Cash Provided By Financing Activities	48,875,064	37,522,405	30,418,260

Net Decrease in Cash and Cash Equivalents	$(7,251,534)	$(3,825,829)	$(5,628,689)
Cash and Cash Equivalents, Beginning of Year	12,276,034	16,101,863	21,730,552

Cash and Cash Equivalents, End of Year	$5,024,500	$12,276,034	$16,101,863

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest paid	$16,320,856	$18,145,932	$11,617,757

Income taxes paid	$2,200,000	$3,247,700	$3,035,000

Non-Cash Investing Activities
Net change in accumulated other comprehensive income	$329,704	$138,934	$(33,168)

The accompanying notes are an integral part of these consolidated financial statements.

Appendix B-70

EPIC BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

Note 1: Summary of Significant Accounting Policies

Nature of Operations

Epic Bancorp (the “Company”) was incorporated on December 20, 1988 and is headquartered in San Rafael, California and has two wholly owned subsidiaries, Tamalpais Bank (the “Bank”) and Tamalpais Wealth Advisors (“TWA”). The Bank conducts business as an industrial bank under the California State Banking Law and operates seven branches in Marin County, California. The Bank provides a variety of financial services to small-to-medium sized businesses and individuals and offers a full range of commercial banking services. The Bank does not have any significant concentrations to any one industry or customer. TWA offers investment advisory services and financial planning to the general community and to clients of the Bank.

The consolidated financial statements of the Company and subsidiaries are prepared in conformity with accounting principles and reporting policies generally accepted in the United States of America and prevailing practices within the banking industry. The more significant accounting and reporting policies are discussed below.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany transactions and accounts have been eliminated in consolidation.

Investment in Nonconsolidated Subsidiary

The Company accounts for its investments in its wholly owned special purpose entities, San Rafael Capital Trust I, II and III, using the equity method under which the subsidiaries’ net earnings are recognized in the Company’s statement of income.

Accounting Estimates

Certain accounting policies underlying the preparation of these financial statements require management to make estimates and judgments. These estimates and judgments may affect reported amounts of assets and liabilities, revenues and expenses, and disclosures of contingent assets and liabilities. The most significant of these involve the Allowance for Loan Losses, as discussed below under “Allowance for Loan Losses.”

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, Federal funds sold, money market mutual funds, and other investments with original maturities of less than 90 days, presenting insignificant risk of changes in value due to interest rate changes.

Investment Securities

Investments in debt and equity securities are classified as either held-to-maturity, trading, or available-for-sale. Investments classified as held-to-maturity are those that the Company has the ability and intent to hold until maturity and are reported at their remaining unpaid principal balance, net of unamortized premiums or nonaccreted discounts. Investments that are bought and held principally for the purposes of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Investments that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments, are classified as available-for-sale. These investments are carried at market value which is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and reported net of related tax and recorded as other comprehensive income and included in shareholders’ equity until realized.

The amortized cost of investment securities are adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security, using a method that approximates the effective interest method. Such amortization and accreted interest are included in interest income. Gains and losses on sales of investments are recognized based on specific identification and are included in noninterest income.

Appendix B-71

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery of fair value.

Loans

Loans are reported at their outstanding principal balances net of any unearned income, charge-offs, unamortized deferred fees and costs on originated loans and premiums and discounts on purchases loans. The Bank’s decision to hold these loans for investment is based on the Bank’s intent and ability to hold the portfolio for the foreseeable future or until maturity or payoff.

The Bank’s loans are reported at the principal amount outstanding net of deferred fees and the allowance for loan losses. Interest income is accrued daily on the outstanding loan balances using the simple interest method. Loans are placed on nonaccrual status when management believes that there is serious doubt as to the collection of principal or interest, or when they become contractually past due by 90 days or more with respect to principal or interest, except for loans that are well secured and in the process of collection. When loans are placed on nonaccrual status, any accrued but uncollected interest is reversed from current period interest income, and additional income is recorded only as payments are received. Loans are generally charged off at such time as the loan is classified as a loss. Loan origination fees, net of direct underwriting costs, are deferred and amortized to income by use of a method that approximates a level yield over the contractual lives of the related loans. If a loan is paid off prior to maturity, then the remaining unamortized deferred fee is immediately recognized to interest income.

The Bank defines a loan as impaired when it is probable the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s original effective interest rate or based on the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Since most of the Bank’s loans are collateral dependent, the calculation of the impaired loans is generally based on the fair value of the collateral. Income recognition on impaired loans conforms to the method the Bank uses for income recognition on nonaccrual loans. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. Nonaccrual loans are reinstated to accrual status when improvements in the credit quality eliminate doubt as to the full collectibility of both interest and principal.

Loans Held for Sale

Loans held for sale are reported at the lower of cost or estimated market value. Gains or losses on loan sales are recognized at the time of the sale and are determined by the difference between net sale proceeds and the net book value of the loans less the estimated fair value of any retained mortgage servicing rights.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level deemed appropriate by management to provide for known losses as well as unidentified losses in the loan portfolio. The allowance is based upon management’s assessment of various factors affecting the collectibility of the loans, including current and projected economic conditions, past credit experience, delinquency status, the value of the underlying collateral, if any, and review of the portfolio of loans and commitments.

The allowance for loan losses is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. The allowance is increased by provisions charged to expense and is reduced by net charge-offs.

Other Real Estate Owned

Other real estate owned represents real estate acquired through foreclosure and is carried at the lower of cost or fair value less estimated selling costs. There were no other real estate held by the Company at December 31, 2007 and 2006.

Investment in Affordable Housing

The Company is a limited partner in a limited partnership that invests in low-income housing projects that qualify for Federal and/or State income tax credits. The investment is recorded in other assets on the balance sheet and is accounted for using the equity method of accounting.

Appendix B-72

Loan Sales and Servicing of SBA Loans

Servicing rights are recognized separately when they are acquired through sale of loans. For sales of SBA loans prior to January 1, 2007, a portion of the cost of the loan was allocated to the servicing right based on relative fair values. The Company adopted SFAS No. 156, Accounting for Servicing of Financial Assets, on January 1, 2007, for sales of SBA loans beginning in 2007. Servicing rights are initially recorded at fair value with the income statement effect recorded in gain on sale of loans. Fair value is based on a valuation that calculates the present value of estimated future cash flows from the servicing assets. The valuation model uses assumptions that market participants would use in estimating cash flows from servicing assets, such as the cost to service, discount rates and prepayment speeds. The Company compares the valuation model inputs and results to published industry data in order to validate the model results and assumptions. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, the estimate future net servicing income of the underlying loans.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to the carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. For purposes of measuring impairment, the Company has identified each servicing asset with the underlying loan being serviced. A valuation allowance is recorded where the fair value is below the carrying amount of the asset. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and changes in the discount rates.

Servicing fee income which is reported on the income statement as servicing income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and recorded as income when earned. The amortization of servicing

Premises and Equipment

Furniture, equipment, and leasehold improvements are recorded at cost and depreciated by the straight-line method over the shorter of the estimated useful lives of the assets or lease terms. Furniture and fixtures are depreciated over 5 to 8 years, and equipment is generally depreciated over 3 to 10 years. Leasehold improvements are amortized over the terms of the leases or their estimated useful lives, whichever is shorter. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred.

Income Taxes

The Company files its income taxes on a consolidated basis with its subsidiaries. The Company accounts for income taxes in accordance with FAS 109, Accounting for Income Taxes, as interpreted by FIN 48, resulting in two components of income tax expense: current and deferred. Current income tax expense approximates taxes to be paid or refunded for the current period. The Company determines deferred income taxes using the balance sheet method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and recognizes enacted changes in tax rates and laws in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized subject to management judgment that realization is more likely than not. A tax position that meets the more likely than not recognition threshold is measured to determine the amount of benefit to recognize. The tax position is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon settlement. Interest and penalties are recognized as a component of income tax expense.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Appendix B-73

Off-Balance Sheet Financial Instruments

Derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities are required to be recognized as either assets or liabilities in the statements of financial position and measures those instruments at fair value. The Company does not currently utilize derivative instruments in its operations and does not engage in hedging activities. However, in the ordinary course of business, the Bank enters into off-balance sheet financial instruments consisting of commitments to extend credit. These financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Earnings Per Share (EPS)

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

Salary Continuation Plan

The Company has entered into salary continuation plans with certain executive officers. The liability is based on estimates involving life expectancy, length of time before retirement, appropriate discount rate, forfeiture rates and expected benefit levels. Should these estimates prove materially different from actual results, the Company could incur additional or reduced future expense.

Share-Based Compensation

On January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment,” or SFAS No. 123R, using the modified prospective method which requires that compensation cost be recognized for all share-based payment awards, (i.e., unvested stock options), based on the grant-date fair value. Prior to January 1, 2006, the Company accounted for share-based payments, under the recognition and measurement provisions of Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” or Opinion 25, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation,” or SFAS No. 123. Under the provisions of Opinion 25, compensation cost for stock options was not recognized for periods prior to January 1, 2006, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

Reclassifications

Certain amounts in prior years’ financial statements have been reclassified to conform with the current presentation. These reclassifications have no effect on previously reported net income.

Current Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 simplifies accounting for certain hybrid instruments currently governed by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” by allowing fair value remeasurement of hybrid instruments that contain an embedded derivative that otherwise would require bifurcation. SFAS No. 155 also eliminates the guidance in SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets,” which provides such beneficial interests are not subject to SFAS No. 133. SFAS No. 155 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – a Replacement of FASB Statement No. 125,” by eliminating the restriction on passive derivative instruments that qualify special-purpose entity may hold. This statement was effective for financial instruments acquired or issued after the beginning of the fiscal year 2007 and was adopted January 1, 2007. The adoption of this statement did not have a material impact on the financial condition, results of operations or cash flows.

In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (SFAS No. 156), which amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 156 requires an entity to separately recognize servicing assets and servicing liabilities and to report these balances at fair value upon inception. Future methods of assessing values can be performed using either the amortization or fair value measurement techniques. SFAS No. 156 was adopted on January 1, 2007 and did not have a material impact on the financial condition, results of operations or cash flows.

Appendix B-74

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of SFAS No. 109. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction. FIN 48 was adopted on January 1, 2007 and did not have a material impact on the Company’s financial condition.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for the Company on January 1, 2008 and is not expected to have a significant impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of SFAS No. 87, 88 106, and 132 (R) (SFAS 158). SFAS 158 requires an employer to recognize the overfunded or underfunded status of defined benefit postretirement plans as an asset or a liability in its statement of financial position. The funded status is measured as the difference between plan assets at fair value and the benefit obligation (the projected benefit obligation for pension plans or the accumulated benefit obligation for other postretirement benefit plans). An employer is also required to measure the funded status of a plan as of the date of its year-end statement of financial position with changes in the funded status recognized through comprehensive income. SFAS 158 also requires certain disclosures regarding the effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of gains or losses, prior service costs or credits, and the transition asset or obligation. The Company was required to recognize the funded status of its defined benefit postretirement benefit plans in its financial statements for the year ended December 31, 2006. The requirement to measure plan assets and benefit obligations as of the date of the year-end statement of financial position is effective for the Company’s financial statements beginning with the year ended after December 31, 2008. SFAS 158 is not expected to have a significant impact on the Company’s financial statements.

In September 2006, the SEC staff issued Staff Accounting Bulletin (SAB) No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements.” SAB 108 provides guidance on quantifying and evaluating the materiality of unrecorded misstatements. It requires the use of both the “iron curtain” and “rollover” approaches in quantifying and evaluating the materiality of a misstatement. Under the iron curtain approach the error is quantified as the cumulative amount by which the current year balance sheet is misstated. The rollover approach quantifies the error as the amount by which the current year income statement is misstated. If either approach results in a material misstatement, financial statement adjustments are required. SAB 108 was effective for the year ended December 31, 2006. At adoption, there was no impact on the Company’s financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of SFAS No. 115 (“SFAS 159”). This standard permits entities to choose to measure many financial assets and liabilities and certain other items at fair value. An enterprise will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option may be applied on an instrument-by-instrument basis, with several exceptions, such as those investments accounted for by the equity method, and once elected, the option is irrevocable unless a new election date occurs. The fair value option can be applied only to entire instruments and not to portions thereof. SFAS 159 is effective as of the beginning of an entity’s fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157, Fair Value Measurements. Management is currently evaluating the effects of adopting SFAS No. 159 on its consolidated financial statements.

In November 2007, the Securities and Exchange Commission staff issued Staff Accounting bulletin No. 109 (SAB 109). SAB 109 provides revised guidance on the valuation of written loan commitments accounted for at fair value through earnings. Former guidance under SAB 105 indicated that the expected net future cash flows related to the associated servicing of the loan should not be incorporated into the measurement of the fair value of a derivative loan commitment. The new guidance under SAB 109 requires these cash flows to be included in the fair value measurement, and the SAB requires this view to be applied on a prospective basis to derivative loan commitments issued or modified in the first quarter of 2008. The Company does not expect the application of SAB 109 in 2008 will have a significant effect on its consolidated financial statements.

Appendix B-75

In December 2007, the FASB issued SFAS 141, Revised 2007 (SFAS 141R), Business Combinations. SFAS 141R’s objective is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after December 31, 2008. The Company does not expect the implementation of SFAS 141R to have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS 160’s objective is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 shall be effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect the implementation of SFAS 160 to have a material impact on its consolidated financial statements.

Note 2: Investment Securities

At December 31, 2007 and 2006 the investment securities portfolio was comprised of securities classified as available-for-sale and held–to-maturity, in accordance with SFAS No. 115, resulting in investment securities available-for-sale being carried at fair value and investment securities held-to-maturity being carried at cost, adjusted for amortization of premiums and accretions of discounts.

The amortized cost, unrealized gains and losses, and estimated fair value of the available-for-sale investment securities as of December 31, 2007, follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Mortgage backed securities	$15,687,485	$179,925	$(132,168)	$15,735,242
U.S. Agency Securities	7,409,372	64,657	—	7,474,029
Municipal Securities	5,798,501	98,107	(17,223)	5,879,385
Collateralized Mortgage Obligation	11,420,191	152,009	—	11,572,200

Total Available-for-sale	$40,315,549	$494,698	$(149,391)	$40,660,856

The amortized cost, unrealized gains and losses, and estimated fair value of the held-to-maturity investment securities as of December 31, 2007, follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Mortgage backed securities	$14,514,528	$6,973	$(196,695)	$14,324,806

The amortized cost, unrealized gains and losses, and estimated fair value of the available-for-sale investment securities as of December 31, 2006, follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Available-for-sale
Mortgage backed securities	$13,201,781	$26,842	$(239,121)	$12,989,502
U.S. Agency Securities	5,858,456	5,698	—	5,864,154
Collateralized Mortgage Obligation	7,659,852	10,345	(7,966)	7,662,231

Total Available-for-sale	$26,720,089	$42,885	$(247,087)	$26,515,887

Appendix B-76

The amortized cost, unrealized gains and losses, and estimated fair value of the held-to-maturity investment securities as of December 31, 2006, follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Mortgage backed securities	$21,823,305	$—	$(388,828)	$21,434,477

The amortized cost and fair values of investment securities available–for-sale and held-to-maturity at December 31, 2007, by expected maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. In addition, such factors as prepayments and interest rates may affect the yield on the carrying value of mortgage-backed securities. At December 31, 2007 and 2006, the Company had no high-risk collateralized mortgage obligations as defined by regulatory guidelines.

		Securities

	Maturity	Amortized Cost	Fair Value

Available-for-Sale	1 year or less	$3,996,343	$4,012,251
	1 to 5 years	11,640,848	11,697,695
	5 to 10 years	15,508,880	15,639,866
	Over 10 years	9,169,478	9,311,044

		$40,315,549	$40,660,856

Held-to-maturity, at cost	1 year or less	$503,249	$506,485
	1 to 5 years	9,877,366	9,746,724
	5 to 10 years	—	—
	Over 10 years	4,133,913	4,071,597

		$14,514,528	$14,324,806

Appendix B-77

The Company held sixteen and twenty one investment securities that were in a loss position and are summarized and classified according to the duration of the loss period for 2007 and 2006, respectively, as outlined below.

	December 31, 2007

	< 12 continuous months		> 12 continuous months

	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

Available-for-Sale
Mortgage backed securities	$—	$—	$7,566,919	$(132,168)
Municipal Securities	1,036,240	(17,223)	—	—

Total Available-for-Sale	$1,036,240	$(17,223)	$7,566,919	$(132,168)

	December 31, 2007

	< 12 continuous months		> 12 continuous months

	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

Held-to-Maturity
Mortgage-Backed Securities	$81,241	$(108)	$12,251,385	$(196,587)

	December 31, 2006

	< 12 continuous months		> 12 continuous months

	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

Available-for-Sale
U.S. Agency Securities			$1,994,923	$(154)
Mortgage backed securities			9,187,054	(230,969)
Collateralized Mortgage Obligation	$—	$—	4,119,628	(15,964)

	$—	$—	$15,301,605	$(247,087)

	December 31, 2006

	< 12 continuous months		> 12 continuous months

	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

Held-to-Maturity
Mortgage-Backed Securities	$—	$—	$21,434,477	$(388,828)

Management periodically evaluates each investment security in an unrealized loss position to determine if the impairment is temporary or other than temporary. Management has determined that no investment security is impaired due to credit quality and no investment security is other-than-temporally impaired. This temporary impairment is attributable to general changes in short-term interest rates as measured by the U.S. Treasury yield curve. The duration of this impairment was for a period of less than twelve months.

Proceeds from sales of investment securities available-for-sale during 2007, 2006 and 2005 were $0, $2,036,120 and $0, respectively. In 2007, 2006 and 2005, gross gains on those sales were $0, respectively and gross losses on those sales were $0, $1,820 and $0, respectively. Proceeds from principal reductions of mortgage-backed securities in 2007, 2006 and 2005 were $12,951,039, $11,794,080 and $18,341,690, respectively. Included in stockholders’ equity at December 31, 2007 and 2006 were $207,184 and $122,520 of net unrealized gains and net unrealized losses (net of $219,803 estimated tax expense for 2007 and net of $66,391 estimated tax benefit for 2006).

Note 3: Loans and Allowance for Loan Losses

The majority of the Bank’s loan activity is with customers located in California, primarily in the Northern California region. Although the Bank has a diversified loan portfolio, primarily all mortgage loans are collateralized by real estate located in Northern California. Approximately 89.8% of the loans are secured by real estate.

Appendix B-78

Outstanding loans at December 31 consisted of the following:

	2007	2006

One-to-four family residential	$22,098,395	$16,742,085
Multifamily residential	123,077,151	120,286,485
Commercial real estate	246,256,927	220,048,837
Land	9,369,137	8,316,330
Construction real estate	28,987,172	33,188,054
Consumer loans	2,045,327	2,544,672
Commercial, non real estate	36,250,405	23,553,356

	468,084,514	424,679,819
Net deferred loan costs	1,528,972	1,326,685

	$469,613,486	$426,006,504

At December 31, 2007 and 2006 the Bank had two and three, respectively, loans with fixed rates of interest. There were no loans held for sale at December 31, 2007 and 2006.

Net unamortized premiums on purchased loans amounted to $305,961 and $340,450 for 2007 and 2006, respectively.

The Bank also originates Small Business Administration (“SBA”) loans. Depending on its current asset/liability strategy, the Bank may sell the guaranteed portion of the SBA loans to governmental agencies and institutional investors. The Bank generally receives a premium in excess of the adjusted carrying value of the loan at the time of sale. At December 31, 2007 and 2006 the unpaid balance of SBA loans not sold totaled $52,624,535 and $35,395,000, respectively and are included in commercial real estate loans.

Nonaccruing loans totaled $466,000 and $0 at December 31, 2007 and 2006, respectively. As of December 31, 2007, the one loan on nonaccrual was classified as impaired. If interest on nonaccrual loans had been recognized at the original interest rates, interest income would have increased $10,188, $0 and $14,123 for the years ended 2007, 2006 and 2005, respectively. No additional funds are committed to be advanced in connection with impaired loans.

The following is a summary of information pertaining to impaired loans:

	2007	2006	2005

Impaired loans with a valuation allowance	$—	$—	$—
Impaired loans without a valuation allowance	466,080	—	35,096

Total impaired loans	$466,080	$—	$35,096

Valuation allowance related to impaired loans	$—	$—	$—

Average recorded investment in impaired loans	$729,355	$—	$91,500

Cash receipts applied to reduce principal balance	$—	$—	$—

Interest income recognized for cash payments	$—	$—	$—

At December 31, 2007 and 2006, the Bank had no loans past due 90 days or more in principal or interest and still accruing interest. The Bank had no loans classified as troubled debt restructuring for December 31, 2007 and 2006.

A summary of activity in the allowance for loan losses is as follows:

	2007	2006	2005

Balance, Beginning of Year	$4,671,596	$4,232,124	$3,600,433
Provision for loan losses	243,956	439,472	631,691
Charge Offs	(999)	—	—

Balance, End of Year	$4,914,553	$4,671,596	$4,232,124

Appendix B-79

Note 4: Loan Servicing

Loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of loans serviced for others were $31,282,950 and $28,982,541 at December 31, 2007 and 2006, respectively. Included in these amounts are SBA loans sold to governmental agencies and institutional investors. At December 31, 2007 and 2006, the unpaid principal balance of SBA loans serviced for others totaled $22,784,269 and $19,446,201, respectively.

Activity for SBA servicing rights, included with other assets on the balance sheet, that are measured at amortized cost and related valuation allowance, fair value and key assumptions used to estimate the fair value are as follows:

The following summarizes servicing assets capitalized and amortized:

	For the year ended December 31,

	2007	2006	2005

Carrying Amount at Beginning of Year	$250,031	$155,186	$81,411
Additions from SBA Loan Sales	84,234	116,665	111,901
Amortization	(60,627)	(21,820)	(38,126)

	273,638	250,031	155,186
Less Valuation Allowance	—	—	—
Carrying Amount at End of Year	$273,638	$250,031	$155,186

Fair Value, Beginning of Year	392,344	228,434	97,902
Fair Value, End of Year	367,789	392,344	228,434

Discount Rates	8.00% to 8.75%	8.50% to 9.25%	6.50% to 8.25%
Prepayment Speeds	15.00% to 20.00%	15.00% to 20.00%	15.00% to 20.00%

Note 5: Premises and Equipment

Premises and equipment at December 31, 2007 and 2006 consisted of the following:

	2007	2006

Furniture and equipment	$2,615,503	$2,615,044
Leasehold improvements	5,392,318	5,248,527

	8,007,821	7,863,571
Less accumulated depreciation and amortization	3,357,057	2,588,656
Construction-in-progress	3,107	—

Total	$4,653,871	$5,274,915

Depreciation and amortization expense included in noninterest expense amounted to $908,862, $825,128 and $538,495 in 2007, 2006 and 2005, respectively.

Note 6: Investment in Affordable Housing

In 2006, the Company agreed to invest $2,000,000 in a limited liability partnership operating qualified affordable housing project to receive tax benefits. In 2007, the Company agreed to invest $2,000,000 for another limited liability partnership operating qualified affordable housing project to receive tax benefits. These low-income housing credit (“LIHC”) investments provide tax benefits to investors in the form of tax deductions from operating losses and tax credits. Based upon the Company’s contribution as stated above, in 2006 and 2007 the Company will receive 3.84% and 6.13%, respectively interest in these investments.

As of December 31, 2007 and 2006 $2,217,379 and $561,088, respectively, has been funded with a commitment to fund an additional $1,221,533 and $1,438,912, respectively for the purposes of obtaining tax credits and for Community Reinvestment Act purposes. The investment is recorded in other assets on the balance sheet and is accounted for using the equity method of accounting. Under the equity method of accounting, the Company recognizes its ownership share of the profits and losses of the fund. This investment is regularly evaluated for impairment by comparing the carrying value to the remaining tax credits expected to be received. Tax credits received from the fund are accounted for in the period earned (the flow-through method) and are included in income as a reduction of income tax expense.

Appendix B-80

The partnership must meet regulatory requirements for affordable housing for a minimum 15-year compliance period to fully utilize the tax credits. If the partnership ceases to qualify during the compliance period, the credits may be denied for any period in which the projects are not in compliance and a portion of the credits previously taken is subject to recapture with interest.

Note 7: Deposits

Following is a summary of deposits at December 31, 2007 and 2006:

	2007			2006

	Balance	Deposit Mix	Weighted Average Rate	Balance	Deposit Mix	Weighted Average Rate

Noninterest-bearing deposits	$23,254,723	6.4%	0.00%	$18,134,565	4.9%	0.00%
Interest-bearing checking deposits	6,874,465	1.9%	0.18%	8,432,730	2.3%	0.61%
Money Market and savings deposits	138,275,392	38.3%	3.55%	150,011,698	40.6%	4.48%
Certificates of deposit over $100,000	110,587,625	30.6%	4.72%	129,011,093	34.9%	5.14%
Certificates of deposit < $100,000	82,182,492	22.8%	4.77%	64,214,598	17.4%	4.97%

Total deposits	$361,174,697	100.0%	3.89%	$369,804,684	100.0%	4.49%

Interest expense on time certificates of deposits greater than $100,000 was $4,673,578, $4,711,278 and $1,319,296 for 2007, 2006 and 2005, respectively.

At December 31, 2007, the scheduled maturities of total time deposits are as follows:

Year Ending December 31,	Total

2008	$168,578,697
2009	10,090,166
2010	4,675,388
2011	5,023,029
2012	4,402,837

$192,770,117

Brokered deposits totaled $32,082,206 and $13,123,962 at December 31, 2007 and 2006, respectively, and are included as a component of certificates of deposit.

Note 8: Borrowings

Total FHLB borrowings were $146,507,500 and $86,250,777 at December 31, 2007 and 2006. The following table summarizes the borrowings:

Year Ending December 31,	Weighted Average Rate	Balance

2008	3.77%	$34,422,500
2009	4.55%	42,000,000
2010	4.52%	48,090,000
2011	4.69%	19,995,000
2012	4.64%	2,000,000

	4.43%	$146,507,500

The maximum amount outstanding at any month end for FHLB borrowings was $146,507,500 and $130,068,000, during 2007 and 2006, respectively.

Short-term borrowings consist of Federal Funds purchased and borrowings from the Federal Home Loan Bank of San Francisco (FHLB). The Company maintains collateralized lines of credit with the FHLB. The Company pledges both loans and investment securities to FHLB as needed to secure borrowings. Loans with a borrowing capacity of $228,158,068 have been pledged to secure advances of $128,085,000 and investment securities with a borrowing capacity of $25,309,353 have been pledged to secure advances of $18,422,500. Advances have a fixed rate of interest and bear interest at a weighted-average rate of 4.38% percent and range in maturity from within one day to five years. At December 31, 2007 and 2006, the Bank had unused capacity with the FHLB of $106,959,921 and $127,049,327, respectively. The Company also has available unused unsecured lines of credit totaling $20.0 million for Federal Funds transactions at December 31, 2007.

Appendix B-81

On June 27, 2002, the Company issued 30-year, $10,310,000 junior subordinated debentures. The variable rate debentures (dividends issued at a quarterly LIBOR rate plus 3.65%, not to exceed 12% prior to June 30, 2007) matures June 30, 2032 but is callable after September 30, 2007. The debentures were issued in concurrence with the Cumulative Trust Preferred Securities (the “Trust Preferred Securities”) of the San Rafael Capital Trust I, a wholly owned non-consolidated subsidiary of the Company. Proceeds of the Trust Preferred Securities were invested in the junior subordinated debentures issued by the Company. The Company has the right, assuming no default has occurred, to defer payments of interest on the junior subordinated debentures at any time for a period not to exceed ten consecutive semi-annual periods. The debenture is subordinated to the claims of depositors and other creditors of the Bank. In October 2007, the Company paid off the $10.3 million of the debentures.

During the second quarter of 2006, the Bank issued a 30-year, $3,093,000 variable rate junior subordinated debentures. The debentures were issued in concurrence with the Cumulative Trust Preferred Securities (the “Trust Preferred Securities”) of the San Rafael Capital Trust II, a wholly owned non-consolidated subsidiary of the Company. The securities mature on September 1, 2036. The junior subordinated debentures issued by the Trust is redeemable in whole or in part on or after September 1, 2011, or at any time in whole, but not in part, upon the occurrence of certain events. The interest rate on the debentures is paid quarterly at the three-month LIBOR plus 175 bps. The debenture is subordinated to the claims of depositors and other creditors of the Bank. As of December 31, 2007, the interest rate on the junior subordinated debenture was 6.87%.

During the third quarter of 2007, the Bank issued a 30-year, $10,310,000 variable rate junior subordinated debentures. The debentures were issued in concurrence with the Cumulative Trust Preferred Securities (the “Trust Preferred Securities”) of the San Rafael Capital Trust III, a wholly owned non-consolidated subsidiary of the Company. The proceeds for this security was used to pay off the debentures issued in 2002. The security matures on December 1, 2037 but is callable on December 1, 2012. The interest rate on the debenture is paid quarterly at the three-month LIBOR plus 144 basis points. The debenture is subordinated to the claims of deposits and other creditors of the Bank. As of December 30, 2007, the interest rate was 6.56%.

The Securities are included in Tier 1 capital for regulatory capital adequacy determination purposes, subject to certain limitations. The debentures are subordinated to the claims of depositors and other creditors of the Bank. The Company fully and unconditionally guarantees the obligations of the Trust with respect to the issuance of the Securities.

Note 9: Benefit Plans

Salary Continuation Plan

The Salary Continuation Plan was established in 2002 for a key employee to provide incentive for the employee to continue the employee’s current capacity. The Plan is intended to be an unfunded deferred compensation plan for a select group of management or highly compensated employees. In 2003, an additional employee was added to the Plan. The benefit under this plan for the two key employees would be equal to payments of $100,000 each per year commencing on January 1, 2005 and January 1, 2015, respectively, for a period of 15 years. The Bank has determined the net present value of both obligations to be $1,177,910 and $1,142,224 for 2007 and 2006, respectively, assuming a discount rate of seven percent, and has a recorded current year expense of $75,900 for 2007, 2006 and 2005, respectively.

401(k) Savings Plan

The Company has a 401(k) tax deferred savings plan which commenced on January 1996 and is available to all employees. Under the plan, all eligible employees may elect to defer a percentage of their annual salary, subject to limitations imposed by federal tax law. The Company matches the employee deferrals at a rate set by the Board of Directors. Matching contributions vest immediately after 90 days of employment with the Company. The Bank contributed $182,465, $193,695, and $131,104 to the plan in 2007, 2006 and 2005, respectively and are included in “salaries and benefits”.

Note 10: Bank Owned Life Insurance

In April 2007, the Bank has purchased life insurance policies on the lives of certain officers of the Bank ($10,387,374 cash surrender value at December 31, 2007) to finance employee benefit programs. The investment in the Bank owned life insurance (“BOLI”) policies are reported in “other assets” at the cash surrender value of the policies. The cash surrender value includes both the Bank’s original premiums invested in the life insurance policies and the accumulated accretion of policy income since inception of the policies. Income of $387,374 was recognized on the life insurance policies during 2007 and is reported in “other non-interest income.”

Appendix B-82

Note 11: Fair Value of Financial Instruments

SFAS No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The following table presents the carrying amounts and fair values of financial instruments at December 31, 2007 and 2006. SFAS No. 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

The estimated fair values of the Company’s financial instruments were as follows:

	2007		2006

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
Cash and cash equivalents	$5,024,500	$5,024,500	$12,276,034	$12,276,034
Investment securities	55,175,384	61,922,000	48,339,192	47,950,365
Interest-bearing deposits in other financial institutions	627,387	627,387	987,305	987,305
Federal Home Loan Bank restricted stock	6,885,900	6,885,900	5,891,900	5,891,900
Pacific Coast Banker’s Bank stock	50,000	50,000	50,000	50,000
Loans receivable, net	464,698,933	479,687,447	421,334,908	424,595,404
Bank Owned Life Insurance	10,387,374	10,387,374	—	—
Accrued interest receivable	3,221,249	3,221,249	3,297,170	3,297,170

Financial liabilities:
Deposits	361,174,697	363,873,000	369,804,684	369,916,993
Federal Home Loan Advances	146,507,500	149,422,000	86,250,777	85,596,000
Junior subordinated debentures	13,403,000	13,403,000	13,403,000	13,403,000
Accrued interest payable	30,287	30,287	317,709	317,709

	Notional Amount	Cost to Cede or Assume	Notional Amount	Cost to Cede or Assume

Off-Balance Sheet Instruments
Commitments to extend credit	$87,694,000	$876,940	$29,729,000	$297,290

          The following methods and assumptions were used by the Company in estimating fair value disclosures:

•	Cash and Cash Equivalents: Cash and cash equivalents are valued at their carrying amounts because of the short-term nature of these investments.

•	Investment Securities: Investment securities are valued at the quoted market prices, where available.

•

Interest-bearing Deposits with Other Financial Institutions: The carrying amounts of interest-bearing deposits maturing within ninety days approximate their fair values. Fair values of other interest-bearing deposits are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

•	Restricted Stock: The carrying values of restricted equity securities approximate fair values due to redemption provisions of the stock.

Appendix B-83

•

Loans: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate loans, variable rate loans with initial fixed rate periods, and variable rate loans at their contractual cap or floor rates) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

•	Bank Owned Life Insurance: The fair value of bank owned life insurance is based on the estimated realizable market value of the underlying investments and insurance reserves.

•

Deposits: The fair values disclosed for transaction accounts; for example, interest-bearing checking deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

•

Borrowings: The fair values of the Company’s long-term borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

•

Off-balance Sheet Instruments: Fair values of loan commitments and financial guarantees are based upon fees currently charged to enter similar agreements, taking into account the remaining terms of the agreement and the counterparties’ credit standing.

Note 12: Income Taxes

The current and deferred components of the income tax provision for each of the three years ended December 31 are as follows:

	2007	2006	2005

Provision for income taxes
Federal
Current	$2,147,842	$1,926,892	$2,457,286
Deferred	(164,247)	170,000	(198,000)

	1,983,595	2,096,892	2,259,286

State
Current	362,005	302,683	394,014
Deferred	(58,753)	3,000	(14,000)

	303,252	305,683	380,014

Total	$2,286,847	$2,402,575	$2,639,300

Appendix B-84

The effective tax rate of the Company for 2007, 2006, and 2005 differs from the current Federal statutory income tax rate as follows:

	2007		2006		2005

	Amount	Percent	Amount	Percent	Amount	Percent

Federal income tax at statutory rate	$2,209,000	34.0	$2,153,000	34.0	$2,290,000	34.0

State franchise taxes, net of Federal income tax benefit	226,000	3.6	227,000	3.6	255,000	3.8
Other, net	(148,153)	(2.3)	22,575	0.3	94,300	1.4

	$2,286,847	35.3	$2,402,575	37.9	$2,639,300	39.2

The following table shows the tax effect of the Company’s cumulative temporary differences as of December 31:

	2007	2006

	(In Thousands)
Deferred Tax Assets
Reserve for loan losses	$2,022	$1,923
Accruals	600	537
Investment securities valuation	—	82
Other	253	263

Total Deferred Tax Assets	2,875	2,805

Deferred Tax Liabilities
Fixed assets	422	297
Deferred loan costs	383	248
Loan fees	372	686
FHLB Stock Dividends	386	440
Investment securities valuation	138	—
Prepaid Expenses	242	207
Other	2	—

Total Deferred Tax Liabilities	1,945	1,878

Net Deferred Tax Assets	$930	$927

Based upon the level of history taxable income and projections for future taxable income over the periods during which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of the deferred tax asset.

The Company is subject to federal income tax and income tax of the state of California. The federal income tax returns for the years ended December 31, 2007, 2006 and 2005 are open to audit by the federal authorities and the California state tax returns for the years ended December 31, 2007, 2006, 2005 and 2004 are open to audit by state authorities.

The Company adopted the provisions of FASB Interpretation (FIN) No. 48, Accounting for Uncertainity in Income Taxes, on January 1, 2007. No adjustments were identified for unrecognized tax benefits that required an adjustment to the January 1, 2007 beginning tax reserve. The Company had no tax reserve for uncertain tax positions at December 31, 2007. The Company does not anticipate providing a reserve for uncertain tax positions in the next twelve months. The Company has elected to record interest and penalities related to unrecognized tax benefits in tax expense. During the years ended December 31, 2007, 2006 and 2005, neither the Bank nor the Company had an accrual for interest and penalties associated with uncertain tax positions.

Note 13: Regulatory Capital Requirements

Banks are subject to various regulatory capital requirements administered by Federal banking agencies, specifically, the Federal Deposit Insurance Corporation (FDIC). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on a Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, a Bank must meet specific capital requirements that involve quantitative measures of a Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. A Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Appendix B-85

Quantitative measures established by regulation to ensure capital adequacy requires the Bank maintain certain minimum amounts and ratios of total and Tier I capital to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). As the Company is not subject to Federal Reserve Board (FRB) supervision, management believes the capital requirements are not applicable, on a consolidated basis, to the Company. Management believes, as of December 31, 2007, the Bank meets all capital adequacy requirements to which it is subject.

As of the most recent notification, the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective acton. To be categorized as well capitalized, the Bank must maintain minimum capital ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The following table sets forth the Bank’s actual regulatory capital amounts and ratios (dollars amounts in thousands):

	Actual Capital		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in Thousands)
As of December 31, 2007:

Total capital to risk-weighted assets	$49,971	10.2%	$39,386	8.0%	$49,233	10.0%
Tier 1 capital to risk-weighted assets	45,056	9.2%	19,697	4.0%	29,545	6.0%
Tier 1 capital to average assets	45,056	8.3%	21,636	4.0%	27,044	5.0%

As of December 31, 2006:

Total capital to risk-weighted assets	$47,676	10.8%	$35,316	8.0%	$44,350	10.0%
Tier 1 capital to risk-weighted assets	43,004	9.7%	17,734	4.0%	26,600	6.0%
Tier 1 capital to average assets	43,004	8.6%	19,955	4.0%	24,944	5.0%

California State Banking Law restricts the payment of dividends. Generally, payment of dividends by the Bank is also limited under FDIC regulations. The amount that can be paid in any calendar year without prior approval of the Department of Financial Institutions cannot exceed the lesser of net profits (as defined) for the last three fiscal years less the amount of any distributions made during that three year period, or retained earnings. Under these restrictions, the Bank was able to declare dividends for the years ended December 31, 2007 and 2006. As of December 31, 2007 and 2006 the Bank had declared and paid cash dividends to the Company of $3,745,000 and $3,933,034, respectively.

Note 14: Commitments and Contingencies

The Bank has entered into thirteen operating leases with nonaffiliates for office and branch space which expire through the year 2017. Monthly payments under these thirteen leases total $75,739 with some leases having scheduled annual adjustments and other leases having annual adjustments based on the Consumer Price Index.

Future minimum rent payments under the non-cancelable operating leases and long-term debt obligations are as follows:

Year Ending December 31,

2008	$908,865
2009	807,495
2010	834,551
2011	866,283
2012	742,703
Thereafter	1,727,953

$5,887,850

The above information is given for existing lease commitments and is not a forecast of future rental expense. Rental expenses included in occupancy expense for the years ended December 31, 2007, 2006 and 2005 were $902,219, $875,569 and $789,806, respectively.

Appendix B-86

The Bank entered into sublease arrangements for portions of the leased space. Rental payments received for the years ended December 31, 2007, 2006 and 2005 were $89,754, $43,608 and $56,405, respectively.

The long term debt obligations of $13,403,000 included in the thereafter amount above may be retired prior to the contractual maturity as discussed in Note 7 of the consolidated financial statements.

The Company is not subject to any legal proceedings and claims which have arisen in the ordinary course of business.

Note 15: Concentration of Credit Risk

The majority of the Bank’s loan activity is with customers located in California, primarily in the county of Marin, San Francisco and Alameda. Although the Bank has a diversified loan portfolio, a large portion of its loans are for commercial property, and 89.8% of the Bank’s loans are secured by real estate.

The Bank’s loan portfolio presents significant geographic concentration as follows: San Francisco County 26%, Alameda County 15%, Marin County 13%, Sonoma County 9%, Contra Costa County 8%, San Mateo County 7%, Santa Clara County 5% and other 17% of loan portfolio.

Note 16: Stock Options

The Company maintains an Employee Stock Option and Stock Appreciation Plan (the “Plan”) in which options to purchase shares of the Company’s common stock, or rights to be paid based on the appreciation of the options in lieu of exercising the options, are granted at the Board of Directors’ discretion to certain employees. The Plan was originally established in 1997 and was replaced by a new Plan in 2006. The 2006 Plan terminates in 2016 and provides for a maximum of 28,890 shares (561,668 after stock splits, stock dividend and a revision to the original plan) of the Company’s common stock. Options are issued at the fair market value of the stock at the date of grant. Options expire ten years from the grant date. Options generally vest 20% on each anniversary of the grant for five years or may be subject to vesting over a specific period of time, as determined by the Board of Directors. Options have a contractual term of ten years unless a shorter period is determined by the Board of Directors.

The Company also maintains a Non-Employee Directors’ Stock Option Plan (the “Director’s Plan”). The Director’s Plan was established in 2003 and terminates in 2013. The Director’s Plan provides for the grant of options for up to 71,690 shares of Company common stock, subject to adjustment upon certain events, such as stock splits. However, at no time shall the total number of shares issuable upon exercise of all outstanding options under the Director’s Plan or any other stock option plan of the Company and the total number of shares provided for a stock bonus or similar plan of the Company exceed thirty percent (30%) of its then outstanding shares of common stock. Options are issued at the fair market value of the stock at the date of grant. The options may vest immediately or may be subject to vesting over a specific period of time, as determined by the Board of Directors. Each option will expire 10 years after the date of grant, or if sooner, upon a specified period after termination of service as a Director.

Appendix B-87

A summary of activity for the Company’s options as of December 31, 2007, 2006, and 2005 is presented below. Amounts have been restated to reflect the 7% stock dividend declared in January 2007.

	2007

	Number of Shares	Weighted average Exercise Price	Total Intrinsic Value (in thousands)	Average Remaining Contractual Term (in years)

Options outstanding, beginning of period	510,734	$11.36	—	—
Granted	80,000	$13.44	—	—
Cancelled/forfeited	(126,429)	$12.66	—	—
Exercised	(53,966)	$4.57	351	—

Options outstanding, end of year	410,339	$12.26	$488	7.22

Exercisable (vested), end of period	211,392	$11.52	$95	6.43

	2006

	Number of Shares	Weighted average Exercise Price	Total Intrinsic Value (in thousands)	Average Remaining Contractual Term (in years)

Options outstanding, beginning of period	541,321	$11.19	—	—
Granted	39,590	$13.45	—	—
Cancelled/forfeited	(46,564)	$13.10	—	—
Exercised	(23,613)	$7.50	—	—

Options outstanding, end of year	510,734	$11.36	$1,117	7.23

Exercisable (vested), end of period	259,873	$9.99	$925	6.36

	2005

	Number of Shares	Weighted average Exercise Price	Total Intrinsic Value (in thousands)	Average Remaining Contractual Term (in years)

Options outstanding, beginning of period	422,206	$10.05	—	—
Granted	161,570	$13.56	—	—
Cancelled/forfeited	(26,983)	$11.76	—	—
Exercised	(15,472)	$3.65	—	—

Options outstanding, end of year	541,321	$11.19	$2,530	8.09

Exercisable (vested), end of period	190,644	$8.60	$1,384	6.67

As of December 31, 2007 and 2006 there was $1,067,006 and $1,022,625, respectively of total unrecognized compensation cost related to non-vested share-based compensation arrangements and the weighted average period over which the cost is expected to be recognized is 2.92 years and 3.16 years, respectively.

Appendix B-88

Note 17: Share-Based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R), using the modified prospective transition method and, therefore, have not restated results for prior periods. Under this transition method, share-based compensation expense for the first quarter of 2006 included compensation expense for all share-based compensation awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provision of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123). Share-based compensation expense for all share-based compensation awards granted after January 1, 2006 is based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award. Prior to the January 1, 2006 adoption of SFAS No. 123R, the Company recognized share-based compensation expense in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB No. 107) regarding the SEC’s interpretation of SFAS No. 123R and the valuation of share-based payments for public companies. The Company has applied the provisions of SAB No. 107 in its adoption of SFAS No. 123R.

SFAS No. 123R requires that an estimate of future forfeitures be made and that compensation cost be recognized only for shares that are expected to vest. The Company estimates forfeitures and only recognizes expense for those shares expected to vest.

Certain of the Company’s share-based award grants contain terms that provide for a graded vesting schedule whereby portions of the award vest in increments over the requisite service period. As provided for under SFAS No. 123R, the Company has elected to recognize compensation expense for awards with graded vesting schedules on a straight-line basis over the requisite service period for the entire award. Additionally, SFAS No. 123R requires companies to recognize compensation expense based on the estimated number of stock options and awards for which service is expected to be rendered.

SFAS No. 123R requires that cash flows resulting from the realization of tax deductions in excess of the compensation cost recognized (excess tax benefits) are to be classified as financing cash flows. Before the adoption of SFAS No. 123R, the Company presented all tax benefits realized from the exercise of stock options as operating cash flows in the Consolidated Statement of Cash Flows. For the year ended December 31, 2007 and 2006, $248,138 and $177,128, respectively is included as the proceeds from exercise of stock options and $264,531 and $381,993, respectively is included as the compensation expense and shown as financing cash inflows and operating cash inflows, respectively, in the Consolidated Statement of Cash Flows.

The Company determines fair value at grant date using the Black-Scholes pricing model that takes into account the stock price at the grant date, exercise price, expected life of the option, volatility of the underlying stock, expected dividend yield and risk-free interest rate over the expected life of the option.

The weighted average assumptions used in the pricing model for options granted during 2007, 2006 and 2005 are noted in the following table. The expected term of options granted is derived from historical data on employee exercise and post-vesting employment termination behavior. The risk free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. Expected volatility is based on the historical volatility of the Company’s stock.

	2007	2006	2005

Risk-free interest rate	4.66%	4.89%	4.10%
Expected dividend yield	1.40%	0.82%	0.82%
Expected life in years	7	7	7
Expected price volatility	25.61%	27.18%	27.25%

The weighted average grant date fair value of options granted for 2007, 2006 and 2005 was $4.53, $4.41 and $4.61, respectively.

The Black-Scholes option valuation model requires the input of highly subjective assumptions, including the expected life of the stock based award and stock price volatility. The assumptions listed above represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if other assumptions had been used, the Company’s recorded share-based compensation expense could have been materially different from that reflected in these consolidated financial statements. In addition, the Company is required to estimate the expected forfeitures rate and only recognize expense for those shares expected to vest. If the Company’s actual forfeiture rate is materially different from the estimate, the share-based compensation expense could be materially different.

Appendix B-89

Note 18: Shareholder’s Equity

In January 2007, the Board of Directors declared a 7% stock dividend payable on February 14, 2007 to shareholders of record on January 31, 2007. Cash was paid in lieu of issuing fractional shares. Earnings per share amounts and information with respect to stock options have been restated for all years presented to reflect the stock dividends.

In 2007, the Company paid cash dividends of $0.045 in April and July 2007 and $0.05 in October 2007 per common share. In 2006, the company paid cash dividends of $0.0374 per common share for each of the four quarters in 2006. The cash dividends were recorded as a reduction to retained earnings.

Under SFAS no. 123R which was implemented in January 2006, the fair value of stock options on the grant date is recorded as an expense on the income statement with a corresponding increase in common stock. See Note 15 and 16 for further information on accounting for stock options and share-based payments. In addition, the Company recorded tax benefits on exercised stock options of $59,078. The amount is accounted for as an addition to common stock with a corresponding decrease in accrued tax liability.

In September 2007, the Company received approval from the Board of Directors to buy back up to 5%, or approximately 200,649 shares of the Company’s common stock outstanding as of July 28, 2007, as reported on the Company’s Form 10-Q filed with the SEC on August 10, 2007. The repurchase program allows the Company to purchase common shares for a period of approximately twelve months from the approval date in the open market. The Company executes these transactions pursuant to the SEC rule 10b-18. Repurchase transactions are subject to market conditions as well as applicable legal and other considerations. All shares repurchased were made in open market transactions and were part of the publicly announced repurchase program. In 2007, the Company repurchased 196,216 shares at prices ranging from $11.65 to $13.00 for a total cost of $2,468,846.

Note 19: Earnings Per Share (EPS)

Earnings per share of common stock is calculated on both a basic and diluted basis based on the weighted average number of common shares outstanding. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted from the issuance of common stock that then shared in earnings.

The following table reconciles the numerator and denominator of the Basic and Diluted earnings per share computations:

	2007	2006	2005

Net Income as Reported	$4,209,114	$3,928,449	$4,096,169
Weighted average shares:
Basic weighted average number of common shares outstanding	3,950,541	3,968,130	3,930,565
Dilutive effect of stock options	1,177	4,299	131,522

Diluted weighted average number of common shares outstanding	3,951,718	3,972,429	4,062,087

Net income per common share:
Basic	$1.07	$0.99	$1.04
Diluted	$1.07	$0.99	$1.01

Note 20: Transactions with Related Parties

In the ordinary course of business, the Bank has granted loans to, and accepted deposits from, certain directors, officers, principal shareholders and the companies with which they are associated. All such loans and deposits were made under terms which are consistent with the Bank’s normal lending and deposit policies.

An analysis of the activity with respect to related party loans during 2007 and 2006 are as follows.

	2007	2006

Outstanding Balance, beginning of the year	$520,000	$520,000
Credit granted, including renewals	1,500,000	—
Repayments	—	—

Outstanding Balance, end of year	$2,020,000	$520,000

Appendix B-90

The Bank accepts deposits from shareholders, directors and employees in the normal course of business, and the terms are comparable to those with non-affiliated parties. At December 31, 2007 and 2006, the Bank held deposits from related parties of $1,102,079 and $1,488,036, respectively.

Note 21: Financial Instruments with Off-Balance Sheet Risk

The Bank makes commitments to extend credit in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit in the form of loans or through standby letters of credit. Standby letters of credit written are confidential commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank anticipates no losses as a result of such transactions. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

The Bank is exposed to credit losses in the event of non performance by the borrower, in the contract amount of the commitment. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments and evaluates each customer’s creditworthiness on a case by case basis. The amount of collateral obtained if deemed necessary by the Bank is based on management’s credit evaluation of the borrower. Collateral held varies but primarily consists of residential and commercial property.

The Company has no outstanding standby Letters of Credit, approximately $26,475,000 in commitments to fund commercial real estate, construction, and land development loans, $23,806,000 in commitments to fund revolving, open ended lines secured by 1-4 family residential properties, and $37,413,000 in other unused commitments as of December 31, 2007. The Company has no outstanding standby Letters of Credit, approximately $8,565,000 in commitments to fund commercial real estate, construction, and land development loans, $15,911,000 in commitments to fund revolving, open ended lines secured by 1-4 family residential properties, and $5,253,000 in other unused commitments as of December 31, 2006.

At December 31, 2007 and 2006, the Bank had no contingent liabilities for letters of credit accommodations to its customers.

Note 22: Subsequent Events

On January 22, 2008, the Board of Directors of the Company declared a $0.05 per share cash dividend, payable on February 29, 2008, to shareholders of record as of February 15, 2008.

Appendix B-91

Note 23: Condensed Financial Information of Epic Bancorp (Parent Company)

	2007	2006	2005

Balance Sheets
Assets
Cash and cash equivalents	$111,166	$123,420	$224,931
Investment in subsidiary	45,781,157	43,443,282	36,392,045
Investment in nonconsolidated subsidiary	408,961	403,552	310,000
Prepaids and other assets	144,280	536,759	442,783

Total Assets	$46,445,564	$44,507,013	$37,369,759

Liabilities
Junior subordinated debentures	13,403,000	13,403,000	10,310,000
Accrued interest payable and other liabilities	110,027	223,153	214,681

Total Liabilities	13,513,027	13,626,153	10,524,681

Stockholders’ Equity
Common stock	8,840,540	10,766,809	10,207,688
Retained earnings	23,884,813	20,236,571	16,899,835
Accumulated other comprehensive (loss)	207,184	(122,520)	(262,445)

Total Stockholders’ Equity	32,932,537	30,880,860	26,845,078

Total Liabilities and Stockholders’ Equity	$46,445,564	$44,507,013	$37,369,759

Statements of Income

Equity in undistributed income of subsidiaries	$5,471,496	$5,118,465	$5,100,704
Other income	41,130	31,057	22,126
Interest expense on junior subordinated debentures	(1,123,231)	(1,040,962)	(743,214)
Other expenses	(1,095,434)	(1,078,037)	(983,447)

Income Before Income Taxes	3,293,961	3,030,523	3,396,169

Income Tax Benefit	915,153	897,926	700,000

Net Income	$4,209,114	$3,928,449	$4,096,169

Appendix B-92

EPIC BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

	2007	2006	2005

Statements of Cash Flows
Cash Flows from Operating Activities
Net income	$4,209,114	$3,928,449	$4,096,169
Adjustments to reconcile net income to net cash provided/(used) by operating activities:
Equity in undistributed income of Subsidiaries	(5,471,496)	(5,118,465)	(5,100,704)
Share-based compensation	114,545	90,146	—
Net change in assets and liabilities	504,934	(179,056)	(86,402)

Net cash used by operating activities	(642,903)	(1,278,926)	(1,090,937)

Cash Flows from Investing Activities
Capital contributions to Subsidiaries	(345,990)	(3,086,000)	(794,000)

Net cash used by investing activities	(345,990)	(3,086,000)	(794,000)

Cash Flows from Financing Activities
Repurchase of Stock	(2,455,627)	—	—
Issuance of junior subordinated debentures	—	3,093,000	—
Dividends received from Bank	3,745,000	1,585,000	2,348,034
Cash dividends paid to shareholders	(560,872)	(591,713)	(441,050)
Stock options exercised	248,138	177,128	48,449

Net cash provided by financing activities	976,639	4,263,415	1,955,433

Net (Decrease)/Increase in Cash and Cash Equivalents	(12,254)	(101,511)	70,496
Cash and Cash Equivalents, Beginning of Year	123,420	224,931	154,435

Cash and Cash Equivalents, End of Year	$111,166	$123,420	$224,931

Supplemental Cash Flow Information
Cash paid during the year for:
Interest	$1,049,121	$1,022,612	$743,214

Non-Cash Investing Activities
Net change in accumulated other comprehensive income/(loss)	$329,704	$139,925	$(33,168)

Appendix B-93